Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

dated as of May 16, 2016

by and among

Terex Corporation, as Seller,

and

Konecranes Plc, as Buyer

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.01	Certain Defined Terms	1

ARTICLE II

PURCHASE AND SALE OF MHPS SHARES; PURCHASE PRICE

ARTICLE III

CLOSING

Section 3.01	Closing	10
Section 3.02	Certain Closing Deliverables	11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties Regarding Seller	12
Section 4.02	Representations and Warranties Regarding the Business	14
Section 4.03	Representations and Warranties of Buyer	22
Section 4.04	Nature of Disclosure	28

ARTICLE V

ADDITIONAL AGREEMENTS

i

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01	Conditions to Each Party’s Obligations	45
Section 6.02	Conditions to Obligations of Seller	46
Section 6.03	Conditions to Obligations of Buyer	46
Section 6.04	Frustration of Closing Conditions	46
Section 6.05	Waiver of Closing Conditions	46

ARTICLE VII

TERMINATION

Section 7.01	Termination	46
Section 7.02	Notice of Termination	47
Section 7.03	Effect of Termination	47

ARTICLE VIII

SURVIVAL

ARTICLE IX

MISCELLANEOUS

ii

Section 9.13	Assignment	55
Section 9.14	Remedies Cumulative; Specific Performance	55
Section 9.15	Waiver	55
Section 9.16	Seller Guarantee	55

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Termination Agreement
Exhibit C	Form of French Offer Letter
Exhibit D	Form of Shareholder's Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Amended Articles of Association
Exhibit H	Form of Press Release

SCHEDULES

Schedule 1	List of Transferred Companies
Schedule 2	Seller Disclosure Letter
Schedule 3	Buyer Disclosure Letter

iii

This SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2016 (the “Agreement Date”), is made by and among Terex Corporation, a Delaware corporation (“Seller”), and Konecranes Plc, a Finnish public company limited by shares (“Buyer” and collectively with Seller, the “Parties” and each individually, a “Party”).

RECITALS

A.

Seller holds or will hold, directly or indirectly, a majority of the outstanding shares of, or ownership interests in, the entities identified as equity sellers set forth in Section 1.01 of the Seller Disclosure Letter, which together with Seller comprise the “Equity Sellers”. The Equity Sellers own 100% of the total outstanding Equity Interests (the “MHPS Shares”) of each of the companies listed on Schedule 1, except as otherwise indicated on Schedule 1 (the “Transferred Companies” and each a “Transferred Company”). The Transferred Companies and each of their Subsidiaries are referred to together as the “Group Companies” and each a “Group Company”;

B.

Seller holds or will hold, directly or indirectly, a majority of the outstanding shares of, or ownership interests in, the entities identified as asset sellers set forth in Section 1.01 of the Seller Disclosure Letter, which together with Seller comprise the “Asset Sellers” (the Asset Sellers and the Equity Sellers are together referred to as the “Sellers”). The Asset Sellers own the Acquired Assets (as defined below);

C.

The Group Companies, together with the Acquired Assets, constitute the entire business included in Seller’s “Material Handling & Port Solutions” operating segment as reflected on the consolidated financial statements of Seller and includes the brands: Demag, Crane America Services, Fantuzzi, Gottwald, Noell, Potain Poclain Manutention, Reggiane, and Donati (the “Business”);

D.

The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the MHPS Shares and the Acquired Assets on the terms and subject to the conditions set forth in this Agreement;

E.

Seller and Buyer were parties to a Business Combination Agreement, dated August 11, 2015 (the “Business Combination Agreement”), with Konecranes, Inc. and Konecranes Acquisition Company LLC, which contemplates the business combination of Seller and Buyer;

F.

Simultaneous with the execution and delivery of this Agreement, Seller, Buyer, Konecranes, Inc., and Konecranes Acquisition Company LLC have executed and delivered a termination agreement in the form attached hereto as Exhibit B (the “Termination Agreement”), terminating the Business Combination Agreement;

G.

Prior to the Closing, Seller intends to undertake an internal reorganization to ensure that all of the assets primarily related to the Business, and only such assets, will be transferred to Buyer directly or indirectly at the Closing (the “Pre-Closing Reorganization”) pursuant to the definitive Pre-Closing Reorganization Plan developed in accordance with this Agreement;

H.

The Board of Directors of Seller has approved and declared advisable this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are in the best interests of Seller and its stockholders; and

I.

The Board of Directors of Buyer has approved and declared advisable this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are in the best interests of Buyer and its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01

Certain Defined Terms. Capitalized terms used in this Agreement (including in the Recitals above and in the Schedules and Exhibits attached hereto) that are not defined herein have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE OF MHPS SHARES; PURCHASE PRICE

Section 2.01

Purchase and Sale of the MHPS Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the other Equity Sellers to, sell, transfer and deliver to Buyer (or its designated Affiliates), free and clear of any and all Liens (except Liens under applicable securities Laws), and Buyer (or its designated Affiliates) shall purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’s right, title and interest in and to the MHPS Shares.

Section 2.02

Transfer of Assets.

(a)

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and shall cause the Asset Sellers to, sell, transfer and deliver to Buyer (or its designated Affiliates), free and clear of any and all Liens (except Permitted Liens), and Buyer (or its designated Affiliates) shall purchase, acquire and accept from each Asset Seller, all of such Asset Seller’s right, title and interest in and to all of the assets, property and rights primarily or exclusively used or held for use in the conduct of the Business as of the Closing Date, which the parties agree shall include all of the Acquired Assets, but shall exclude the Excluded Assets.

(b)

As used in this Agreement, the term “Acquired Assets” shall mean all of each Asset Seller’s right, title and interest in the following assets, properties and rights owned, held or used by such Asset Seller:

(i)

the Acquired Contracts;

(ii)

all rights in all trademarks, service marks and copyrights (whether registered, applied-for or common law), the domain names, the patents, the design rights, the utility models and any applications for the foregoing set forth on Section 2.02(b) of the Seller Disclosure Letter and all other Intellectual Property of any Asset Seller to the extent primarily used in or exclusively related to the Business (collectively, together with any Intellectual Property owned by the Group Companies as of the Closing, the “Transferred Intellectual Property”);

(iii)

all inventory, raw materials, work-in-process, finished goods, supplies, spare parts and other inventories primarily related to the Business, including all such items located on any real property owned or leased by the Asset Sellers primarily related to the Business, in transit from suppliers of the Business, held for delivery by suppliers of the Business, or held on consignment by third parties on behalf of the Business;

(iv)

all real property leases set forth on Section 2.02(b)(iv) of the Seller Disclosure Letter (the “Assumed Real Property Leases”);

(v)

all real property owned by the Asset Sellers that it primarily used in the Business as set forth on Section 2.02(b)(v) of the Seller Disclosure Letter;

(vi)

all machinery, vehicles, fixtures, furniture, supplies, accessories, materials, equipment, parts, tooling, tools, molds, office equipment, computers, telephones, mobile devices and all other items of tangible personal property of the Asset Sellers, in each case, primarily related to the Business, including those items of tangible personal property set forth on Section 2.02(b) of the Seller Disclosure Letter;

(vii)

all books and records primarily related to the Business, including those books and records pertaining to customer accounts, suppliers, agents and, to the extent permitted by applicable Law, all employee and personnel records of the Continuing Employees (the “Transferred Books and Records" ”);

(viii)

the accounts and notes receivable of the Business held by the Asset Sellers, included in the Final Net Working Capital, but excluding all other intercompany receivables;

(ix)

the goodwill of the Business;

(x)

all prepaid expenses and deposits and refunds to the extent relating to the Business (other than prepaid insurance) or the Acquired Assets or arising out of the Acquired Contracts included as a current asset in the Final Net Working Capital;

(xi)

all claims, warranties, guarantees, refunds, Actions, defenses, rights of recovery, rights of set-off or counterclaim and rights of recoupment of every kind and nature, in each case to the extent primarily relating to the Business;

(xii)

all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any of the Acquired Assets or assets that would have been included in the Acquired Assets but for such damage or complete destruction, other than to the extent related to an Excluded Liability or an Excluded Asset, in each case net of any deductible and the actual out of pocket cost of repair or replacement incurred by the Seller or its Affiliates (other than the Group Companies) prior to the Closing and related administrative costs;

(xiii)

all Permits primarily used in the conduct of the Business and held by the Asset Sellers to the extent such Permits can be transferred to Buyer;

(xiv)

all accounts receivable and notes receivable of the Business, whether recorded or unrecorded;

(xv)

all prepaid expenses and deposits to the extent applicable to the Business, but only to the extent such prepaid expenses and deposits will accrue to the benefit of Buyer in respect of the Business on and following the Closing;

(xvi)

all advertising, marketing, sales and promotional materials relating primarily to the Business;

(xvii)

any refund of non-income Taxes of an Asset Seller to the extent such refund was included as a current asset in the Final Net Working Capital;

(xviii)

all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality; in each case which is used exclusively in the Business;

(xix)

to the extent provided in Section 5.18, all assets primarily relating to or arising out of Employee Plans relating to the Business Employees; and

(xx)

all other assets listed on Section 2.02(b)(xx) of the Seller Disclosure Letter.

Section 2.03

Excluded Assets.  As used in this Agreement, the term “Excluded Assets” means all assets, property, books and records, rights and privileges of any kind and any nature whatsoever of Seller and its Affiliates (other than any Group Company) other than the Acquired Assets.

Section 2.04

Assumption of Liabilities by Buyer.

(a)

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, and agree to pay or otherwise perform or discharge when due, the Assumed Liabilities.

(b)

As used in this Agreement, the term “Assumed Liabilities” means the following:

(i)

all Liabilities of any Asset Seller under the Acquired Contracts, to the extent such Liabilities are primarily related to the Business;

(ii)

all Liabilities (including all Actions) of any Asset Seller in relation to the Acquired Contracts, the Acquired Assets, the ownership of the Equity Interests of the Group Companies, or unexpired product warranties or product liabilities with respect to products or parts sold in the course of conducting the Business, in each case to the extent such Liabilities primarily relate to the Business, the Acquired Assets or the Equity Interests of the Group Companies;

(iii)

all Liabilities of any Asset Seller arising under the Assumed Real Property Leases;

(iv)

all trade accounts payable and other accrued expenses of the Business on, prior to or after the Closing Date;

(v)

all Liabilities primarily relating to or arising out of employee benefit plans or collective bargaining agreements to the extent that such plans or agreements are assumed by Buyer pursuant to this Agreement;

(vi)

any non-income Tax Liabilities of an Asset Seller to the extent such Liabilities are included in the Final Net Working Capital;

(vii)

to the extent permitted by Law, all Liabilities of any Asset Seller relating to compensation and employee benefits payable in the ordinary course of business to the Continuing Employees that are (w) due and payable on or after the Closing, (x) accrued in the Financial Information, (y) assumed pursuant to Section 5.18 or (z) without duplication, are Liabilities under the defined benefit and retiree medical benefit plans listed on Section 2.04(b)(vii) of the Seller Disclosure Letter; and

(viii)

all Liabilities of the type listed or described on Section 2.04(b)(viii) of the Seller Disclosure Letter in relation to the Business.

(c)

Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor the Group Companies, will assume or have any responsibility for any Liability of Seller or any of its Affiliates (other than, in the case of clauses (ii), (iv), (v) and (viii) below, the Group Companies) (each such Liability, an “Excluded Liability”):

(i)

to the extent arising out of (A) the operation or conduct or other activity  of any business of Seller or any Affiliate of Seller (including the Group Companies) other than the Business, including the extent to which any Acquired Contract or Contract to which the applicable Group Company is a party does not relate to the Business, or (B) the activities of the Excluded Subsidiaries not related to the Business;

(ii)

to the extent arising out of or relating to any Excluded Asset;

(iii)

that relate to, or that arise out of, the transfer of the shares in the Excluded Subsidiaries, as contemplated by the Pre-Closing Reorganization;

(iv)

relating to the employment of the Continuing Employees arising before the Closing and that are not Assumed Liabilities;

(v)

which comprise Indebtedness of Seller or any of its Affiliates (other than the Group Companies);

(vi)

that relate to any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance given by Seller or any of its Affiliates (other than the Group Companies);

(vii)

that relate to bonuses or other payments (including pursuant to any MHPS Employee Plan) to any Business Employees triggered by or accelerated upon the Transactions;  or

(viii)

listed or described on Section 2.04(c)(viii) of the Seller Disclosure Letter.

Section 2.05

Assignment of Certain Acquired Assets.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an assignment or transfer of any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of Buyer or the Asset Sellers (as applicable) thereto or thereunder, and such consent has not been obtained on or prior to the Closing. Subject to Section 5.04(a), Seller will, and will cause each of the other Asset Sellers (and to the extent practicable, their respective Affiliates) to, use its reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Acquired Asset claim, right or benefit to Buyer; provided, however, that in no event shall Seller have any obligation to pay any consent fee or make any other payment of any kind in connection with obtaining any such consent. If on the Closing Date any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or would adversely affect the rights of Buyer so that Buyer would not in fact receive all such rights, and (i) the Asset Sellers and Buyer will, subject to Section 5.04(a), cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations and bear the economic burdens associated with such Acquired Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which the Asset Sellers would enforce for the benefit of Buyer any and all of their rights against a third party associated with such Acquired Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Asset Sellers would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit, (ii) after the Closing Date, subject to Section 5.04(a), Seller will, and will cause each of the other Asset Sellers to, continue to use its reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Acquired Asset claim, right or benefit to Buyer, and, upon the receipt of such consent, will immediately transfer such Acquired Asset to Buyer.

Section 2.06

Purchase Price.

(a)

 The Transaction Consideration (as defined below and which, for the avoidance of doubt, excludes the France Purchase Price), in consideration for the sale, transfer, and delivery to Buyer of all of the MHPS Shares and the Acquired Assets, shall be as follows:

(i)

an aggregate amount in cash equal to the sum (the “Cash Consideration”) of:  (i) $820,000,000, plus (ii) the Estimated Buyer Working Capital Payment, if any, minus (iii) the Estimated Seller Working Capital Payment, if any, plus (iv) the absolute value of the amount of Estimated Net Debt, if negative, minus (v) the amount of Estimated Net Debt, if positive, minus (vi) the Estimated Divestiture Adjustment Amount, minus (vii) if the Seller has not accepted the French Offer prior to the Closing, the France Purchase Price  The Cash Consideration shall be subject to an additional adjustment after the Closing pursuant to Section2.07(c) and Section 2.07(f); and

(ii)

19,600,000 newly issued class B shares (such shares, including any additional class B shares issuable in accordance with Section 2.07(d), the “Share Consideration” and together with the Cash Consideration, the “Transaction Consideration”) of Buyer, each class B share with no nominal value (the “Class B Shares”).  The Share Consideration shall be subject to an adjustment after the Closing pursuant to Section 2.07(c).

(b)

Seller has delivered to Buyer a statement of Net Working Capital (the “Reference Date Net Working Capital”) and a statement of Net Debt (the “Reference Date Net Debt”) as of December 31, 2015 (the “Reference Date”), a copy of which is set forth in Section 2.06(b) of the Seller Disclosure Letter (the “Reference Date Balance Sheet”).  The Reference Date Balance Sheet has been prepared in accordance with U.S. GAAP using the accounting methods, policies, practices, procedures, judgments and estimation methodology used by Seller and the Business, as applicable, in the normal year-end closing process of the Business as reflected in Seller’s historical Hyperion accounts and applied consistent with past practice (the “Calculation Principles”). Seller shall provide, or use reasonable best efforts to cause to be provided, to Buyer all information reasonably requested by Buyer, including any work papers (including those prepared by Seller’s accountant) and other supporting documents, used in preparing the Reference Date Balance Sheet. The Parties agree that (i) the Reference Date Balance Sheet provides an accurate example of how the Preliminary Closing Balance Sheet and Closing Balance Sheet are to be prepared and (ii) the Reference Date Net Working Capital and the Reference Date Net Debt provide accurate examples of how Net Working Capital and Net Debt, respectively, are to be calculated for the purposes of this Agreement.

(c)

At least five (5) Business Days before the Closing, Seller shall deliver to Buyer a preliminary Closing Balance Sheet for the Business (prepared as of the end of the most recent calendar month for which balance sheet data is available in the ordinary course of business) (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet will be in the format set out in the Reference Date Balance Sheet and set forth a good faith estimate of (i) the amount of Net Working Capital (such estimate, the “Estimated Net Working Capital”) and (ii) the amount of Net Debt (such estimate, the “Estimated Net Debt”). The Preliminary Closing Balance Sheet shall be prepared using (i) the same policies and procedures (including asset valuation allowances) used in the preparation of the Reference Date Balance Sheet; and (ii) the Calculation Principles, without deviation except to reflect changes in facts or circumstances that occurred between the Reference Date Balance Sheet and the Preliminary Closing Balance Sheet.  The parties acknowledge that the sole purpose of the working capital adjustment provided in this Agreement is to ensure that the purchase price takes into account only the cash impact of the changes in working capital between the Reference Date and the Closing. Accordingly, the parties agree that none of the Preliminary Closing Balance Sheet, the Closing Balance Sheet, Net Working Capital, and Net Debt shall take into account any events to occur or occurring after the Closing.  Seller shall also prepare and deliver to Buyer a worksheet showing the difference, if any, between the Estimated Net Working Capital and the Net Working Capital Threshold. The amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Threshold is referred to herein as the “Estimated Buyer Working Capital Payment”. The amount, if any, by which the Net Working Capital Threshold exceeds the Estimated Net Working Capital is referred to herein as the “Estimated Seller Working Capital Payment”.

(d)

At least five (5) Business Days before the Closing, Buyer shall deliver to Seller a statement (the “Estimated Buyer Closing Statement”) consisting of a calculation in reasonable detail of the estimated Divestiture EBITDA and the estimated Divestiture Adjustment Amount (the “Estimated Divestiture Adjustment Amount”). Seller shall have the right to object to the amounts contained in the Estimated Buyer Closing Statement within two (2) Business Days after the delivery of the Estimated Buyer Closing Statement to Seller. Buyer shall in good faith consider the objections, if any, of Seller to the Estimated Buyer Closing Statement and, if Seller has made any reasonable objections, will re-issue an Estimated Buyer Closing Statement containing the Estimated Divestiture Adjustment Amount no later than two (2) Business Days prior to the Closing Date with any such revisions that Buyer has determined in good faith are appropriate.

Section 2.07

Post-Closing Adjustments to Purchase Price.

(a)

Buyer shall prepare, or cause to be prepared, and delivered to Seller no later than ninety (90) days after the Closing Date, (i) a statement of Net Working Capital and Net Debt, which statement (the “Closing Balance Sheet”) will be in the format set out in the Reference Date Balance Sheet, together with a worksheet setting forth in reasonable detail how the amounts reflected on the Closing Balance Sheet were calculated and showing the difference, if any, between (A) the Net Working Capital shown on the Closing Balance Sheet (Net Working Capital as finally determined in accordance with Section 2.07(b), the “Final Net Working Capital”) and the Estimated Net Working Capital and (B) the Net Debt shown on the Closing Balance Sheet (Net Debt as finally determined in accordance with Section 2.07(b), the “Final Net Debt”) and the Estimated Net Debt and (ii) a statement setting forth in reasonable detail Buyer’s calculations of Buyer 2016 Adjusted EBIT, and MHPS 2016 Adjusted EBITDA and the Share Adjustment Amount based on such calculations (the “Share Adjustment Calculation”). The Closing Balance Sheet shall be prepared using (i) the same policies and procedures (including asset valuation allowances) used in the preparation of the Reference Date Balance Sheet; and (ii) the Calculation Principles, without deviation except to reflect changes in facts or circumstances that occurred between the Reference Date Balance Sheet and the Closing Date Balance Sheet.  The parties acknowledge that the sole purpose of the working capital adjustment provided in this Agreement is to ensure that the purchase price takes into account only the cash impact of the changes in working capital between the Reference Date and the Closing.  Accordingly, the Parties agree that the Closing Balance Sheet shall not take into account any events occurring after the Closing.  In addition, the Parties agree that any amount used for purposes of determining calculating Indebtedness, Net Working Capital, intercompany payables or any other similar adjustment or as a basis for any indemnification hereunder, shall be counted only once and may not be counted in more than one adjustment hereunder.

(b)

For thirty (30) days following its receipt of the Closing Balance Sheet and the Share Adjustment Calculation, Seller shall have the right to object thereto or any portion thereof.  At all times from the date Seller receives the Closing Balance Sheet and the Share Adjustment Calculation until the final determination of the Closing Balance Sheet, Final Net Working Capital, Final Net Debt, the Share Adjustment Calculation and the Share Adjustment Amount in accordance with this Section 2.07(b), Seller and its representatives shall be permitted to review Buyer’s working papers and any working papers of Buyer’s representatives relating to the preparation of the Closing Balance Sheet or the Share Adjustment Calculation or the calculation of Net Working Capital or Net Debt shown on the Closing Balance Sheet or the calculations of Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA or the Share Adjustment Amount, as well as all books, records and other information relating to the Business, including the information relating to Net Working Capital or Net Debt shown on the Closing Balance Sheet or the calculations of Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA or the Share Adjustment Amount shown on the Share Adjustment Calculation, and Buyer shall make reasonably available to Seller and its representatives all relevant personnel of Buyer or any of its Affiliates and instruct the employees, counsel, financial advisors and the independent accountants of Buyer and its Affiliates to cooperate with Seller and its representatives in their investigation of the Closing Balance Sheet and the Net Working Capital and Net Debt shown on the Closing Balance Sheet and of the Share Adjustment Calculation and Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA and the Share Adjustment Amount shown on the Share Adjustment Calculation.  Any objection made by Seller shall be accompanied by materials showing in reasonable detail Seller’s support for its position or a reasonable basis for why it lacks sufficient information on which to make such an objection.  Seller shall be deemed to have waived any rights to object to the Closing Balance Sheet and the Share Adjustment Calculation, unless Seller furnishes its written objections to Buyer within such thirty (30) day period. During the ninety (90) days after Buyer’s receipt of Seller’s objection to the Closing Balance Sheet (the “Consultation Period”), Buyer and Seller shall seek in good faith to resolve any differences in their respective positions with respect to the Closing Balance Sheet and the Share Adjustment Calculation.  During the Consultation Period, each party shall provide the other party supporting documentation and make their respective representatives reasonably available to answer questions as to their respective positions with respect to the Closing Balance Sheet and the Share Adjustment Calculation.  If Buyer and Seller are unable to agree on the Closing Balance Sheet and the Share Adjustment Calculation within ninety (90) days after Buyer’s receipt of Seller’s written objections, Seller shall appoint a Big Four Accounting Firm, excluding any such Big Four Accounting Firm (including any of their Affiliates) that serves as the independent auditor of Seller or Buyer (such firm, the “Accountant”), to resolve all matters that remain in dispute. Buyer and Seller shall execute any agreement reasonably required by the Accountant for its engagement hereunder.  The Accountant, acting as an expert and not as an arbitrator, shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, whether (i) Net Working Capital and Net Debt shown on the Closing Balance Sheet and the Closing Balance Sheet were prepared in accordance with this Agreement, in the same manner as set forth in Section 2.07(a), and (ii) Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA and the Share Adjustment Amount shown on the Share Adjustment Calculation were prepared in accordance with this Agreement and (only with respect to the disagreements as to the disputed line items set forth in the notice of disagreement and submitted to the Accountant and any corresponding adjustment required by resolution of such adjustment, and in all instances, the Accountant’s determination for each such disputed line item must be within the range of the amounts asserted by Buyer and Seller with respect to such disputed line item) whether and to what extent, if any, Net Working Capital and Net Debt shown on the Closing Balance Sheet and the Closing Balance Sheet require adjustment to conform with the method of determination set forth in Section 2.07(a) or to correct mathematical errors and whether and to what extent, if any, Buyer 2016 Adjusted EBIT, MHPS 2016

Adjusted EBITDA and the Share Adjustment Amount shown on the Share Adjustment Calculation require adjustment to conform with the method of determination set forth in this Agreement or to correct mathematical errors, and the Accountant is not to make any other determination.  For the avoidance of doubt, the Accountant (i) shall not review any line items or make any determination with respect to any matter other than those matters that remain in dispute at the end of the Consultation Period, (ii) with respect to the Closing Balance Sheet, shall have no discretion to deviate from the calculation method set forth in Section 2.07(a) and (iii) shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent inquiry. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or Seller on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.  If there is no timely objection as provided above, the Closing Balance Sheet and Net Working Capital and Net Debt shown on the Closing Balance Sheet and Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA and the Share Adjustment Amount shown on the Share Adjustment Calculation shall be binding and final for purposes of this Agreement. If there is a timely objection as provided above, (i) the resolution of the parties as to any disputed matter and (ii) solely with respect to those matters that remain in dispute after the Consultation Period, the determination of the Accountant, in each case, shall be binding and final for purposes of this Agreement.

(c)

The amount equal to the Final Net Working Capital minus the Estimated Net Working Capital shall be referred to as the “Working Capital Difference”. The amount equal to the Final Net Debt minus the Estimated Net Debt shall be referred to as the “Net Debt Difference”. The amount equal to the Final Divestiture Adjustment Amount minus the Estimated Divestiture Adjustment Amount shall be referred to as the “Divestiture Adjustment Difference”. Within two (2) Business Days following the final determination of the Final Net Working Capital and the Final Net Debt, whether by agreement between Buyer and Seller or as otherwise set forth in Section 2.07(b), (i) (A) Buyer shall pay to Sellers an amount equal to the absolute value of the Working Capital Difference if the Working Capital Difference is a positive number, and (B) Sellers shall pay to Buyer an amount equal to the absolute value of the Working Capital Difference if the Working Capital Difference is a negative number; and (ii) (A) Sellers shall pay to Buyer an amount equal to the absolute value of the Net Debt Difference, if the Net Debt Difference is a positive number, and (B) Buyer shall pay to Sellers an amount equal to the absolute value of the Net Debt Difference, if the Net Debt Difference is a negative number.  Such amounts shall be paid, in immediately available funds, pursuant to instructions delivered by Buyer or Seller, as applicable.  Notwithstanding the foregoing, the aggregate of the respective amounts to be paid (if any) by Seller, on the one hand, and Buyer, on the other hand, under the preceding two sentences shall, if payable at the same time, be netted against each other and the party with the positive net payment obligation shall pay such net obligation amount.

(d)

Within ten (10) Business Days following the final determination of the Share Adjustment Amount, whether by agreement between Buyer and Seller or as otherwise set forth in Section 2.07(b), (i) if the Share Adjustment Amount is a positive number, Buyer shall deliver to Seller (or its designated Affiliate(s)) a number of Class B Shares equal to the Share Adjustment Amount and (ii) if the Share Adjustment Amount is a negative number, Seller (or its designated Affiliate(s)) shall surrender to Buyer a number of Class B Shares equal to the absolute value of the Share Adjustment Amount.

(e)

In the event that either Party discovers within ninety (90) days after the Closing that there exists any Seller Intercompany Balance or Group Company Intercompany Balance then such Party shall inform the other Party, in writing, of the balances so discovered, together with reasonable supporting detail therefor and such other Party will have thirty (30) days to review such information and to provide any objection to the calculations presented.  During the Consultation Period, the Parties shall seek in good faith to resolve any differences in their respective positions with respect to Seller Intercompany Balances or Group Company Intercompany Balances, and make their respective representatives reasonably available to answer questions as to their respective positions with respect to such amounts.  If the Parties are unable to agree on any such amount during the Consultation Period, then such dispute shall be referred to the Accountant and resolved in accordance with the dispute provisions set forth in Section 2.06(b).  Upon final agreement as to the Seller Intercompany Balances and Group Intercompany Balances (or upon the Accountant’s final determination thereof, which shall be final and binding on the Parties) the absolute value of the difference between all such Seller Intercompany Balances so discovered and all such Group Intercompany Balances so discovered shall be deemed for purposes of this Agreement (i) an increase to the Transaction Consideration if the Group Company Intercompany Balances are greater than the Seller Intercompany Balances and (ii) a decrease to the Transaction Consideration if the Seller Intercompany Balances are greater than the Group Company Intercompany Balances.  Such deemed adjustment shall be finalized between the Parties no later than the date on which the Closing Balance Sheet is deemed final for purposes of this Agreement in accordance with Section 2.06(c).  For purposes of this Agreement, a payable discovered after Closing in favor of the Seller or any of its Affiliates (that prior to Closing was an intercompany payable and was not taken into account in the calculations of Net Working Capital or Final Net Working Capital) shall herein be referred to as a “Seller Intercompany Balance” and a payable discovered after Closing in favor of a Group Company (that prior to Closing was an intercompany payable and was not taken into account in the calculations of Net Working Capital or Final Net Working Capital) shall herein be referred to as a “Group Company Intercompany Balance.”

(f)

From and after the Closing, each Party shall provide the other Party any documents relating to, and make their respective Representatives reasonably available to answer questions with respect to, any completed Divestiture Sale.  Seller shall prepare, or cause to be prepared, no later than ninety (90) days after the later or the Closing Date and the consummation of the final Divestiture Sale, and deliver to Buyer a statement setting forth in reasonable detail any continuing disagreements (“Divestiture Disputes”) with the Estimated Buyer Closing Statement, a calculation in reasonable detail of the Divestiture EBITDA, the Divestiture Adjustment Amount and an amount, if any, payable pursuant to this Section 2.07(f). Seller and Buyer shall attempt in good faith for thirty (30) days to resolve such Divestiture Disputes. If a resolution cannot be reached through good faith negotiation within thirty (30) days then, at the request of either Buyer or Seller, Buyer and Seller shall jointly engage and submit the unresolved Divestiture Disputes to the Accountant, and such Divestiture Disputes shall be resolved in accordance with the mechanics set forth in Section 2.07(b), applied mutatis mutandis to resolve Divestiture Disputes (such Divestiture Adjustment Amount, as agreed between Buyer and Seller or as finally determined in accordance with the mechanics set forth in Section 2.07(b), applied mutatis mutandis to resolve Divestiture Disputes, the “Final Divestiture Adjustment Amount”).  Within two (2) Business Days following the determination of the Final Divestiture Adjustment, (i) Sellers shall pay to Buyer an amount equal to the absolute value of the Divestiture Adjustment Difference, if the Divestiture Adjustment Difference is a positive number, and (ii) Buyer shall pay to Sellers an amount equal to the absolute value of the Divestiture Adjustment Difference, if the Divestiture Adjustment Difference is a negative number.

(g)

Nothing in this Section 2.07 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Seller shall have any right to dispute the Closing Balance Sheet, the Final Net Working Capital, the Final Net Debt, the Share Adjustment Calculation, Buyer 2016 Adjusted EBIT, MHPS 2016 Adjusted EBITDA, the Share Adjustment Amount or the Final Divestiture Adjustment Amount or any portion thereof once it has been finally determined in accordance with Section 2.07(b).

Section 2.08

Divestiture Proceeds.

(a)

If the Divestiture Adjustment Amount is greater than $0, then from and after the Closing, upon, as applicable, the Closing or the receipt of any Divestiture Proceeds, Buyer shall pay to Seller in U.S. dollars (converted, if necessary, at the Spot Exchange Rate) an amount equal to the Seller Divestiture Proceeds (it being agreed and understood that each time Buyer is required to make a payment under this Section 2.08(a), the Seller Divestiture Proceeds shall be calculated taking into account all Divestiture Proceeds and the amount Buyer shall be required to pay to Seller pursuant to this Section 2.08(a) shall be net of all prior payments made by Buyer to Seller pursuant to this Section 2.08(a) (excluding any amounts reimbursed by Seller pursuant to Section 2.08(b))).

(b)

If any Divestiture Sale provides for potential post-closing indemnity or other payments by Buyer, the Group Companies or any of their Affiliates and such payments are actually made, Seller agrees to reimburse Buyer from time to time for any difference in the amount that would have been paid to Seller pursuant to this Section 2.08 if the Divestiture Proceeds had been reduced by the amount of post-closing indemnity or other payments.

(c)

For purposes of this Agreement (i) “Seller Divestiture Proceeds” means an amount equal to the product of (A) the Divestiture Proceeds, multiplied by (B) a fraction, the numerator of which is the Divestiture EBITDA, minus U.S.$20,000,000 and the denominator of which is the Divestiture EBITDA; provided that in no event shall the Seller Divestiture Proceeds exceed the Divestiture Adjustment Amount; and (ii) “Divestiture Proceeds” means the aggregate amount of consideration received by Buyer or any of its Affiliates in respect of assets that are or will be the subject of a Divestiture Sale or any distributions or other proceeds received or retained from such assets net of all reasonable, documented out-of-pocket costs and expenses arising out of any Divestiture Sale (which costs and expenses shall not include any income taxes paid or required to be paid with respect thereto).  If Divestiture EBITDA is not finally determined on the date a payment is required to be made by Buyer pursuant to Section 2.08(a), the amount of such payment will be determined based on the estimated Divestiture EBITDA set forth in the Estimated Buyer Closing Statement and adjusted promptly after Divestiture EBITDA and the Final Divestiture Adjustment Amount are finally determined.

Section 2.09

Withholding Tax.  Provided that the certificates described in Section 3.02(a)(v) are timely received, the payment of any amount specified in this Agreement shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless Buyer determines that withholding is required by Law, in which case Buyer shall notify Seller in writing of such determination no later than twenty (20) Business Days prior to the Closing Date and shall provide Seller with a reasonable opportunity to provide any required information, statements, or forms, or to take such other steps as may be reasonably required, to reduce or eliminate any required withholding.  Any amount deducted and withheld in accordance with this Section 2.09 and remitted to the relevant Taxing Authority in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to the payee.

Section 2.10

Allocation of Purchase Price.

(a)

Within two (2) months following the delivery of a draft Pre-Closing Reorganization Plan in accordance with Section 5.14, Buyer and Seller shall, in good faith, seek to mutually agree a written schedule that allocates the Transaction Consideration among the Sellers according to the relative fair market values of the Acquired Assets, the MHPS Shares and the 50% interest in the DeMag JV (the “Consideration Allocation Schedule”, which term shall include any amendments made thereto in accordance with this Agreement).  In the event that the parties cannot mutually agree upon a resolution with respect to any disputed items to be included in the Consideration Allocation Schedule within two (2) months following the delivery of the draft Pre-Closing Reorganization Plan, such disagreement shall be resolved by the Accountant in the manner described in Section 2.07(b), and the Consideration Allocation Schedule shall be amended accordingly; provided, however, that any such disagreements shall be resolved no later than five (5) Business Days prior to the Closing Date.  Following the Closing, amendments to the Consideration Allocation Schedule shall be governed by the following provisions:

(i)

Any payments made after the Closing to Buyer from Sellers or from Buyer to Sellers shall be allocated among the Sellers as follows: (A) to the extent any such payment (or portion thereof) relates primarily to one or more Sellers (or to assets or one or more Subsidiaries sold by one or more Sellers), such payment (or portion thereof) shall be allocated to such Seller(s) and (B) to the extent any such payment (or portion thereof) does not relate primarily to one or more Sellers (or to assets or one or more Subsidiaries sold by one or more Sellers), such payment (or portion thereof) shall be allocated among the Sellers in proportion to the allocation of the Transaction Consideration among the Sellers in the Consideration Allocation Schedule (as of immediately prior to the payment at issue).

(ii)

The Closing Balance Sheet and the Share Adjustment Calculation shall contain an allocation among the Sellers of any transfers to be made under Section 2.07(c) and Section 2.07(d), respectively, which allocation shall be (A) made in accordance with applicable Law and clause (i) above, and (B) subject to the same timing and dispute resolution procedures as all other aspects of the Closing Balance Sheet and the Share Adjustment Calculation, as set forth in Section 2.07. The Parties shall amend the Consideration Allocation Schedule following the finalization of the Closing Balance Sheet and Share Adjustment Calculation to reflect the allocations contained therein.

(iii)

The Parties shall amend the Consideration Allocation Schedule to account for any payment made pursuant to Section 2.07(f) and Section 2.08(a), in accordance with applicable Law and clause (i) above.

(iv)

Any written notice delivered pursuant to Section 8.03(a) shall contain a proposed allocation among the Sellers of the amount claimed, in accordance with applicable Law and clause (i) above. The Parties shall work together in good faith to resolve any disputes regarding such allocation (including, if necessary, by submitting any such disputes to the Accountant for resolution in the manner described in Section 2.07(b)) prior to the disbursement of any payment in respect of the claim, and shall amend the Consideration Allocation Schedule to reflect such allocation as agreed and/or resolved in accordance with this provision.

(b)

As soon as practicable after the Closing Date, and in any event within thirty (30) days thereof, Buyer shall deliver to Seller an allocation of the purchase price (consistent with the Consideration Allocation Schedule and as determined for income tax purposes) paid to each Asset Seller and each Equity Seller that is deemed (or a parent of which is deemed with respect to such Equity Seller) for income tax purposes to sell assets (or to have its assets sold) among the assets sold by such Asset Seller or deemed sold by or with respect to such Equity Seller, in each case in accordance with applicable Law (the “Asset Allocation Schedule”, which term shall include any amendments made thereto in accordance with this Agreement, and, together with the Consideration Allocation Schedule, the “Allocation Schedules”).

(c)

Seller shall be deemed to have accepted and agreed to the Asset Allocation Schedule unless Seller objects by delivering, within fifteen (15) Business Days after receipt of the Asset Allocation Schedule, written notice to Buyer of such objection. Such notice shall specify in reasonable detail the items to which Seller objects and the basis for such objection. In the event that the parties cannot mutually agree upon a resolution with respect to such disputed items within fifteen (15) Business Days of Buyer's receipt of such notice, such disagreement shall be resolved by the Accountant in the manner described in Section 2.07(b), and the Asset Allocation Schedule shall be amended accordingly. Seller and Buyer shall cooperate in good faith to amend the Asset Allocation Schedule as required to reflect any subsequent amendments to the Consideration Allocation Schedule.  In the event that the parties cannot mutually agree upon any such amendment, such disagreement shall be resolved by the Accountant in the manner described in Section 2.07(b) and the Asset Allocation Schedule shall be amended accordingly.

(d)

Buyer and Seller agree to (i) be bound by the Allocation Schedules, (ii) act in accordance with the Allocation Schedules in the filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 (and any supplemental or amended Form 8594) with their U.S. federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax examination or Tax litigation relating thereto (and to cooperate in the preparation of any such filings), and (iii) take no position and cause its Affiliates to take no position inconsistent with the Allocation Schedules for Tax purposes, in each case, unless otherwise required by applicable Law.  For the avoidance of doubt, nothing in this Section 2.10(d) shall require a party to commence or otherwise engage in any litigation regarding the Allocation Schedules.

Section 2.11

Works Council Matters.

(a)

Seller and Buyer acknowledge that, under French labor Laws, one or more works councils of Terex Cranes France SAS and Noell Reggiane France S.à.r.l. will need to be informed and consulted with respect to the offer made by Buyer to acquire the total outstanding Equity Interests and voting rights of Terex Cranes France SAS and Noell Reggiane France S.à.r.l. (the "French Companies" "), and the French assets listed at Section 2.11(a) of the Seller Disclosure Letter (the “French Assets”), collectively, the “French Business”. Notwithstanding anything to the contrary in this Agreement, unless and until Seller has executed and delivered to Buyer the France Acceptance Notice, for the purpose of this ARTICLE II, the French Companies and the French Assets will not be considered, respectively, to be a Transferred Company or Acquired Assets.

(b)

On the terms and conditions set forth in the offer letter attached as Exhibit C hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), including the price specified therein (the “France Purchase Price”), Buyer has irrevocably offered to acquire the French Business (within the time limit set forth therein) and to have the provisions of this ARTICLE II apply to the French Business following completion of the consultation process described in Section 2.11(a). Subject to acceptance of the French Offer by Seller following completion of the consultation process described in Section 2.11(a), and upon delivery to Buyer of the executed acceptance notice attached as Schedule 2 to the French Offer Letter (the “France Acceptance Notice”), this ARTICLE II shall be effective with respect to the French Business, the French Companies shall be included in the Transferred Companies, the French Assets shall be included in the Acquired Assets and the Transaction Consideration shall be increased by the France Purchase Price (it being understood that the Transaction Consideration does not assume delivery of the France Acceptance Notice and therefore does not already include the France Purchase Price).

(c)

Buyer shall reasonably cooperate with Seller and its relevant Affiliates in connection with the applicable consultation processes described in this Section 2.11, including timely provision of any required information relating to Buyer in respect of such consultation processes.

(d)

If, as a result of the consultation process of any of the works councils, changes to this Agreement or further arrangements in connection with the Transactions are considered necessary, Seller and Buyer shall negotiate in good faith on such changes (if any) to this Agreement or further arrangements (if any) in connection with the Transactions that are appropriate, in accordance with the terms and conditions set forth in the French Offer Letter.

(e)

Seller agrees that until January 31, 2017, except pursuant to this Agreement and the French Offer, it shall not, and shall cause its Affiliates not to, sell, assign, transfer or otherwise dispose of the French Business or agree to the foregoing.

Section 2.12

Tax Treatment of Post-Closing Payments. For Tax purposes, the Parties shall treat any payments made pursuant to Section 2.07 or Section 2.08 and any indemnity payments made pursuant to ARTICLE VIII as adjustments to the Cash Consideration in accordance with the amendments to the Consideration Allocation Schedule made with respect to such payments pursuant to Section 2.10(a), except to the extent otherwise required by Law.

ARTICLE III

CLOSING

Section 3.01

Closing. The closing of the sale and purchase of the MHPS Shares and the Acquired Assets (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 40 Bank Street, London E14 5DS, United Kingdom, at 9:00 a.m. (London time) (the “Effective Time”) on the date that is five (5) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of the Closing Conditions in accordance with ARTICLE VI (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing; provided that, unless otherwise agreed by the Parties in writing, the Closing shall not occur prior to January 4, 2017 (it being agreed and understood that if the Closing occurs on January 4, 2017, the Closing shall be deemed effective as of 12:01 a.m. on January 1, 2017).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  For all purposes under this Agreement, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 3.02

Certain Closing Deliverables.

(a)

At Closing, Seller shall deliver or cause to be delivered the following documents to Buyer:

(i)

certificates representing the MHPS Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)

written resignations of any directors or officers resigning in accordance with Section 5.17;

(iii)

the certificate from Seller as set forth in Section 6.03;

(iv)

a certified copy of the board resolutions of Seller authorizing entry into this Agreement and the Transaction Agreements and the Transactions and board and shareholder resolutions, if any, of the Asset Sellers and Equity Sellers authorizing the sale of the Acquired Assets and the MHPS Shares, respectively;

(v)

a certification of non-foreign status from Seller and each of the Sellers that will transfer, or be treated as transferring for U.S. federal income tax purposes, either stock in a domestic corporation (or an entity treated as a domestic corporation) or a U.S. real property interest (within the meaning of Section 897(c) of the Code) signed by an authorized officer of such Seller that is reasonably satisfactory to Buyer and satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2);

(vi)

any deeds, bills of sale, endorsements, consents, share transfer agreements or instruments of transfer, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Acquiror all Sellers’ right, title and interest in, to and under the Acquired Assets and the MHPS Shares (the “Transfer Documents”); and

(vii)

any other documents, instruments or agreements which are reasonably requested by Buyer that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

(b)

At Closing, Buyer shall deliver the following documents to Seller:

(i)

any duly executed Transfer Documents;

(ii)

the certificate from Buyer as set forth in Section 6.02;

(iii)

a certified copy of the board resolutions of Buyer authorizing entry into this Agreement, the Transaction Agreements and the Transactions; and

(iv)

any other documents, instruments or agreements which are reasonably requested by Seller that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

(c)

At Closing, Buyer (or its designated Affiliate) shall pay the Cash Consideration by wire transfer of immediately available funds, an aggregate amount equal to the Cash Consideration in accordance with the Consideration Allocation Schedule and instructions delivered by Seller to Buyer at least two (2) Business Days prior to the Closing Date.

(d)

Buyer shall deliver to Seller (or its designated Affiliate(s)) (i) at or prior to the Effective Time, evidence that the Class B Shares constituting the Share Consideration will be registered with the Finnish Trade Register and Euroclear Finland Ltd and delivered to the Seller in accordance with Section 3.02(d)(ii), and (ii) on the Closing Date or the first Business Day following the Closing Date, the Share Consideration; provided that, in the event that Seller has consummated an Acquisition Proposal prior to Closing, subject to Section 5.07, at Closing, Buyer shall, on behalf of Seller, deliver the Share Consideration (which, in accordance with its terms, shall be converted to Buyer Ordinary Shares) to the Seller Change of Control Escrow Agent to be held on behalf of the stockholders of Seller existing immediately prior to consummation of the Acquisition Proposal in accordance with the Seller Change of Control Escrow Agreement. For the purpose of Section 3.02(d)(i), the following together shall be sufficient evidence to confirm that the Share Consideration will be registered with the Finnish Trade Register and Euroclear Finland Ltd, and delivered to the Seller in accordance with the time period set forth in Section 3.02(d)(i): (i) a resolution of the Buyer Shareholders Meeting on the issuance of the Share Consideration, (ii) a resolution of the board of directors of Buyer on the issuance of the Share Consideration, (iii) a draft confirmation by Buyer’s auditor that adequate consideration for the Share Consideration to be issued will be received as of the

Effective Time and (iv) a draft notification to the Finnish Trade Register cleared in advance with the Finnish Trade Register with respect to the issuance of the Share Consideration.

(e)

At Closing, Seller (or its designated Affiliate) shall transfer to Buyer (or its designated Affiliate) 50% of the outstanding interests in DeMag JV, such that following the Closing, Buyer (or its designated Affiliate) and Seller (or its designated Affiliate) each hold an equal interest in DeMag JV.

(f)

At Closing, Seller and Buyer shall execute and deliver:

(i)

the form of shareholder’s agreement attached hereto as Exhibit D (the “Shareholder’s
Agreement”);

(ii)

the form of transition services agreement attached hereto as Exhibit E (the “Transition Services Agreement”) and

(iii)

the form of registration rights agreement attached hereto as Exhibit F (the “Registration Rights Agreement”).

(g)

At or prior to the Effective Time, Buyer shall deliver to Seller evidence that the articles of association of Buyer have been amended in the form attached hereto as Exhibit G (the “Articles Amendment”) and duly registered in the Finnish Trade Register in such form and which shall go into force as of the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01

Representations and Warranties Regarding Seller.  Except as set forth in the disclosure letter dated as of the date hereof, delivered to Buyer by Seller on or prior to entering into this Agreement (the “Seller Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

(a)

Organization and Good Standing.  Each of the Sellers is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization.

(b)

Authorization.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Seller of this Agreement, the performance of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by all necessary action of Seller (or in respect of the actions to take place at Closing, shall have been prior to Closing).  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”). No authorization by the shareholders of Seller is required to consummate the Transactions.

(c)

No Conflicts.  Neither the execution and delivery by Seller of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation by Sellers of the Transactions (a) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Sellers (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract of the Sellers or permit, or result in any acceleration of any obligations of any party under any Contract of Seller or permit, in each case to which Seller is party to or by which Seller or its assets are bound, or (b) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of the Sellers or any Law applicable to the Sellers, except, in each of clauses (a) and (b), such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, are not reasonably expected to prevent or materially impair or delay the consummation of the Transactions.

(d)

Consents.  Other than (a) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (b) the filings and/or notices under Non-U.S. Merger Control Laws, (c) filings and/or notices under non-U.S. investment laws or regulations, (d) approvals and consents required to be obtained from the Finnish Financial Supervisory Authority (the “FSA”) and Nasdaq Helsinki, (e) as required in order to comply with state or other local securities, takeover and “blue sky” laws, (f) submission of a notification to, and review by, the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (“Exon-Florio”) (g) any approval required under the Act on the Monitoring of Foreign Acquisitions (laki ulkomaalaisten yritysostojen seurannasta; 172/2012, as amended) by the Finnish Ministry of Employment and the Economy or the Plenary Session of the Finnish Government, as applicable (“Finnish CFIUS Approval”) and (h) such other authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to prevent or materially impair or delay the consummation of any of the Transactions, no authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by the Sellers with, or obtained by the Sellers from, any U.S., non-U.S. (including Finnish) or international governmental or regulatory authority, agency, commission, bureau, court, tribunal, arbitral body or other governmental, quasi-governmental, regulatory or self-regulatory entity or authority of any nature, including Regulatory Authorities (“Governmental Entity”), in connection with the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of any of the Transactions.

(e)

Ownership of the Business and MHPS Shares.

(i)

Seller is, directly or indirectly, the record holder and Beneficial Owner of, and has good and valid title to, all of the issued and outstanding MHPS Shares, and the Transferred Companies are, directly or indirectly, the record holder and Beneficial Owner of, and have good and valid title to, all of the issued and outstanding shares of the Group Companies (other than the Transferred Companies), in each case free and clear of any Liens (except Liens under applicable securities laws).  Consummation of the Transactions will vest good and valid title to the MHPS Shares in Buyer, free and clear of any Liens (except Liens under applicable securities laws), and following consummation of the Transactions, Buyer will be the Beneficial Owner of the MHPS Shares.

(ii)

Except as required pursuant to applicable Law, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Seller or the Transferred Companies to issue or sell any Equity Interests of any of the Transferred Companies, or any Equity Interests or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of any of the Transferred Companies, and no Equity Interests or obligations evidencing such rights are authorized, issued or outstanding.

(f)

Insolvency.

(i)

Seller is not involved in any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee or any other similar or analogous proceedings under Law (“Insolvency Proceedings”).

(ii)

To the Knowledge of Seller, no order has been made, petition or application presented, notice or any other documents filed or resolution passed for the winding up of Seller or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over Seller, any Group Company or all or any of their assets or commencement of any Insolvency Proceedings.

(g)

Brokers and Finders.  Neither Seller nor any of its Affiliates has taken any action that, directly or indirectly, would obligate the Buyer or the Group Companies to pay a fee to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement.

(h)

Ownership of Buyer Ordinary Shares.  As of the date hereof, Seller is not the Beneficial Owner of any Buyer Ordinary Shares.

(i)

Share Consideration Not Registered.  Except as contemplated by the Transaction Agreements, including Section 5.06, Seller understands that the Share Consideration has not been, nor will it be at Closing, registered under the Securities Act, by reason of its issuance by Buyer in a transaction exempt from the registration requirements of the Securities Act, and that the Share Consideration must continue to be held by Seller unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(j)

Investor Status; Etc. Seller certifies and represents to Buyer that it is now, and at the time of the issuance of the Share Consideration, will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Seller’s financial condition is such that it is able to bear the risk of holding the Share Consideration for an indefinite period of time and the risk of loss of its entire investment.  Seller has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Share Consideration and has been afforded the opportunity to ask questions of and receive answers from the management of Buyer concerning this investment and has sufficient knowledge and experience in investing in companies similar to Buyer in terms of Buyer’s stage of development so as to be able to evaluate the risks and merits of its investment in Buyer.

(k)

Purchase Entirely for Own Account.  Except as contemplated by the Transaction Agreements, including Section 5.06, (i) Seller is acquiring the Share Consideration for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and (ii) Seller has not entered into an agreement or understanding with Buyer to resell or distribute such Share Consideration.

Section 4.02

Representations and Warranties Regarding the Business.  Except as set forth in the Seller Disclosure Letter (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Buyer that as of the date hereof and as of the Closing:

(a)

Organization.

(i)

Each Group Company is validly organized, in existence and duly registered under the Laws of its respective jurisdiction of organization.

(ii)

Each Group Company is qualified or otherwise authorized to act as a corporation or other form of business organization and, to the Knowledge of Seller, is in good standing (where such concept is recognized under applicable Law) under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a MHPS Material Adverse Effect and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Transactions.

(iii)

Each Group Company has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(iv)

The Business is the only material business of the Group Companies (after giving effect to the Pre-Closing Reorganization).

(b)

Title to Assets.  The Group Companies have good and valid title to, or a valid leasehold interest in, the material tangible assets (other than the Acquired Assets) used primarily in the conduct of the Business, free and clear of all Liens, other than Permitted Liens.  The Asset Sellers have good and valid title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

(c)

Sufficiency of Assets.  The assets held by the Group Companies as of Closing, together with the Acquired Assets and the rights to be provided pursuant to the Transition Services Agreement, the Kappa Demag License Agreement, and any Third Party Rights, taking into account the benefits and burdens passed to Buyer pursuant to Section 2.05(i), constitute as of the date of this Agreement, and will constitute as of the date of Closing, in all material respects the entire business included in Seller’s “Material Handling & Port Solutions” operating segment, as reflected on the consolidated financial statements of Seller, and comprise all the rights, property and tangible and Intellectual Property assets necessary in all material respects for the continued conduct of the Business after Closing in substantially the same manner as conducted as of the date of this Agreement (provided that the foregoing is not a representation as to the infringement or other violation of third-party Intellectual Property which is exclusively the subject of the representation in Section 4.02(p)(iii).

(d)

Capitalization.

(i)

Section 4.02(d)(i) of the Seller Disclosure Letter sets forth: (a) the authorized capital of each Transferred Company, (b) the number of issued and outstanding shares of capital stock of each Transferred Company, and (c) the record owners of such shares of capital stock.  All of the MHPS Shares (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable, and (C) were issued in all material respects in compliance with all applicable Laws concerning the issuance of securities.  Except as set forth in Section 4.02(d)(i) of the Seller Disclosure Letter, as of May 16, 2016, no Equity Interests in any Transferred Company were issued, reserved for issuance or outstanding.

(ii)

Except as required pursuant to applicable Law, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Transferred Company to issue or sell any shares of capital stock or other Equity Interests of such Transferred Company or its Subsidiaries or any Equity Interests or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of such Transferred Company or its Subsidiaries and no Equity Interests or obligations evidencing such rights are authorized, issued or outstanding.

(e)

Subsidiaries.  The Transferred Companies are, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Equity Interests of each of their respective Subsidiaries, each of which are listed in Section 4.02(e) of the Seller Disclosure Letter, free and clear of any Lien (other than Permitted Liens).  All of such Equity Interests so owned by the Transferred Companies have been duly authorized, validly issued, fully paid and non-assessable (and no such shares have been issued in violation of any preemptive or similar rights).

(f)

No Conflicts.  Neither the execution and delivery by Seller of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation by Seller of the Transactions contemplated hereby (a) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Transferred Companies or the Business (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract of the Transferred Companies or permit, or result in any acceleration of any obligations of any party under any Contract of any Group Company or permit, in each case to which any Group Company is a party to or by which the Group Company, or any of its respective assets, are bound, or (b) will result in any material breach or violation of, or a default under, the provisions of the Organizational Documents of any Group Company or any Law applicable to any Group Company, except, in each of clauses (a) and (b), such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, (x) have not had and are not reasonably expected to have a MHPS Material Adverse Effect and (y) are not reasonably expected to prevent or materially impair or deal the consummation of the Transactions.

(g)

Insolvency.

(i)

No Group Company is involved in any Insolvency Proceedings.

(ii)

To the Knowledge of Seller, no order has been made, petition or application presented, notice or any other documents filed or resolution passed for the winding up of any Group Company or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any Group Company or all or any of its assets or commencement of any Insolvency Proceedings.

(h)

Reports; Financial Statements.

(i)

Section 4.02(h)(i)of the Seller Disclosure Letter contains a true and complete copy of the unaudited balance sheet as of December 31, 2015, and the related unaudited statement of income for the year ended December 31, 2015, for the Business (the “Financial Information”).  The Financial Information (A) comply as to form in all material respects with U.S. GAAP consistently applied; and (B) present fairly, in all material respects, the consolidated financial position of the Business as at the dates thereof and the consolidated results of income and statement of cash flow of the Business for the periods then ended.

(ii)

Seller has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance: (i)  that transactions are recorded as necessary to permit preparation of the Financial Information, and (ii) that material information relating to the Business is made known to management of Seller.

(i)

Absence of Undisclosed Liabilities.

(i)

With respect to the Business, Seller does not have any liabilities or obligations, whether or not accrued, contingent or otherwise and required by U.S. GAAP, to be reflected on the respective consolidated balance sheet of the Business or the notes thereto, except for liabilities and obligations (a) reflected on or reserved in the Financial Information, (b) incurred in connection with this Agreement or in the Transactions, (c) incurred in the ordinary course of business consistent with past practice since December 31, 2015 or (d) that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a MHPS Material Adverse Effect.

(ii)

None of the Group Companies is party to any material “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) attributable to the Business.

(j)

Absence of Certain Changes.  From December 31, 2015 to the date of this Agreement, the Seller has conducted the Business in the ordinary course and in a manner consistent with past practice and there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in an MHPS Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2015 to the date of this Agreement and except as set forth on Section 4.02(j) of the Seller Disclosure Letter, neither Seller nor its Subsidiaries (with respect to the Business) have:

(i)

borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under Business Contracts entered into in the ordinary course of business, (iii) borrowings under lines of credit existing on such date and (iv) liabilities that would not be or would not reasonably be expected to be material to the Business (taken as a whole);

(ii)

(i) guaranteed the Indebtedness of any Person (other than a Group Company), (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it, except, in each case, that would not be or would not reasonably be expected to be material to the Business (taken as a whole);

(iii)

(i) made any material change in any Tax reporting or accounting principles, practices or policies that relate exclusively to the Business, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settled or compromised any material Tax liability of the Business; (iii) made, changed or rescinded any material Tax election that relates exclusively to the Business; (iv) surrendered any right in respect of material Taxes of the Business or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes of the Business; except, in each case, in the ordinary course of business consistent with past practice, or as would not adversely affect Buyer and its Affiliates;

(iv)

except in the ordinary course of business consistent with past practice, (i) materially increased the salary, wages or other compensation rates of any officer, employee, director or consultant, or (ii) made or granted any material increase in any MHPS Employee Plan, or amended in any material respect or terminated any existing MHPS Employee Plan, or adopted any new MHPS Employee Plan other than as required by Law or an existing contract;

(v)

sold, assigned, transferred (including transfers to any employees or Affiliates), licensed or subjected to any Lien (other than Permitted Liens) any material tangible or intangible assets or properties, other than sales of inventory in the ordinary course of business;

(vi)

commenced any new line of business or discontinued any existing line of business; or

(vii)

agreed to do any of the foregoing.

(k)

Litigation. Section 4.02(k) of the Seller Disclosure Letter sets forth all pending  Actions against any Group Company or their respective properties or assets as of the date hereof involving more than $250,000 individually or in the aggregate.  Except as set forth in Section 4.02(k) of the Seller Disclosure Letter (i) there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the Knowledge of Seller, threatened against any Group Company or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in an MHPS Material Adverse Effect; and (ii) there is no Order of any Governmental Entity outstanding against any Group Company or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in an MHPS Material Adverse Effect.

(l)

Compliance with Laws.

(i)

Seller or its Affiliates hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of the Business or ownership of the Group Companies’ properties and assets (the “Business Permits”).  To the Knowledge of Seller, each Group Company is in compliance in all material respects with the terms of the Business Permits.

(ii)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, the Business is conducted in compliance in all material respects with all Laws and Orders and each Group Company is in compliance in all material respects with its Organizational Documents.  Except as set forth in Section 4.02(l)(ii) of the Seller Disclosure Letter, since January 1, 2015, the Seller (with respect to the Business) has not received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders.

(m)

Taxes.  Except as set forth in Section 4.02(m) of the Seller Disclosure Letter or would not reasonably be expected to result in a MHPS Material Adverse Effect:

(i)

Each Group Company has (I) duly and timely filed (taking into account any timely and valid extension of time within which to file) with the appropriate Taxing Authorities all U.S. federal income and other material Tax Returns required to be filed by it in respect of any Taxes, and such Tax Returns were true, correct and complete in all material respects, (II) paid all Taxes (whether or not shown on any Tax Return) due and owing by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Financial Information, and (III) in all material respects complied with all applicable Tax Laws with respect to the withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Law.

(ii)

No Group Company has any extension or waiver of the limitation period applicable to the payment or collection of Taxes, or any extension of time within which to file any Tax Return, currently in effect.

(iii)

There are no Liens for Taxes upon the Acquired Assets, the MHPS Shares or any property or assets of any Group Company other than Permitted Liens.

(iv)

There are no requests for rulings or determinations from a Taxing Authority in respect of any Taxes or Tax Returns pending with respect to any Group Company.

(v)

No Group Company has, since January 1, 2013, (I) received a private letter ruling (or similar written determination) from any Taxing Authority or (II) entered into any “closing agreement” as described in Section 7121(a) of the Code (or similar provision of state or non-U.S. Law) with a Taxing Authority.

(vi)

No deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any Taxing Authority against any Group Company, except for deficiencies, disputes or claims which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate proceedings for which adequate reserves are reflected in the Financial Information.

(vii)

No Taxing Authority is presently conducting any audit with regard to any Taxes or Tax Returns of any Group Company.

(viii)

No written notification has been received by any Group Company that an audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to any Group Company or any Tax Return filed by or with respect to any Group Company.

(ix)

No Group Company has received written notice of any claim made by a Taxing Authority in a jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(x)

No Group Company will be required to include any material item of income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (I) “closing agreement” as described in Section 7121(a) of the Code (or similar provision of state or non-U.S. Law) with any Taxing Authority executed prior to the Closing, (II) change in method of accounting made prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing Date, (III) “intercompany transaction” (within the meaning of Treasury Regulations Section 1.1502-13(b)(1) (or similar provision of state or non-U.S. Law)) occurring prior to the Closing or any “excess loss account” (within the meaning of Treasury Regulations Section 1.1502-19 of the Code (or any corresponding or similar provision of state or non-U.S. Law)) established prior to the Closing, (IV) installment sale or open transaction disposition made before the Closing, or (V) prepaid amount received prior to the Closing.

(xi)

No Group Company is party to any tax sharing agreements, tax indemnity agreements or other similar agreements, in each case, excluding any agreement (a “Permitted Tax Agreement”) (A) exclusively between or among Group Companies or (B) entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(xii)

No Group Company (I) has been a member of an affiliated group filing consolidated income tax returns for U.S. federal, state or local income tax purposes (other than a group the common parent of which is Seller or an Affiliate thereof) or (II) has any liability for Taxes of any person (other than any of the other Group Companies) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law.

(xiii)

No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xiv)

All related party transactions involving any Group Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local law.

(xv)

No Group Company has engaged in any reportable transactions that were required to be disclosed pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(xvi)

Section 4.02(m)(xvi) of the Seller Disclosure Letter, which Seller shall provide to Buyer within seven (7) Business Days of this Agreement, shall set forth in reasonable detail an explanation of the material deferred tax liabilities on the balance sheet of the Business and their respective amounts as of December 31, 2015.

(n)

Employee Benefit Plans and Related Matters.

(i)

Section 4.02(n)(i) of the Seller Disclosure Letter separately identifies each Seller Plan and each MHPS Employee Plan.  Seller has made available to Buyer true and complete copies of all plan documents, summary plan descriptions, and any other documentation of each MHPS Employee Plan.  Each MHPS Employee Plan has been operated and administered in all respects in accordance with its terms, all applicable Laws and the terms of any applicable collective bargaining agreement; and there are no pending or, to the Knowledge of Seller, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the MHPS Employee Plans, by any employee or beneficiary covered under any MHPS Employee Plan or otherwise involving any MHPS Employee Plan (other than routine claims for benefits), in each case, except as, individually or in the aggregate, has not had or is not reasonably expected to have an MHPS Material Adverse Effect.  No event has occurred and, to the Knowledge of Seller, no condition exists that would subject any Group Company to any Tax, Lien, fine, penalty or other liability imposed by applicable Law, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Transferred Companies.

(ii)

No MHPS Employee Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of any Group Company or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person or (iii) as required under any MHPS Employee Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder.

(iii)

No MHPS Employee Plan is an equity compensation plan or otherwise provides long-term incentives to any current or former employees or directors of any Group Company.

(iv)

Section 4.02(n)(iv) of the Seller Disclosure Letter describe all material arrangements that, as a result of the negotiation or the execution of this Agreement or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following Closing), will (i) entitle any current or former director, officer, employee or independent contractor of any Group Company to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation. There is no agreement, plan or other arrangement to which Seller or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code or pursuant to any other applicable Law.

(v)

With respect to each MHPS Employee Plan:  (i) all employer and employee contributions to each MHPS Employee Plan required by Law or by the terms of such MHPS Employee Plan to have been made prior to the date hereof have been made, or, if applicable, accrued, in accordance with normal accounting practices and (ii) each MHPS Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(o)

Employees; Labor Matters.

(i)

As of the date of this Agreement, to the Knowledge of Seller, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council or other employee organization to organize any employees of any Group Company, (ii) there is no pending written demand for recognition of any employees of any Group Company made by or on behalf of any labor union, works council or other employee organization, and (iii) there is no pending petition or proceeding instituted by or on behalf of any employee or group of employees of any Group Company with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative.

(ii)

As of the date of this Agreement, to the Knowledge of Seller, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of any Group Company.

(iii)

To the Knowledge of Seller, each Group Company is in compliance with all obligations of such entity under any collective bargaining agreement, employment agreement, severance agreement, or any similar employment or labor-related agreement or understanding.

(iv)

As of date hereof, (i) each Group Company has consulted with or informed, as applicable, each labor union, trade union, labor organization, works council or employee representative body with respect to which such entity was subject to any material legally binding requirement to inform or consult in connection with the Transactions, (ii) no Group Company is subject to any material legally binding requirement to provide employee representation on its boards of directors or similar governing body and (iii) no Group Company is in noncompliance with any material legally binding requirement to inform or consult with any labor union, trade union, labor organization, works council or employee representative body with respect to the Transactions.

(p)

Intellectual Property.

(i)

Section 4.02(p)(i) of the Seller Disclosure Letter sets forth a complete and accurate list of the Transferred Intellectual Property as of the date hereof that is registered with a Governmental Entity or a domain registrar, or for which an application for registration has been filed and is pending.  To the Knowledge of Seller, Seller and its Subsidiaries (including the Group Companies) are the sole and exclusive beneficial and record owner of all of the Intellectual Property set forth in Section 4.02(p)(i) of the Seller Disclosure Letter.

(ii)

There are no pending, or to the Knowledge of Seller, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the Business infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging the Seller or its Subsidiaries’ ownership, use, validity, enforceability, or registrability of any Intellectual Property relating to the Business, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a MHPS Material Adverse Effect.

(iii)

As of the date of this Agreement, to the Knowledge of Seller, neither the Seller nor its Subsidiaries (with respect to the Business) are infringing upon, misappropriating, or otherwise violating any Intellectual Property of any other Person, except for such infringements, misappropriations or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a MHPS Material Adverse Effect.

(iv)

As of the date of this Agreement, to the Knowledge of Seller, no third party is misappropriating, infringing, or otherwise violating any Intellectual Property owned by the Seller or its Subsidiaries used in the Business, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a MHPS Material Adverse Effect.

(q)

Contracts.  Except for the MHPS Employee Plans, each of the following contracts, agreements or arrangements of Seller or its Subsidiaries (with respect to the Business) in effect as of the date of this agreement are set forth in Section 4.02(q)(i) of the Seller Disclosure Letter:

(i)

any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other agreement relating to indebtedness or extension of credit exceeding $2 million individually, other than trade receivables;

(ii)

any joint venture, partnership, limited liability or other similar agreement that terminates by its terms, gives the counterparty a right to terminate, or requires the consent of the counterparty thereto, in connection with the transactions contemplated by this Agreement;

(iii)

any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material portion of the Business or any material real property (whether by merger, sale of stock, sale of assets or otherwise) occurring in the three (3) years prior to the date hereof;

(iv)

any agreement relating to capital expenditures and involving future payments exceeding $1 million individually;

(v)

any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Seller  and its Subsidiaries (with respect to the Business) may engage or the manner or locations in which any of them may so engage, including any covenant not to compete, or that could require the disposition of any material assets or line of business of Seller or its Subsidiaries (with respect to the Business);

(vi)

any agreement (excluding purchase orders) that involves performance of services or delivery of goods or materials by or to Seller or its Subsidiaries (with respect to the Business) of an amount or value in excess of $5 million individually;

(vii)

any material dealer, distribution, joint marketing, joint venture, partnership, revenue sharing, merchant, strategic alliance, affiliate or development agreement or outsourcing arrangement outside of the ordinary course of business;

(viii)

any agreement regarding a material leasehold or similar interest held by Seller or its Subsidiaries or used or occupied in connection with the Business;

(ix)

any material agreement with any Governmental Entity; or

(x)

any agreements involving payments by, or amounts due to Seller or its Subsidiaries (with respect to the Business) in excess of $2 million that are not cancelable within 180 calendar days or that are cancelable but cancellation would entail a penalty, cost or other liability in excess of $2 million.

The agreements, arrangements and plans that are required to be set forth in Section 4.02(q) of the Seller Disclosure Letter are referred to herein as the “Business Contracts”.  Subject to the Bankruptcy and Equity Exception, each Business Contract is a valid and binding agreement of Seller or its Subsidiaries, as applicable, and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect.  Except as would not result in or would not reasonably be expected to result in a MHPS Material Adverse Effect, (i) neither Seller nor its Subsidiaries are in default or breach in any material respect under the terms of any such Business Contract or any Contract evidencing financial indebtedness, (ii) since January 1, 2016, neither Seller nor its Subsidiaries have waived any right or relinquished any benefit under any such Business Contract or any Contract evidencing financial indebtedness, and (iii) no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Seller or its Subsidiaries under such Business Contract or any Contract evidencing financial indebtedness.  True, correct and complete copies of each Business Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Buyer.

(r)

Affiliate Transactions; Inter-company Transactions.  Except for compensation and benefits provided to employees in the ordinary course of business, or disclosed in the Financial Information, (A) no officer, director, manager, partner, employees or other Affiliate of the Group Companies (other than the Asset Sellers) or, to the Knowledge of Seller, any Affiliate or family member of any such officer, director, manager, employee or partner is a party to any material Contract with the Group Companies or has any material interest in any property used by the Group Companies, and (B) there is no indebtedness owing to the Group Companies by any such officer, director, manager, partner, employees or other Affiliate of the Group Companies or any Affiliate or family member of any such officer, director, manager, employee or partner of the Group Companies.

(s)

Property.  The buildings, plants, structures and material equipment owned or leased in the Business are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and none of such buildings, plants, structures, or equipment is in need of material maintenance or repairs other than ordinary, routine maintenance, except, in each case, as would not result in or would not reasonably be expected to result in a MHPS Material Adverse Effect.  Except as would not result in or would not reasonably be expected to result in a MHPS Material Adverse Effect, Seller or its Subsidiaries (with respect to the Business) owns good, sole and exclusive title to, or hold pursuant to valid and enforceable leases of, all of the material personal property shown to be owned or leased by it in the Financial Information or purchased, leased or otherwise acquired since December 31, 2015, free and clear of all Liens, except for Permitted Liens.  There are no material Shared Assets other than as identified in Section 4.02(s) of the Seller Disclosure Letter.  Except as would not result in or would not reasonably be expected to result in a MHPS Material Adverse Effect, all tangible personal property owned or leased by the Group Companies is in its possession and subject to its control.

(t)

Order Book.  Seller has delivered to Buyer a true, complete and correct list of all firm orders of the Business (such order list being referred to as the “Order Book”) dated as of the date hereof, and the U.S. dollar amount represented by each such order as of March 31, 2016.  Except as set forth on Section 4.02(t) of the Seller Disclosure Letter, (i) the orders listed in the Order Book have financial terms (including margin) that are consistent with past practice and (ii) no material portion of the orders listed in the Order Book have been canceled, and, to the Knowledge of Seller, there are no threats of cancellation with respect to any material portion of such orders.

(u)

Customers.  Section 4.02(u) of the Seller Disclosure Letter lists the ten (10) largest customers of the Business measured by revenue for the year ended December 31, 2015.  To the Knowledge of Seller, neither Seller nor its Subsidiaries (with respect to the Business) have received prior to the date of this Agreement any written notice that any such customer intends to terminate, materially reduce or materially change the pricing, terms or amount of business.

(v)

Suppliers.  Section 4.02(v) of the Seller Disclosure Letter lists the ten (10) largest vendors of the Business measured by expenditure for the year ended December 31, 2015.  To the Knowledge of Seller, neither Seller nor its Subsidiaries (with respect to the Business) have received prior to the date of this Agreement any written notice that any such supplier intends to terminate, materially reduce or materially change the pricing, terms or amount of business.

(w)

Product Liability.  Except as set forth on Section 4.02(w) of the Seller Disclosure Letter or as reserved against in the Financial Information, as of the date of this Agreement: (a) there is no lawsuit involving a product of the Group Companies or the Business which is pending or, to the Knowledge of Seller, threatened, by any Person, (b) there is no written formal claim involving a product of the Group Companies or the Business which is pending or, to the Knowledge of the Seller, threatened, by any Person that would reasonably be expected to be material to the operation of the Business, taken as a whole, and (c) there is no outstanding or currently planned (by Seller and its Affiliates or the Group Companies) post-sale warning or product recall of a material nature conducted by or on behalf of the Business concerning any product of the Business.

(x)

Environmental Laws.

(i)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, Seller and each of its Subsidiaries (with respect to the Business) have been, for the past three (3) years, and are, in compliance with all material applicable Environmental Laws.  Seller and each of its Subsidiaries (with respect to the Business) have obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in compliance with all Environmental Permits necessary for the ownership and operation of the Business and the facilities used in the Business.  All such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

(ii)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, no written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or Order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Seller or any of its Subsidiaries (with respect to the Business), nor, to the Knowledge of Seller, are any such notices threatened.

(iii)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, no Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of Seller, formerly owned, leased, operated or used by Seller or any of its Subsidiaries (with respect to the Business), or (ii) to the Knowledge of Seller, arising from the operations of, or products manufactured, sold or distributed by, Seller or any of its Subsidiaries (with respect to the Business), in each case, in a manner that is reasonably likely to result in a claim pursuant to applicable Environmental Law against Seller or any of its Subsidiaries (with respect to the Business).

(iv)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, there are no claims pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (with respect to the Business) by any employees of such entity alleging exposure to Hazardous Substances arising from or as the result of their employment with such entity in connection with the Business.

(v)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, neither Seller nor any of its Subsidiaries (with respect to the Business) is subject to any Orders and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(vi)

Except as has not resulted in or would not reasonably be expected to result in a MHPS Material Adverse Effect, there are no former operations of Seller or its Subsidiaries (with respect to the Business) that are the subject of a pending claim, proceeding, action, investigation, or Order against Seller or any of its Subsidiaries (with respect to the Business) pursuant to applicable Environmental Law and, to the Knowledge of Seller, no events, actions or operations associated with such former operations or Subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against Seller or any of its Subsidiaries (with respect to the Business).

(y)

Insurance.  Seller and its Subsidiaries (with respect to the Business) maintain policies of insurance in such amounts and against such risks as are customary in the industry and country in which such entity operates.  Except as would not, individually or in the aggregate, reasonably be expected to result in an MHPS Material Adverse Effect, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the Transactions.

(z)

No Other Representations and Warranties of Buyer.  Seller acknowledges and agrees that, except for the representations and warranties made by Buyer in Section 4.03 (as modified by the Buyer Disclosure Letter), neither Buyer nor any other Person makes any representation or warranty with respect to Buyer, any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, Seller acknowledges and agrees that, neither Buyer nor any other Person makes or has made any representation or warranty to Seller or any of its Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Buyer, any of its Affiliates or their respective businesses, or (ii) except for the representations and warranties made by Buyer in Section 4.03 hereof (as modified by the Buyer Disclosure Letter), any oral or written information presented to Seller or any of its Affiliates in the course of their due diligence investigation of Buyer and its Affiliates, the negotiation of this Agreement or the course of Transactions.  Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Buyer and its Affiliates have specifically disclaimed and do hereby specifically disclaims any such other representations and warranties.

Section 4.03

Representations and Warranties of Buyer.  Except as set forth in the disclosure letter dated as of the date hereof, delivered to Seller by Buyer on or prior to entering into this Agreement (the “Buyer Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face) and except as disclosed in any report, schedule, form, statement or other document of Buyer published prior to the date hereof and on or after January 1, 2015 and publicly available through NASDAQ Helsinki, as the officially appointed mechanism for storing regulated information in Finland (collectively, the “Buyer Reports”) (other than disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Buyer Report or any other disclosure in any Buyer Report to the extent that such disclosure is similarly predictive or forward-looking in nature), Buyer represents and warrants to Seller as follows:

(a)

Organization and Good Standing.  Buyer is an entity duly organized, validly existing under the laws of Finland.  Each Subsidiary of Buyer (the “Buyer Subsidiaries”) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Buyer Material Adverse Effect and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Transactions.  Each of Buyer and the Buyer Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Buyer Material Adverse Effect and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Transactions.

(b)

Capitalization.

(i)

As of May 15, 2016, the issued share capital of Buyer consists of 63,272,342 ordinary shares (including 4,521,333 treasury shares), each with no nominal value (the “Buyer Ordinary Shares”).  As of May 15, 2016, no shares of capital stock or other equity interests in Buyer were issued, reserved for issuance or outstanding.

(ii)

Except as disclosed in Section 4.03(b)(ii) of the Buyer Disclosure Letter, all outstanding Buyer Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable.  Except as required pursuant to applicable Law, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Buyer to issue or sell any shares of capital stock or other Equity Interests of Buyer or its Subsidiaries, or any Equity Interests or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of Buyer or its Subsidiaries, and no Equity Interests or obligations evidencing such rights are authorized, issued or outstanding.

(c)

Subsidiaries.  Except as disclosed in Section 4.03(c) of the Buyer Disclosure Letter, Buyer is, directly or indirectly, the record and Beneficial Owner of (a) all of the outstanding Equity Interests of each Buyer Subsidiary free and clear of any Lien (other than Permitted Liens) and any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities).  All of such Equity Interests so owned by Buyer have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

(d)

Authorization.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject only to the approval by a vote of the holders of at least two-thirds of the votes cast and the Buyer Ordinary Shares represented at the Buyer Shareholders Meeting of all of the following voted on together in a single decision: (i) the approval of the Articles Amendment and (ii) the authorization of the Board of Directors of Buyer to effect the issuance of the Share Consideration at Closing and the related resolution of the Board of Directors on such issuance (the shareholder approval requirements set forth in clauses (i) and (ii) together, the “Buyer Requisite Vote”). The execution and delivery by Buyer of this Agreement, the performance of its obligations hereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary action of Buyer (or in respect of the actions to take place at Closing, shall have been prior to Closing).  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e)

No Conflicts.  Neither the execution and delivery by Buyer of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation by Buyer of the Transactions (A) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Buyer (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract of Buyer or permit, or result in any acceleration of any obligations of any party under any Contract of Buyer or permit, in each case to which Buyer is party to or by which Buyer or its assets are bound, (b) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of Buyer, or (c) will result in any violation of any Law applicable to Buyer, except, in each of clauses (a) and (c), such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, (1) have not had and are not reasonably expected to have a Buyer Material Adverse Effect and (2) are not reasonably expected to prevent or materially impair or delay the consummation of any of the Transactions.

(f)

Consents.  Other than (a) the filings and/or notices under the HSR Act, (b) the filings and/or notices under Non-U.S. Merger Control Laws, (c) filings and/or notices under non-U.S. investment laws or regulations, (d) approvals and consents to be obtained from the FSA and Nasdaq Helsinki, (e) as required in order to comply with state or other local securities, takeover and “blue sky” laws, (f) submission of a notification to, and review by, CFIUS pursuant to Exon-Florio, (g) the Finnish CFIUS Approval, and (h) such other authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, (x) are not reasonably expected to have a Material Adverse Effect on the Buyer and (y) are not reasonably expected to prevent or materially impair or delay the consummation of any of the Transactions, no authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Buyer with, or obtained by Buyer from, any Governmental Entity, in connection with the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of any of the Transactions.

(g)

Financing.

(i)

Buyer has delivered to Seller a true, complete and correct copy of the fully executed debt commitment letter, dated as of the date of this Agreement, by and among the Financing Sources set forth therein and Buyer providing for debt financing as described by such mandate letter (such mandate letter, including all exhibits, schedules, annexes and amendments thereto and each fully executed fee letter (redacted for provisions related to fees, economic flex terms and other economic terms, none of which could materially and adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the financing contemplated thereby), collectively, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources have agreed to lend the amounts set forth therein, for the purpose of financing the Transactions.

(ii)

As of the date of this Agreement, Buyer has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the financing commitments that are payable on or prior to the date hereof and the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Buyer and its Affiliates party thereto  and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). There are no conditions precedent related to the funding of the full amount of the financing contemplated by the Commitment Letter, other than the conditions precedent set forth in Section 2 of the Commitment Letter as of the date hereof and in the term sheet attached to such Commitment Letter (such conditions precedent, the “Financing Conditions”).

(iii)

As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner and no amendments or modifications are contemplated (other than amendments to add additional lenders and arrangers), and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Buyer or any other party thereto, no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to the Knowledge of Buyer, any other party thereto, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Commitment Letter by Buyer or, to the Knowledge of Buyer, any other party thereto.

(iv)

As of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the financing contemplated by the Commitment Letter to be satisfied by the Buyer will not be satisfied on or prior to the Closing Date or that the financing contemplated by the Commitment Letter will not be made available to Buyer on the Closing Date.

(v)

There are no side letters, understandings or other agreements or arrangements relating to the Commitment Letter or the financing to which Buyer or any of its Affiliates is a party that could affect the amount or availability of the financing contemplated by the Commitment Letter on the Closing Date, other than those expressly set forth in the Commitment Letter.

(vi)

Assuming the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02, Buyer will have at Closing sufficient funds available to consummate the Transactions, including the making of all required payments in connection with the Transactions, including payment of the purchase price, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions.  In no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Commitment Letter) by or to Buyer or any of their Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

(h)

Share Consideration.  Upon the registration of the Class B Shares constituting the Share Consideration with the Finnish Trade Register, the Class B Shares constituting the Share Consideration will, assuming accuracy of the representations and warranties of Seller set forth in Section 4.01 and Section 4.02, be (and will be when delivered to Seller) duly authorized, validly issued, fully paid and non-assessable, and, and except as contemplated by the Transactions, will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable Law, the Organizational Documents of Buyer or any of its Subsidiaries, and Seller shall acquire good and valid title to the Share Consideration.

(i)

[Reserved].

(j)

Insolvency.

(i)

Buyer is not involved in any Insolvency Proceedings.

(ii)

To the Knowledge of Buyer, no order has been made, petition or application presented, notice or any other documents filed or resolution passed for the winding up of Buyer or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over Buyer or its Subsidiaries or all or any of their assets or commencement of any Insolvency Proceedings.

(k)

Buyer Reports; Financial Statements.

(i)

Buyer has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the Finnish Financial Supervisory Authority or the NASDAQ Helsinki since January 1, 2015.  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Buyer Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Finnish Securities Market Act and other Laws applicable to such Buyer Reports, and none of the Buyer Reports when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements, the Finnish Companies Act (624/2006, as amended) and other applicable Laws.  The consolidated balance sheets (including the related notes) included in the Buyer Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of Buyer and the Buyer Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Buyer Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, shareholders’ equity and cash flows of Buyer , the Buyer Subsidiaries and for the respective periods indicated.

(l)

Absence of Undisclosed Liabilities.  Buyer and its Subsidiaries do not have any liabilities or obligations (whether or not accrued, contingent or otherwise ) of any nature required by IFRS to be reflected on the consolidated balance sheet of Buyer and its Subsidiaries or the notes thereto, except for liabilities and obligations (a) incurred in connection with this Agreement or in the Transactions, (b) incurred in the ordinary course of business consistent with past practice or (c) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect.

(m)

Absence of Certain Changes.  From January 1, 2016 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) Buyer and the Buyer Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in an Buyer Material Adverse Effect. From January 1, 2016 to the date of this Agreement, Buyer and its Affiliates have not taken any action that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 5.19.

(n)

Litigation.  There are no legal proceedings or investigations by a Governmental Entity in respect of which the Buyer has been notified or is defending, and to the Knowledge of Buyer, there is no pending or threatened action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) against Buyer or any of its Subsidiaries or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Buyer Material Adverse Effect or are reasonably expected to prevent or materially impair or delay the consummation of any of the Transactions.  There is no Order of any Governmental Entity outstanding against Buyer or any of its Subsidiaries or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Buyer Material Adverse Effect or are reasonably expected to prevent or materially impair or delay the consummation of any of the Transactions.

(o)

Compliance with Laws.

(i)

Buyer and the Buyer Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Buyer Permits”).  Each of Buyer and the Buyer Subsidiaries is in compliance with the terms of the Buyer Permits, except where the failure to comply with such Buyer Permits, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect.

(ii)

The businesses of Buyer and the Buyer Subsidiaries are conducted in compliance  in all material respects with all Laws and Orders, except where the failure to comply with such Laws, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect.  Each of Buyer and the Buyer Subsidiaries is in compliance in all material respects with its Organizational Documents, except where the failure to comply with such Organizational Documents, in the individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect.  Since January 1, 2015, neither Buyer nor any Buyer Subsidiary have received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication, individually or in the aggregate, has not, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(iii)

Since January 1, 2015, Buyer has complied in all material respects with the provisions of the Finnish Securities Market Act 746/2012, as amended.

(iv)

Buyer maintains a system of internal control over financial reporting in compliance with applicable Law.

(v)

Except as is disclosed in Section 4.03(o)(v) of the Buyer Disclosure Letter, since January 1, 2015, neither Buyer’s outside auditors nor the audit committee of the board of directors of Buyer has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(p)

Taxes.  Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Buyer Material Adverse Effect, (i) Buyer and each Buyer Subsidiary has (x) duly and timely filed (taking into account any extension of time within which to file) with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, and such Tax Returns were true, correct and complete in all respects, (y) paid all Taxes (whether or not shown on any Tax Return) due and owing by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Buyer Financial Statements, and (z) complied with all applicable Tax Laws with respect to the withholding of Taxes; (ii) neither Buyer nor any Buyer Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of Taxes, or any extension of time within which to file any Tax Return, currently in effect; (iii) there are no Liens for Taxes upon any property or assets of Buyer or any Buyer Subsidiary other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Buyer Financial Statements; (iv) there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending with respect to Buyer or any Buyer Subsidiary; (v) no deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any Taxing Authority in writing against Buyer or any Buyer Subsidiary, except for deficiencies, disputes or claims which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Buyer Financial Statements; (vi) neither Buyer nor any Buyer Subsidiary is party to any tax sharing agreements, tax indemnity agreements or other similar agreements (other than (i) such an agreement or arrangement exclusively between or among Buyer and the Buyer Subsidiaries and (ii) agreements entered into by Buyer or any Buyer Subsidiary in the ordinary course of its business, the primary purpose of which does not relate to Taxes); (vii) neither Buyer nor any Buyer Subsidiary has any liability for the Taxes of any Person (other than Buyer or a Buyer Subsidiary) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or non-U.S. law (other than a group the common parent of which is or was Buyer or any Buyer Subsidiary); and (viii) neither Buyer nor any Buyer Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (1) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method by Buyer or any Buyer Subsidiary prior to the Closing, (2) closing or similar agreement with any Taxing Authority executed prior to the Closing, (3) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that occurred or arose prior to the Closing, (4) installment sale or open transaction disposition made prior to the Closing, or (5) prepaid amount received prior to the Closing.  To the Knowledge of Buyer, no shareholder of Buyer is a “United States shareholder” within the meaning of Section 951(b) of the Code.

(q)

Employees; Labor Matters.

(i)

As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council or other employee organization to organize any employees of Buyer or any Buyer Subsidiary, (ii) there is no pending written demand for recognition of any employees of Buyer or any Buyer Subsidiary has been made by or on behalf of any labor union, works council or other employee organization, and (iii) there is no pending petition or proceeding instituted by or on behalf of any employee or group of employees of Buyer or any Buyer Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative.

(ii)

As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of Buyer or any Buyer Subsidiary.

(iii)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, Buyer and the Buyer Subsidiaries are in compliance with all obligations of Buyer or any of the Buyer Subsidiaries under any collective bargaining agreement, employment agreement, severance agreement or any similar employment or labor-related agreement or understanding.

(iv)

As of date hereof, (i) Buyer and the Buyer Subsidiaries have consulted with or informed, as applicable, each labor union, trade union, labor organization, works council or employee representative body with respect to which Buyer or any Buyer Subsidiary was subject to any material requirement or local custom to inform or consult in connection with the transactions contemplated by this Agreement, (ii) Buyer is not subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body and (iii) Buyer is not in noncompliance with any material requirement to inform or consult with any labor union, trade union, labor organization, works council or employee representative body with respect to the transactions contemplated by this Agreement.

(r)

Intellectual Property.

(i)

Buyer owns or has a valid right to use, free and clear of all Liens, all of the Intellectual Property used in the conduct of the business of Buyer and the Buyer Subsidiaries (“Buyer Intellectual Property”), except where the failure to own or otherwise have a right to use such Buyer Intellectual Property, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect.

(ii)

There are no pending, or to the Knowledge of Buyer, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of Buyer and the Buyer Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging Buyer’s ownership, use, validity, enforceability, or registrability of any Intellectual Property owned by Buyer or a Buyer Subsidiary (“Buyer Owned Intellectual Property”), except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect.

(iii)

To the Knowledge of Buyer, as of the date of this Agreement, neither Buyer nor any Buyer Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

(iv)

To the Knowledge of Buyer, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Buyer Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

(s)

Environmental Laws and Regulations.

(i)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, (i) Buyer and each Buyer Subsidiary has been, for the past three (3) years, and is, in compliance with all applicable Environmental Laws and (ii) Buyer and each Buyer Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

(ii)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, no written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or Order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Buyer or any Buyer Subsidiary, nor, to the Knowledge of Buyer, are any such notices threatened.

(iii)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, no Release of Hazardous Substances has occurred (i) at, on, above, under or from any properties currently or, to the Knowledge of Buyer, formerly owned, leased, operated or used by Buyer or any Buyer Subsidiary, or (ii) to the Knowledge of Buyer, arising from the operations of, or products manufactured, sold, or distributed by Buyer or any Buyer Subsidiary, in each case, in a manner that is reasonably likely to result in a claim pursuant to applicable Environmental Law against Buyer or any Buyer Subsidiary.

(iv)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect there are no claims pending or, to the Knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary by any employees of Buyer or any Buyer Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with Buyer or any Buyer Subsidiary.

(v)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, Buyer and the Buyer Subsidiaries are not subject to any Orders and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(vi)

Except as has not resulted in or would not reasonably be expected to result in a Buyer Material Adverse Effect, there are no former operations of Buyer or any Buyer Subsidiary, or any former Buyer Subsidiary, that are the subject of a pending claim, proceeding, action, investigation, or Order against Buyer or any Buyer Subsidiary pursuant to applicable Environmental Law and to the Knowledge of Buyer, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against Buyer or any Buyer Subsidiary.

(t)

Insurance.  Buyer and the Buyer Subsidiaries maintain policies of insurance in such amounts and against such risks as are, in Buyer’s view, customary in the industry in which Buyer and the Buyer Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

(u)

Brokers and Finders.  Neither Buyer nor any of its Affiliates has taken any action that, directly or indirectly, would obligate the Seller to pay a fee to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement.

(v)

No Other Representations and Warranties of Seller.  Buyer acknowledges and agrees that, except for the representations and warranties made by Seller in Section 4.01 or this Section 4.02 hereof (as modified by the Seller Disclosure Letter), neither Seller nor any other Person makes any representation or warranty with respect to Seller, any of its Affiliates (including the Group Companies) or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, Buyer acknowledges and agrees that, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Seller, any of its Affiliates (including the Group Companies) or their respective businesses, or (ii) except for the representations and warranties made by Seller in this Section 4.01 or Section 4.02 hereof (as modified by the Seller Disclosure Letter), any oral or written information presented to Buyer or any of its Affiliates in the course of their due diligence investigation of Seller and its Affiliates (including the Group Companies), the negotiation of this Agreement or the course of Transactions.  Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaims any such other representations and warranties.

Section 4.04

Nature of Disclosure. Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in any Disclosure Letter as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a MHPS Material Adverse Effect or Buyer Material Adverse Effect, as the case may be.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01

Conduct of Business Before the Closing.

(a)

Except as required by applicable Law or as expressly contemplated by the Transaction Agreements or the definitive Pre-Closing Reorganization Plan, from the Agreement Date until Closing, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, condition or delayed) or as expressly set forth on Section 5.01(a) of the Seller Disclosure Letter, Seller shall, and shall cause each of its Subsidiaries operating the Business to, (i) conduct the Business in all material respects in the ordinary course of business and in a manner consistent with past practice, (ii) use commercially reasonable efforts to preserve intact in all material respects the Business and to preserve the goodwill and relationships with all Governmental Entities, customers, employees, suppliers, and others having business dealings with the Business, and (iii) to maintain the Business’s current rights and franchises, in each case, consistent with past practice.

(b)

Without limiting the generality of Section 5.01(a), except as expressly set forth in Section 5.01(b) of the Seller Disclosure Letter or as otherwise expressly provided for or contemplated by the Transaction Agreements or the definitive Pre-Closing Reorganization Plan or as required by applicable Law, from the Agreement Date until Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Subsidiaries operating the Business to, use commercially reasonable efforts to:

(i)

preserve, maintain and obtain all material Permits required to conduct the Business as currently operated;

(ii)

pay its debts, Taxes and other obligations when due;

(iii)

maintain the properties and assets owned, operated or used in the Business in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and accidental damage or loss;

(iv)

perform all of its material obligations under all material Contracts relating to or affecting the Business;

(v)

maintain its books and records in accordance with past practice;

(vi)

comply in all material respects with all applicable Laws; and

(vii)

not to intentionally take or permit any action that would have, or could be reasonably expect to have, individually or in the aggregate, an MHPS Material Adverse Effect.

(c)

Without limiting the generality of Section 5.01(a), except as expressly set forth in Section 5.01(c) of the Seller Disclosure Letter or as otherwise expressly provided for or contemplated by the Transaction Agreements or the definitive Pre-Closing Reorganization Plan or as required by applicable Law, from the Agreement Date until Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Subsidiaries operating the Business not to:

(i)

amend or modify any of the Organizational Documents of any Group Company;

(ii)

issue, sell, pledge, dispose of or encumber any of the Equity Interests of any Group Company, or grant to any Person any right to acquire any of the Equity Interests of any Group Company;

(iii)

reclassify, split, combine or subdivide any shares of capital stock of any Group Company or redeem, repurchase or otherwise acquire any shares of capital stock of any Group Company;

(iv)

other than in the ordinary course of business, permit any Group Company to issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or permit any Lien to be placed on any material asset of the Business, other than Permitted Liens;

(v)

(1) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts or pursuant to existing contracts and acquisitions that (x) are entered into on an arm’s length basis, (y) the expected gross expenditures and commitments (including the amount of any Indebtedness assumed) of which do not exceed, in the aggregate, $10 million and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in ARTICLE VI; or (2) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any assets used in the Business, other than sales or dispositions of finished goods inventory or unused or depleted assets in the ordinary course of business consistent with past practice;

(vi)

except as required by applicable Law or in the ordinary course of business consistent with past practice, or as would not affect Buyer and its Affiliates (including the Group Companies following the Closing) (A) make, revoke or change any material election relating to Taxes of a Group Company or exclusively of the Business, (B) settle or compromise any material Tax liability or refund of a Group Company or of the Business, (C) adopt or change any material tax accounting method of a Group Company or that relates exclusively to the Business, (D) file any material amended Tax Return or claim for refund of a material amount of Taxes with respect to a Group Company or the Business, (E) file any material private letter ruling (or similar) request or enter into any material “closing agreement” as described in Section 7121(a) of the Code (or similar provision of state or non-U.S. Law), in either case, relating to a Group Company or exclusively to the Business, or (F) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes of a Group Company or of the Business;

(vii)

except for Contracts between one or more Group Companies, enter into any Contract with any Affiliate of the Seller or any Affiliate or shareholder of the Seller, or amend or modify any existing Contract with any Affiliate of the Seller or any Affiliate or shareholder of the Seller;

(viii)

other than in the ordinary course of business consistent with past practice, agree to any exclusivity, non-competition or similar provision or covenant restricting Seller and its Subsidiaries (with respect to the Business) from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of the products or services of the Business) which would have any effect on the Business after the Closing;

(ix)

except (i) as required pursuant to the terms of any Seller Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, (iii) as expressly permitted by this Agreement, or (iv) in the ordinary course of business consistent with past practice (except this clause (iv) shall not be applicable to directors and executive officers of the Group Companies), (A) materially amend any MHPS Employee Plan (or any plan, agreement or other arrangement that would be a MHPS Employee Plan  if it were in existence on the date of this Agreement), (B) materially accelerate the payment or vesting of benefits or amounts payable or to become payable to any employee of the Group Companies under any Seller Plan (or any plan, agreement or other arrangement that would be a Seller Plan if it were in existence on the date of this Agreement), (C) establish or enter into any material MHPS Employee Plan (or any plan, agreement or other arrangement that would be a material MHPS Employee Plan if it were in existence on the date of this Agreement), (D) grant any material increase in the compensation or benefits of directors, officers, employees or consultants of the Group Companies; provided, however, that nothing in this Section 5.01(c)(ix) shall restrict Seller or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business consistent with past practice, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or (E) negotiate, enter into, materially amend or terminate any collective bargaining agreement;

(x)

bring, file, cancel, compromise or settle any material claim, or intentionally waive or release any material rights, in a manner that would materially adversely affect the Business after Closing;

(xi)

other than in the ordinary course of business consistent with past practice, transfer, license, encumber, abandon, allow to lapse or otherwise dispose of any rights to material Intellectual Property used in connection with the Business;

(xii)

make any commitment for capital expenditures in excess of $1 million in the aggregate that would not be payable until after the Closing Date;

(xiii)

unnecessarily delay any cash payments to be made in connection with the restructuring of the Business in accordance with the restructuring plan set forth in Section 5.01(c)(xiii) of the Seller Disclosure Letter.

(xiv)

except pursuant to any Contract or incentive plan, (A) make any loan to, or, enter into any other transaction with, any of its directors, officers or employees or any other Person (other than trade payables in the ordinary course of business consistent with past practice) or (B) make any loan to, or, enter into any other transaction with, Seller or any of its Affiliates or shareholders;

(xv)

engage in any new line of business, or terminate any existing line of business;

(xvi)

adopt any plan of or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of any Group Company;

(xvii)

amend in a manner materially detrimental to the Business, terminate or fail to renew any Business Permit required by Law for the conduct of the Business;

(xviii)

terminate or amend or fail to renew in a manner materially detrimental to the Group Companies any insurance policy insuring the Business; and

(xix)

agree to take any of the foregoing actions.

Section 5.02

Preparation of Buyer EGM Documents.

(a)

As promptly as practicable after the date of this Agreement, Buyer shall, with the assistance of Seller, prepare the information required to be furnished to shareholders of Buyer under applicable Law for the Buyer Shareholders Meeting (the “Buyer EGM Documents”).  Each Party shall cooperate with each other and use its reasonable best efforts to publish the Buyer EGM Documents as required under applicable Law, as promptly as practicable after the date of this Agreement.  Seller shall furnish as promptly as practicable such information concerning the Group Companies as reasonably requested by Buyer in connection with the Buyer EGM Documents or other filings required under applicable Law, including such information as necessary in order for the Buyer EGM Documents to be compliant with applicable form requirements, if any.

(b)

None of the information supplied or to be supplied by Buyer and Seller for inclusion or incorporation by reference in the Buyer EGM Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Buyer EGM Documents, at the date of its publication, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Buyer Shareholders Meeting, any information relating to Buyer or the Business or any of its Affiliates, directors or officers should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to the Buyer EGM Documents, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that has made such discovery shall promptly notify the other Party of such information and such Party shall cooperate in the prompt publication of any necessary amendment or supplement to the Buyer EGM Documents and any recognized dissemination thereof to the shareholders of Buyer.

(c)

Buyer shall cause the Buyer EGM Documents to comply as to form in all material respects with the requirements of applicable Law, except that Buyer shall not be required to make any representation or warranty except as required by applicable Law with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Buyer EGM Documents.

(d)

No material amendment or supplement (including by incorporation by reference) to the Buyer EGM Documents shall be made without the approval of Seller, which approval shall not be unreasonably withheld or delayed.

(e)

Each of Buyer and Seller shall make any necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 5.03

Buyer Shareholder Meeting.

(a)

Buyer shall take, in accordance with applicable Law and its articles of association, all actions necessary to cause, as soon as practicable after the date of this Agreement and, in any event, within sixty (60) days of the date of this Agreement, an annual or extraordinary general meeting of its shareholders for the purpose of voting on the matters subject to the Buyer Requisite Vote (the “Buyer Shareholders Meeting”) to be duly called and held as soon as practicable thereafter, provided, that Buyer shall not be required to hold the Buyer Shareholders Meeting for the period beginning on July 11, 2016 and ending on August 15, 2016, and shall submit all of the matters subject to the Buyer Requisite Vote to its shareholders to be voted on together as a single matter.

(b)

The Buyer Board (A) shall recommend that shareholders of Buyer vote in favor of the authorization and approval of any of the matters subject to the Buyer Requisite Vote (the “Buyer Board Recommendation”), (B) shall include the Buyer Board Recommendation in the Buyer EGM Documents, and (C) shall not withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Seller, the Buyer Board Recommendation. For the avoidance of doubt, nothing in this Section 5.03(b) shall prohibit Buyer from disclosing to its shareholders any fact or circumstance that is required to be disclosed under applicable Law or that the Buyer determines, in good faith and after consultation with its outside legal counsel, is material to shareholders in making their decision in how to vote on the matters subject to the Buyer Requisite Vote; provided that to the extent that Buyer reasonably determines that such disclosure could have substantially the same effect as a withdrawal, qualification or modification of the Buyer Board Recommendation in a manner adverse to Seller, Buyer shall publicly reaffirm the Buyer Board Recommendation concurrently with making such disclosure.

Section 5.04

Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a)

Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as practicable, after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations, clearances, no-action letters and other permits necessary or deemed advisable by Seller and Buyer to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including preparing and making a filing for Finnish CFIUS Approval and a joint, voluntary filing with CFIUS pursuant to Exon-Florio, (ii) responding as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters or Exon-Florio related to the Transactions, (iii) not agreeing to extend any waiting period or to refile under Antitrust Law or Exon-Florio (except with the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) not entering into any agreement with any Governmental Entity to not consummate the Transactions.  If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law or Exon-Florio, each of Seller and Buyer shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(b)

Subject to Section 5.04(b), each of Seller and Buyer agree to take (and to cause its affiliates to take) promptly any and all steps necessary or advisable to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any non-U.S. or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, or to obtain a CFIUS Approval, to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transaction, including accepting operational restrictions or limitations and committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, disposition or holding separate of such assets or businesses of Seller, Buyer or any of their Subsidiaries as are required (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity).  Further, and for the avoidance of doubt, each of Seller and Buyer shall take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to ensure that (x) no requirement for any non-action by or consent or approval of any Governmental Entity with respect to any Antitrust Laws or Exon-Florio, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws or Exon-Florio, and (z) no other matter relating to any Antitrust Laws or Exon-Florio would prevent or materially delay the consummation of the Transactions.

(c)

Nothing in this Section 5.04 shall require, or be construed to require, Buyer or Seller to proffer to, or agree to, sell, divest or hold separate or take any other action with respect to any assets, businesses, or interests in any assets or businesses of (i) Buyer or any of its Subsidiaries or (ii) the Business (or to consent to any sale, divestiture or holding separate, or agreement to sell, divest or hold separate by (i) Buyer or any of its Subsidiaries or (ii) the Business, as the case may be, of any of its assets, businesses or interests in any of its assets or businesses), if (i) such action would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment or (ii) if such action is not contingent upon the consummation of the Closing.  Subject to applicable Law and the instructions of any Governmental Entity, Seller and Buyer shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing outside counsel for the other Party with copies of notices or other communications received or provided by Seller and Buyer, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or Governmental Entity with respect to such transactions.  Without limiting the foregoing, in connection with such Party’s efforts to eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any non-U.S. or U.S. federal, state or local Governmental Entity, Buyer shall consult with Seller before making any voluntary proposal in any phase one review of any Governmental Entity in respect of a Divestiture Sale and Buyer shall not voluntarily make any phase one proposal of any Divestiture Sale that would include Divestiture EBITDA of an amount equal to or greater than $20,000,000 without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, (x) in the event that the Parties agree to a proposal for a Divestiture Sale which includes Divestiture EBITDA of $30,000,000 or more, then Buyer shall be deemed to have waived its right to terminate the Agreement under Section 7.01(e) and (y) in the event that the Parties agree to a proposal for a Divestiture Sale which includes Divestiture EBITDA of $40,000,000 or more (ignoring for this purpose the proviso in the definition of “Divestiture EBITDA”), then Seller shall be deemed to have waived its right to terminate the Agreement under Section 7.01(f).

(d)

Subject to applicable Laws relating to the sharing of information, Seller and Buyer shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity, in connection with the Transactions.  (i) To the extent permitted by such Governmental Entity and (ii) to the extent that the communication or meeting relates to a national security risk mitigation agreement between Buyer and CFIUS or any of its constituent agencies, Seller and Buyer shall provide the other party with the opportunity to participate in any material meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.  Seller and Buyer shall keep each other apprised of all material discussions with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(e)

Seller and Buyer each shall, upon request by the other and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries, affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller and Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(f)

Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 5.04, it is understood that Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.04 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel; provided, further, that materials provided pursuant to this Section 5.04 or any subsection thereof may, to the extent permitted by Law or the Governmental Entity, be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby, (ii) as necessary to comply with contractual arrangements with third parties and (iii) as necessary to address reasonable privilege concerns. The parties hereto agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.04 in a manner so as to preserve the applicable privilege.

Section 5.05

Publicity.  The initial press release regarding this Agreement and the Transactions shall be a joint press release and is set forth herein as Exhibit H. Buyer and Seller shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party hereto shall consult with each other before issuing any press release or public statement with respect to the Transactions and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, neither Seller nor Buyer shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.06

Buyer Ordinary Share Listing.

(a)

Buyer shall use reasonable best efforts to cause (i) the Buyer Ordinary Shares, represented by American depositary shares (the “American Depository Shares”) to be registered under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), (ii) the American Depository Shares, evidenced by American depository receipts issued upon deposit of Buyer Ordinary Shares, to be registered under the Securities Act, and (iii) the American Depository Shares to be listed on the New York Stock Exchange effective as of the earlier of (A) the date, not earlier than the Closing Date, specified by Seller to Buyer upon 90 days’ prior written notice, in the event that Seller shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, and (B) the earliest date practicable following the Closing and not later than 90 days thereafter; provided that to the extent the Required Financial Information is required to register the applicable shares and Buyer has not received from Seller the Required Financial Information at least 90 days prior to the date specified in clause (A) or (B) above, as applicable, Buyer shall only be obligated to cause the listing and registration of the Buyer Ordinary Shares and the American Depositary Shares within 90 days of receipt of such Required Financial Information.

(b)

Seller agrees to provide all information related to the Business (which, for the avoidance of doubt, may be carve-out financial statements) reasonably requested by Buyer in connection with such registrations and listing, including any financial information of the Business necessary (i) to produce historical financial statements of the Business in accordance with Article 3-05 of Regulation S-X under the Exchange Act and pro forma financial statements in accordance with Article 11 of Regulation S-X under the Exchange Act and (ii) in order to have the registration statement related to the registration of the Buyer Ordinary Shares be declared effective by the SEC (the “Required Financial Information”). In order to ensure that the financial information required under Article 3-05 of Regulation S-X under the Exchange Act is available to Buyer, Seller agrees that, within 30 days of the date of this Agreement, the independent accounting firm of Seller, or at Seller’s election, another Big Four Accounting Firm, shall commence an audit of the financial statements of the Business for the years ended December 31, 2013, 2014, and 2015 in accordance with the rules and regulations of the SEC and shall use commercially reasonable efforts to have such audit completed within four (4) months of commencement of such audit and in any event prior to Closing.

(c)

If Seller in good faith reasonably believes that it has provided the Required Financial Information to Buyer, Seller may deliver to Buyer a written notice to that effect, in which case Seller shall be deemed to have provided the Required Financial Information, unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Financial Information at the time such notice is delivered and, no later than the third (3rd) Business Day after delivery of such notice by Seller, Buyer gives written notice to Seller stating the specific Required Financial Information that has not been delivered and requesting such additional information as Buyer reasonably believes is necessary to complete the Required Financial Information.  Buyer shall be entitled to send one such written notice requesting specific additional information, and when all such requested additional information is delivered by Seller, for the purposes of Section 5.06(a) only, the Required Financial Information shall be deemed to have been delivered.

Section 5.07

Acquisition Proposals.

(a)

Seller shall keep Buyer reasonably informed regarding any Acquisition Proposal received by or any information related to an Acquisition Proposal requested from it or any of its Representatives, including regarding the identity of such Person making the Acquisition Proposal, the terms and conditions of any such Acquisition Proposal or request for information and the status of negotiations with respect to such Acquisition Proposal, in each case, material to the consummation of the Transactions, and in any event Seller shall provide written notice to Buyer of the initial receipt of any written Acquisition Proposal within 48 hours of such event.

(b)

Seller shall only enter into any Acquisition Proposal if:

(i)

the definitive agreements providing for such Acquisition Proposal do not prohibit the consummation of the Transactions in accordance with the terms and conditions set forth in this Agreement, and

(ii)

in the event that the Closing Date occurs, or is reasonably expected to occur, after the consummation of such Acquisition Proposal, Buyer and Seller jointly select a third party escrow agent (the “Seller Change of Control Escrow Agent”) and, prior to completion of the Acquisition Proposal, jointly agree an escrow agreement (the “Seller Change of Control Escrow Agreement”)

that contemplates the Share Consideration (which, in accordance with its terms, shall be converted to Buyer Ordinary Shares) to be delivered by Buyer, on behalf of Seller, to the Seller Change of Control Escrow Agent within one (1) Business Day of the Closing Date in satisfaction of its obligations under Section 3.02(c) to be held on a non-voting basis for the benefit of the stockholders of Seller existing immediately prior to consummation of the Acquisition Proposal (excluding such Person making the Acquisition Proposal), and, upon the registration and listing of the Buyer Ordinary Shares pursuant to Section 5.06, to be distributed to the stockholders of Seller existing immediately prior to consummation of the Acquisition Proposal.

Section 5.08

Further Actions.

(a)

Subject to the terms and conditions hereof, Seller and Buyer shall, and Seller shall cause its Subsidiaries to use their reasonable best efforts to, (i) take or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and to execute and deliver such agreements, documents and other papers, as may be required to carry out the provisions hereof and consummate the Transactions and (ii) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing.

(b)

From time to time after the Closing, without additional consideration (except as set forth in this Agreement), each Party will (or, if appropriate, will cause its Subsidiaries to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another party to make effective the Transactions.  Without limiting the foregoing, upon reasonable request of Buyer, Seller shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to the MHPS Shares and the Acquired Assets.

Section 5.09

Confidentiality. For a period of three years following the Closing, Seller and each of its Subsidiaries shall treat as confidential and shall safeguard any and all confidential or proprietary information, knowledge and data about the Business by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Subsidiaries used with respect thereto prior to the execution of this Agreement; provided that nothing in this Section 5.09 shall limit the disclosure by Seller or any of its Subsidiaries of any information (a) to the extent required by Law or judicial process, (b) in connection with any litigation to which Seller or any of its Subsidiaries is a party, (c) in an Action brought by Seller in pursuit of its rights or in the exercise of its remedies under this Agreement, and (d) to the extent that such information is publicly available through no action omission of Seller or its Subsidiaries.

Section 5.10

Non-Competition.

(a)

Except (i) as contemplated by  the Transaction Agreements, (ii) the direct or indirect ownership of less than 10% of the outstanding voting Equity Interests of any Person which is listed on a recognized stock exchange and which Participates in a Competing Business, (iii) hereinafter acquiring (including by way of merger or other business combination) and continuing to own a Person that Participates in a Competing Business that accounts for 15% or less of such acquired Person’s consolidated revenues at the time of such acquisition, (iv) the sale (including by way of merger or other business combination) of any Restricted Party to any Person (that is not an Affiliate of Seller) that Participates in a Competing Business, and (v) the Participation in any Competing Business by any Person (and its Affiliates) that completes an Acquisition Proposal (with references to “50%” in the definition of “Acquisition Proposal” to be deemed a reference to “10%”) with Seller (or any of its Subsidiaries) other than through a Restricted Party (before giving effect to such transaction), for a period of two (2) years following the Closing (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to (Seller and its Affiliates, the “Restricted Parties”), directly or indirectly, engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent or otherwise (collectively, “Participation”), any individual, corporation, partnership, firm, other company, business organization, activity, entity or Person that provides and/or markets any of the same or similar products or services as Buyer (together with its Subsidiaries) provides and/or markets as of and giving effect to the Closing (a “Competing Business”). The geographic scope for the restriction set forth in this Section 5.10(a) shall be worldwide, which is the geographic scope of the businesses of Buyer.

(b)

Seller hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the Transactions and the nature of the businesses in which Buyer is engaged. Seller acknowledges and agrees that Buyer would not have entered into this Agreement but for Seller’s agreements and obligations pursuant to this Section 5.10. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then Seller agrees that such restriction shall be enforced and/or modified to the maximum extent permitted by Law. Seller agrees that in the event of a breach of this Section 5.10, the Restricted Period (for purposes of this Section 5.10 and only with respect to the breaching party) shall be extended with respect to the breaching party by the period of the breach.

Section 5.11

Non-Solicitation.  During the Restricted Period, each Party shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)

solicit, cause, induce or attempt to solicit, cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other Person who is a business relation of the other Party or any of its Subsidiaries as of and giving effect to the Closing to (i) cease doing business with the other Party or any of its Subsidiaries, (ii) to engage in business with any competitor of the other Party or any of its Subsidiaries (but solely with respect to a Competing Business) or (iii) materially and adversely interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, employee, consultant or business relation of the other Party or any of its Subsidiaries; or

(b)

solicit for employment or attempt to solicit otherwise, endeavor to entice away from the other Party or any of its Subsidiaries, hire or retain any Person who is a director, officer, employee, full-time consultant or  contractor,  agent or other personnel of the other Party or any of its Subsidiaries (“Restricted Personnel”) as of the Closing or during the Restricted Period.

(c)

Notwithstanding the foregoing, this Section 5.11 shall not prohibit either Party or its Affiliates from (i) soliciting any Restricted Personnel of the other Party through a general advertisement not targeted at such Restricted Personnel, (ii) hiring or retaining any Restricted Personnel that respond to any such general advertisement, or (iii) soliciting, hiring or retaining any Person that has not served as a director, officer, employee, consultant, contract, agent or as other personnel of the other Party for at least six (6) months prior to such solicitation or employment.

(d)

Each Party hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the Transactions and the nature of the business in which each Party is engaged.  Each Party acknowledges and agrees that the other would not have entered into this Agreement but for such Party’s agreements and obligations pursuant to this Section 5.11. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the Parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law. The Parties agree that, in the event of a breach of this Section 5.11, the Restricted Period (for purposes of this Section 5.11 and only with respect to the breaching party) shall be extended with respect to the breaching party by the period of the breach.

Section 5.12

Wrong Pocket Assets and Liabilities.

(a)

If, within twelve (12) months following the Closing, any person discovers that any right, title or interest in any asset either (x) to the extent primarily used in the Business as of the date hereof or the Closing that is not owned by a Group Company or (y) to the extent primarily used in the business of Seller and its Affiliates other than the Business as of the date hereof or the Closing (a “Wrong Pocket Asset”) is not held by, or a liability (a “Wrong Pocket Liability”) was not assumed by, the appropriate person (the “Right Pocket”, and the person holding such Wrong Pocket Asset or Wrong Pocket Liability, the “Wrong Pocket”), except as a result of a transaction occurring after the Closing consented to by the Right Pocket or as contemplated by this Agreement:

(i)

The Parties shall cause any of their Affiliates holding such right, title or interest in a Wrong Pocket Asset to transfer as promptly as reasonably practicable such Wrong Pocket Asset to the Right Pocket for no additional consideration;

(ii)

The Parties shall cause the Wrong Pocket to hold its right, title and interest in and to the Wrong Pocket Asset in trust for the Right Pocket until such time as the transfer is completed; and

(iii)

The Parties shall cause the Right Pocket to assume from the Wrong Pocket as promptly as reasonably practicable any Wrong Pocket Liability for no additional consideration.

(b)

All costs and expenses arising out of compliance with such transfers shall be allocated to the parties as though such transfers had been completed as of the Closing in accordance with this Agreement.

(c)

The Parties shall cause the Right Pocket to cooperate with the Wrong Pocket in connection with the transfers contemplated by this Section 5.12.

(d)

For purposes of this Section 5.12, Buyer is the Right Pocket for the Acquired Assets and the Assumed Liabilities and Seller and its Affiliates (other than the Group Companies) are the Right Pocket for all Excluded Assets and Excluded Liabilities.

Section 5.13

Access to Information.

(a)

Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, Seller shall (and shall cause its Subsidiaries to) afford the Buyer’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, Seller shall (and shall cause its Subsidiaries to) furnish promptly to Buyer’s Representatives all information concerning the Business and its properties and personnel as may reasonably be requested by Buyer; provided that no investigation pursuant to this Section 5.13(a) shall affect or be deemed to modify any representation or warranty made by Seller; provided, further, that (i) Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred in connection with any such request; (ii) any such access rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Seller and its Subsidiaries; and (iii) the foregoing shall not require Seller (1) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (2) to disclose any privileged information of Seller or any of its Subsidiaries provided that, in either such case, Seller shall use its reasonable best efforts to provide for an arrangement that permits the exchange of such information, such as a joint defense or similar arrangement. All requests for information made pursuant to this Section 5.13(a) shall be directed to an executive officer of Seller or such Person as may be designated by Seller’s executive officers, with a copy to the General Counsel of Seller.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)

Subject to applicable Law relating to the sharing of information, as the Seller may reasonably require in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose, upon reasonable notice, and except as may otherwise be required by applicable Law, Buyer shall (and shall cause its Subsidiaries to) afford the Seller’s Representatives reasonable access, during normal business hours for a period of seven (7) years after the Closing Date, to (including the right to make, at Seller’s expense, photocopies of) the properties, books, contracts and records of the Business, subject to the Seller’s Representatives entering into reasonable confidentiality obligations, provided that (i) Seller shall reimburse the Buyer for all reasonable out-of-pocket costs incurred in connection with any such request; (ii) any such access rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Buyer and its Subsidiaries; and (iii) the foregoing shall not require Buyer (1) to permit any inspection, or to disclose any information, that in the reasonable judgment of Buyer, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (2) to disclose any privileged information of Buyer or any of its Subsidiaries, provided that, in either such case, Buyer shall use its reasonable best efforts to provide for an arrangement that permits the exchange of such information, such as a joint defense or similar arrangement.  Buyer and its Affiliates shall not destroy or dispose of any of the books and records of the Business existing as of the Closing Date for a period of seven (7) years after the Closing Date or such longer time as may be required by applicable Law and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing to surrender them to Seller.

Section 5.14

Pre-Closing Reorganization.

(a)

Within ninety (90) days following the date of this Agreement, Seller shall prepare, in good faith and in consultation with Buyer (including by incorporating any suggestions from Buyer that would not adversely affect Seller or any of its Affiliates), and deliver to Buyer a draft plan describing, in reasonable detail, the reorganization steps it plans to undertake to implement the Pre-Closing Reorganization, including, if necessary, by adding or removing entities from Section 1.01 of the Seller Disclosure Letter and Schedule 1 (the “Pre-Closing Reorganization Plan”).  Buyer shall then have forty-five (45) days to review such draft Pre-Closing Reorganization Plan, during which time Buyer may review and comment on the draft Pre-Closing Reorganization Plan. Seller shall consider in good faith Buyer’s comments and must incorporate into the Pre-Closing Reorganization Plan any reasonable requests of Buyer (i) that would avoid any adverse Tax consequences to Buyer and would not adversely affect Seller or any of its Affiliates, and (ii) in all other cases, only if Buyer agrees to indemnify Seller for, and pays Seller at Closing or at termination of this Agreement, an amount equal to the aggregate amount of the documented Losses (including Taxes and the use of Tax attributes), on a grossed-up basis, that result to Seller and its Affiliates from accommodating such request.  Within thirty (30) days following the end of such review period, Seller shall provide to Buyer a copy of the final Pre-Closing Reorganization Plan.  Seller shall cause the Pre-Closing Reorganization to be completed in accordance with the final Pre-Closing Reorganization Plan by no later than the fifth (5th) Business Day prior to the Closing. Notwithstanding the foregoing, if Seller identifies external requirements or considerations necessitating or making desirable an expedited review and implementation of any of the steps contemplated by Seller’s working draft of the Pre-Closing Reorganization Plan, Seller may implement such steps as soon as reasonably necessary or desirable, provided that Seller has (i) described such external requirements or considerations to Buyer, (ii) given Buyer a reasonable opportunity to review and comment on the portion of the Pre-Closing Reorganization Plan that relates to such steps, (iii) consulted with Buyer in good faith regarding such steps, and (iv) incorporated into the portion of the Pre-Closing Reorganization Plan that relates to such steps any suggestions from Buyer that would not adversely affect Seller or any of its Affiliates.

(b)

At or prior to the Closing, Seller shall (i) form a new entity in the Swiss Confederation (“DeMag JV”) by filing formation documents in form reasonably agreed upon by Buyer and Seller, (ii) enter into with Buyer an operating agreement with respect to DeMag JV in a form reasonably agreed upon by Buyer and Seller in accordance with the principles set forth in Section 5.14(b) of the Buyer Disclosure Letter and (iii) contribute, or cause to be contributed, to DeMag JV the Demag Trademarks pursuant to a contribution agreement with DeMag JV in form reasonably agreed upon by Buyer and Seller (it being agreed and acknowledged that such agreement will not contain any representations, warranties or indemnities by any party thereto). Buyer and Seller shall cause DeMag JV at Closing to (i) grant to Buyer a license for the use of the Demag Trademarks, pursuant to a license agreement incorporating the terms set forth in Section 5.14(b) of the Buyer Disclosure Letter (the “Kappa Demag License Agreement”) and (ii) grant to Seller a license for the use of the Demag Trademarks, pursuant to a license agreement incorporating the terms set forth in Section 5.14(b) of the Buyer Disclosure Letter (the “Theta Demag License Agreement”) (the transactions described in this Section 5.14(b), collectively, the “DeMag JV Arrangements”). For purposes of this Agreement, “Demag Trademarks” means all rights throughout the world in the name, trademark and service mark “Demag” and any variation thereof (including any foreign equivalent, translation or transliteration thereof) or name or mark containing “Demag” (including all applications and registrations therefor, associated logos, stylizations and trade dress, all Internet domain names and all goodwill therein) owned by Seller and its Affiliates.

(c)

Subject to Section 5.14(a) in all respects, Seller shall incorporate into the Pre-Closing Reorganization Plan any reasonable requests of Buyer regarding transferring the Transferred Intellectual Property to a designated Subsidiary of Buyer at Closing.

Section 5.15

Transition Assistance.

(a)

Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to assist in the transition of the Business, records, customers and operations (including IT) at Closing to Buyer as reasonably requested by Buyer between the date hereof and the Closing in furtherance of the consummation of the transactions contemplated by this Agreement (such assistance, the “Transition Assistance”). Prior to Closing, Buyer and Seller shall each bear their own expenses incurred in respect of such Transition Assistance; provided that Buyer shall promptly reimburse Seller for the costs of third party consultants, contractors and advisors in connection with the Transition Assistance provided during such period.

(b)

From and after Closing, Seller shall use commercially reasonable efforts to assist the Buyer in connection with the Buyer’s preparation and audit of any financial statements of the Business or the Buyer that the Buyer determines, in its reasonable discretion, are required or advisable under applicable laws (including applicable securities laws and regulations) in connection with the Buyer’s acquisition of the Business (the “Financial Statement Assistance”). As part of the Financial Statement Assistance (and without limiting the generality of the foregoing), the Seller shall use commercially reasonable efforts to (a) cause its accountants to be available to the Buyer (upon reasonable prior notice and at mutually agreeable times and at no cost to the Buyer) to respond to questions and information requests, and participate in interview sessions, to the extent reasonably necessary in connection with the Buyer’s preparation and audit of any such financial statements and (b) cause its manager, officers and other agents to execute and deliver any and all management representation letters and other certificates as may reasonably be requested by the Buyer or its accountants in connection with the preparation and/or audit of any such financial statements. Buyer will pay or, if paid, promptly reimburse the Seller, following invoice from the Seller, for any reasonable out-of-pocket and overhead costs incurred by such Seller in complying with the provisions of this Section 5.14(b).

(c)

As soon as reasonably practicable and regularly from time to time during the ninety (90) day period following the date hereof, Buyer and Seller shall confer and negotiate in good faith to reach agreement on a definitive form of the Services Schedule (as defined in the Transition Services Agreement), which shall provide additional detail in the description of the Services (as defined in the Transition Services Agreement) and the calculation of the fees relating thereto, in accordance with the Transition Services Agreement attached to Exhibit E to this Agreement; provided, however, that any in the event Seller is required to pay any licensing fees in connection with Seller providing any IT related services to Buyer under the Transition Services Agreement, Buyer agrees that Buyer shall be responsible for reimbursing Seller for all such amounts. The definitive Transition Services Agreement entered into at the Closing shall incorporate the Services Schedule as mutually agreed by Buyer and Seller in accordance with this Section 5.15(c).

Section 5.16

Customer Communications. Seller and Buyer shall cooperate in developing communications materials and notices primarily relating to the Transaction to be sent to customers of the Business on or after the date hereof and prior to the Closing. Neither Party shall, and shall cause its Subsidiaries not to, send any communications or notices relating to the Transaction to customers of the Business on or after the date hereof and prior to the Closing without the prior written approval of the other Party, not to be unreasonably withheld or delayed.

Section 5.17

Resignations. Unless otherwise requested by Buyer, Seller shall use its reasonable best efforts to cause each director of each Transferred Company or any officer or director of any Group Company to resign in such capacity other than individuals who will continue to act as full time employees of the Group Companies after the Closing and directors representing works councils or labor unions, such resignations to be effective as of the Closing.

Section 5.18

Employee Matters.

(a)

Prior to the Closing, Buyer shall (i) make offers of employment on an at-will basis to each Business Employee employed in the United States who is not a Group Company Employee (including those on short term disability or who are not actively at work but have a right to return to employment with the Company or one of its Affiliates), with such offers to be effective as of the Closing (or upon the employee's return to work if he is not actively at work at the time of the Closing), (ii) continue to employ (where employment continues automatically by operation of Law or where employer substitution or similar transfer method is possible under applicable Law) each Business Employee employed outside of the United States who is not a Group Company Employee (including those on short term disability or who are not actively at work but have a right to return to employment with the Company or one of its Affiliates), effective as of the Closing Date (or upon the employee's return to work if he is not actively at work at the time of the Closing), (iii) make offers of employment to (where employment does not continue automatically by operation of law or where employer substitution or similar transfer method is not possible under applicable Law) each Business Employee employed outside of the United States who is not a Group Company Employee (including those on short term disability or who are not actively at work but have a right to return to employment with the Company or one of its Affiliates), with such offers to be effective as of the Closing (or upon the employee's return to work if he is not actively at work at the time of the Closing) (each offer described in (i) and (iii), an “Employment Offer”); provided, however, that Buyer shall in no event be obligated to make an Employment Offer to any Business Employee who is on long-term disability leave as of immediately prior to the Closing if they do not have a right to return to employment with the Company or one of its Affiliates. Each Employment Offer shall be (i) at a compensation level (other than equity compensation) and with employee benefits that are substantially comparable, in the aggregate, to the compensation (other than equity compensation) and employee benefits as were paid or provided to such Business Employee immediately prior to Closing, and (ii) made in accordance with applicable Law. For the avoidance of doubt, Buyer shall not be required to assume any equity compensation plan (including any long-term incentive plan) in which any Business Employee participates.

(b)

Each Business Employee who accepts Buyer’s offer of employment shall, as of the Closing Date or, with respect to any Business Employee on a leave of absence or otherwise has a right to return to employment, as of the date such Business Employee commences active employment with Buyer and each Business Employee who continues in employment by operation of law in accordance with Section 5.18(a)(ii) shall become an employee of Buyer (each such Business Employee and each Group Company Employee, a “Continuing Employee”). Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular compensation and benefit plan provided by Buyer, its Subsidiaries or the Group Companies, (ii) give any third party any right to enforce the provisions of this Section 5.18, or (iii) obligate Buyer or any Group Company to (A) maintain any particular compensation and benefit plan provided by Buyer, its Subsidiaries or the Group Companies or (B) retain the employment of any particular employee.

(c)

With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Buyer or any of its Subsidiaries, including the Group Companies, in which any Continuing Employee becomes a participant, Buyer shall and shall use its reasonable best efforts to cause its third party insurers to provide that the Continuing Employees shall receive full credit for service with Seller or any of its Subsidiaries for purposes of eligibility to participate, vesting and determination of benefits under severance and vacation pay plans, to the same extent that such service was recognized as of the Closing under a comparable Seller Plan in which the Continuing Employee participated (but not for purposes of benefit accrual to the extent such credit would result in a duplication of benefits).  Buyer shall (and shall use its reasonable best efforts to cause its third party insurers to) (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) are eligible to participate from and after the Closing to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were satisfied or waived under the comparable Seller Plan in which the Continuing Employees participated and (ii) cause any health benefit plan of Buyer or its Subsidiaries in which the Continuing Employees participate after the Closing to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying deductible and co-payment limitations for such year under the relevant welfare benefit plans in which such Continuing Employee (and dependents) participates following the Closing.

(d)

Effective as of the Closing, the Continuing Employees shall cease active participation in the Employee Plans (the “Retained Welfare Plans”) providing welfare benefits that are maintained by Seller or any of its Affiliates (other than MHPS Employee Plans). With respect to any Retained Welfare Plans, Seller shall remain liable for all eligible claims for benefits under the plan that are incurred by the Continuing Employees prior to the Closing. For purposes of this Section 5.18(d), a claim is deemed to have been incurred (i) with respect to claims for life, accidental death and dismemberment and short-term disability benefits, on the occurrence of event giving rise to such benefits, (ii) with respect to long-term disability benefits, on the date on which the relevant individual satisfied the eligibility requirements for the commencement of the long-term disability benefits (regardless of whether the claim was approved before or after the Closing) and (iii) on the date on which the charge or expense giving rise to such claim is incurred (without regard to the date of inception of the related illness or injury or the date of the submission of the claim related thereto) in the case of all other claims. Buyer shall be liable for all claims incurred by Continuing Employees on or after the Closing.

(e)

Prior to making any written or material oral communications to the Business Employees pertaining to the effect of the Transaction on compensation or benefit matters, the Seller shall, and shall cause the Group Companies to, provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication and Buyer and the Seller shall cooperate in providing any such mutually agreeable communication.

(f)

Seller shall, effective as of the Closing Date, cease all contributions in respect of each Continuing Employee in Seller’s defined contribution plans in which such individual is then participating. Such defined contribution plans that are individual account plans are set forth on Schedule 4.02(m)(i) (“Seller’s Savings Programs”). As of the Closing Date, Buyer or one of its Subsidiaries shall have in effect one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”). As soon as practicable following the Closing Date, to the extent elected by a Continuing Employee and permitted by Buyer’s 401(k) Plan, Seller agrees to cause the Seller’s Savings Programs to transfer to Buyer’s 401(k) Plan, and Buyer agrees to cause Buyer’s 401(k) Plan to accept eligible rollover distributions within the meaning of Section 402(c)(4) of the Code of Continuing Employees’ account balances (including the in-kind rollover of notes evidencing outstanding Plan loans) under Seller’s Savings Programs as of the valuation date next preceding the date of transfer; provided, that if Buyer’s 401(k) Plan does not permit such transfer, Buyer agrees to use its commercially reasonable efforts to cause Buyer’s 401(k) Plan to accept such eligible rollover distributions. Buyer and Seller shall cooperate to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Seller's Savings Programs as of the Closing Date to continue to make scheduled loan payments to the Seller's Savings Programs after the Closing Date, pending the distribution and in-kind rollover of the note evidencing such loan from the Seller Savings Programs to the Buyer's 401(k) Plan, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loan.

(g)

Buyer shall assume the liability arising under COBRA with respect to Business Employees who become M&A Qualified Beneficiaries (as that term is defined in 26 C.F.R. Section 54.4980B-9 Q & A 4).

(h)

Buyer’s workers’ compensation program shall be responsible for all claims for benefits which are incurred on or after the Closing Date by participating Continuing Employees. Seller’s workers’ compensation program shall be responsible for all claims for benefits which are incurred prior to the Closing Date by participating Continuing Employees.

(i)

As legally or contractually required, Seller and its Subsidiaries, as applicable, shall provide notice to, enter into any consultation procedure with, and shall use reasonable efforts to have obtained required consent or opinion from any labor union, labor organization, works council or group of employees of Seller and its Subsidiaries in connection with the Transactions, and Seller shall, upon request of Buyer, promptly inform Buyer about the status regarding any such consultations, consents or opinions, including discussions with employee representatives.

Section 5.19

Additional Covenants of Buyer.  From the date of this Agreement until the Effective Time, unless Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly set forth in Section 5.19 of the Buyer Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, Buyer shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, employees, suppliers and others having business dealings with it, and maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.19 of the Buyer Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)

amend or modify the Organizational Documents of Buyer;

(b)

declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Buyer Ordinary Shares or other Equity Interests of Buyer, other than the annual dividends payable by Buyer in respect of the Buyer Ordinary Shares, in an amount per share not to exceed its most recent annual per share dividend (but subject to any increase in the ordinary course of business in an amount required by applicable Law) and with the timing of such dividend to be consistent with past practice, or (ii) split, combine or reclassify, or issue, deliver, sell, grant, dispose of or subject to a Lien any Buyer Ordinary Shares or Equity Interests of Buyer or (iii) repurchase, redeem or otherwise acquire any Buyer Ordinary Shares or other Equity Interests of Buyer, other than acquisitions of Equity Interests of Buyer pursuant to any Buyer Benefit Plan as in effect on the date of this Agreement;

(c)

acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person (other than a wholly owned Subsidiary of Buyer), except for acquisitions that (x) are entered into on an arm’s length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed, in the aggregate €145 million and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in ARTICLE VI;

(d)

sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) sales of assets, property or rights that generated, in the aggregate, net revenues not to exceed €45 million in 2015, or (iii) any transaction or series of transactions that would result in the sale of assets, property or rights that are primarily used or held for use in any business of Buyer and that had generated, in the aggregate, net revenue not to exceed €45 million during the 2015 fiscal year, or (iv) transactions among Buyer and wholly owned Subsidiaries of Buyer;

(e)

(i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by Buyer or any wholly owned Subsidiary of Buyer to or in Buyer or any wholly owned Subsidiary of Buyer or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances that would result in the net indebtedness of Buyer and its Subsidiaries exceeding €400 million in the aggregate, excluding guarantees by Buyer or wholly owned Subsidiaries of Buyer of indebtedness of wholly owned Subsidiaries of Buyer or guarantees by Subsidiaries of Buyer of indebtedness of Buyer and guarantees by Buyer or its Subsidiaries entered into in the ordinary course of business;

(f)

other than (i) as set forth in (x) Buyer’s current capital budget (a copy of which was made available to Seller prior to the date hereof) or (y) any subsequent annual capital budget that is prepared by Buyer in the ordinary course of business consistent with past practice and approved by the Buyer Board or (ii) in connection with the repair or replacement of the plant and equipment at the operating facilities of Buyer or any of its Subsidiaries in the ordinary course of business, make any capital expenditure in excess of €35 million in the aggregate;

(g)

adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Buyer;

(h)

enter into any agreement to acquire another business or effect any transaction that is reasonably likely to result in the failure to satisfy the conditions set forth in Section 6.01(b) or Section 6.01(c); or

(i)

authorize, resolve, agree or commit to do any of the foregoing.

Section 5.20

Buyer Ordinary Shares.  During the period from the date hereof to the Closing, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person acquire, offer to acquire or agree to acquire Beneficial Ownership of any shares of Buyer Ordinary Shares.

Section 5.21

Notification of Certain Matters.  Buyer and Seller shall promptly notify each other of (a) any notice or other communication received by such party or its Representatives from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication could be material to the Business or the prompt consummation of the Transactions, (b) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relates to or is reasonably expected to affect the prompt consummation of the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused or would cause (i) a breach of that Party’s representations and warranties as of the date of this Agreement , or if such fact or circumstance arose after the date of this Agreement, such fact or circumstance would (except as expressly contemplated by this Agreement) cause a breach of any such representation or warranty had such representation or warranty been made as of the time of discovery of any fact or circumstance or (ii) result in any of the Closing Conditions set forth in ARTICLE VI not being satisfied or satisfaction of those conditions being materially delayed, or (d) any material failure of Seller or Buyer, as the case may be, or any officer, director, employee, agent or Representative of Seller or Buyer, as applicable, to comply with any covenant, or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.21 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to this Section 5.21 shall not constitute a failure of a Closing Condition set forth in ARTICLE VI except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 5.22

Removal of Excess Cash.  Prior to the Closing, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to remove, as of the Closing, all cash from the Group Companies in excess of $60,000,000.

Section 5.23

Tax Matters.

(a)

Notwithstanding anything to the contrary in ARTICLE VIII, all transfer, sales, gross receipts, real estate, use, stamp, registration and other similar Taxes or fees resulting from the transactions contemplated by this Agreement (including any transactions described in Section 5.14(b)), plus any reasonable out-of-pocket costs associated with the preparing and filing of related Tax Returns (collectively, the “Transfer Taxes”) shall be borne equally by Buyer and Seller; provided, however, that any Transfer Taxes incurred in effecting the Pre-Closing Reorganization (excluding, for this purpose, any transactions described in Section 5.14(b)) shall be borne by Seller, other than any Transfer Taxes incurred in effecting any transactions for which Buyer has agreed to indemnify Seller pursuant to Section 5.14(a), which shall be borne by Buyer.  The person required to do so by applicable Law shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return required to be filed in respect of any Transfer Tax, and shall timely pay (or cause to be timely paid) to the applicable Tax Authorities such Transfer Tax (subject to prompt reimbursement for half of such Transfer Tax from the other Party).

(b)

If, and only if, requested by Buyer, Buyer and Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable provisions of state or local Tax Law) with respect to the purchase from a U.S. corporation of any Transferred Company that is a U.S. corporation on Form 8023 (or any successor form), with all attachments.  In the event that such election is made pursuant to this Section 5.23(b), (A) Buyer and Seller shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve each timely election in accordance with the provisions of section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local Tax Law) or any successor provision, (B) Buyer, with the assistance and cooperation of Seller, shall prepare Form 8883 and all requisite attachments thereto (and all forms under analogous provisions of state or local Tax Law) in accordance with Tax Laws, (C) Buyer shall deliver such forms and attachments to Seller at least sixty (60) days prior to the due date for filing such election and Seller shall execute and return such completed forms and attachments to Buyer at least 45 days prior to the due date for filing such election and (D) Buyer shall indemnify Seller, on a grossed-up basis, for any incremental costs (including the use of Tax attributes) resulting to Seller and its Affiliates from each such election.

(c)

Except as permitted under Section 5.23(b), Buyer may not make or cause to be made any election under Section 338 of the Code with respect to the transactions contemplated hereunder.

(d)

Seller shall prepare or cause to be prepared all Tax Returns for the Group Companies for any taxable year or period that ends on or before the Closing Date (each such period, a “Pre-Closing Period” and such Tax Returns, the “Pre-Closing Tax Returns”).  Seller shall (i) use commercially reasonable efforts to submit each Pre-Closing Tax Return to Buyer for review and comment at least fifteen (15) days prior to its due date and (ii) revise such Pre-Closing Tax Return to reflect any timely comments requested by Buyer in good faith, provided such comments are consistent with past practice and applicable Law and do not adversely affect Seller.  Buyer shall timely file, or cause to be timely field, each Pre-Closing Tax Return as prepared by Seller in accordance with this Section 5.23(d) and shall remit, or cause to be timely remitted, any Taxes due in respect of such Pre-Closing Tax Return to the relevant Taxing Authority.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Group Companies for any taxable year or period beginning on or before, and ending after, the Closing Date (each such period, a “Straddle Period” and such Tax Returns, the “Straddle Tax Returns”).  Buyer shall (A) use commercially reasonable efforts to submit each Straddle Tax Return to Seller for review and comment at least fifteen (15) days prior to its due date and (B) revise such Straddle Tax Return to reflect any timely comments requested by Seller in good faith, provided such comments (i) are consistent with past practice and applicable Law, and (ii) do not adversely affect Buyer or the Group Companies (or any Affiliates thereof) in any taxable year or period (or portion thereof) beginning after the Closing Date.  Seller shall pay Buyer in immediately available funds, at least five (5) days before the due date of any Pre-Closing Tax Return or Straddle Tax Return, an amount equal to any Taxes for which Seller is obligated to indemnify the Buyer Indemnified Parties under Section 8.02. Buyer shall pay Seller in immediately available funds, at least five (5) days before the due date of any Straddle Tax Return, the amount (if any) by which (A) the sum of any Tax payments (including estimated tax payments) made prior to the Closing with respect to the relevant Straddle Period and any Liabilities included in the Net Working Capital with respect to such Straddle Period exceeds (B) the amount of Taxes allocated to the Pre-Closing Portion of such Straddle Period under Section 5.23(g).

(e)

The parties hereto shall, to the extent permitted under applicable Tax Law, elect to treat the Closing Date as the last day of any taxable period of the Group Companies that includes the Closing Date; provided that no party shall be required to amend any articles of association, change any financial accounting period, or otherwise take any action other than solely for Tax purposes.

(f)

The portion of any Taxes that are allocable to the Pre-Closing Portion of any Straddle Period shall be (x) in the case of real property, personal property and other similar Taxes deemed to be the amount of such Taxes due with respect to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Portion of the Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period and (y) in all other cases, determined on the basis of an interim closing of the books as of the Closing.  For purposes of this Agreement, “Pre-Closing Portion” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on, and includes, the Closing Date.

(g)

After the Closing, Buyer and Seller shall, upon request, (i) reasonably assist (and cause their respective Affiliates to reasonably assist) the other party in preparing and filing any Tax Returns that such other party is responsible for preparing, (ii) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with, any Taxing Authority or with respect to any matters with respect to Taxes of or relating to the Group Companies and (iii) make available to the other party and to any Taxing Authority as reasonably requested in writing all information, records, and documents relating to Tax matters of or relating to the Group Companies.  In addition, Seller and Buyer shall make themselves (and their respective employees) reasonably available, on a mutually convenient basis during normal working hours, to provide explanations of any documents or information provided under this Section 5.23(g). Each party shall keep any information obtained under this Section 5.23(g) confidential except (x) as may be necessary in connection with the filing of Tax Returns or the conduct of any Tax audit, dispute, contest or other similar proceeding or (y) with the consent of the other party.

(h)

Seller and Buyer shall retain all Tax Returns, schedules and work papers and all material records or other documents or electronic data in their possession (or in the possession of their respective Affiliates) relating to Tax matters relevant to the Business for Pre-Closing Periods and Straddle Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, taking into account all extensions thereof, or (ii) six (6) years following the due date for such Tax Returns.  Before Seller or Buyer disposes of any such documents in its possession (or in the possession of its respective Affiliates), the other party shall be given the opportunity, for thirty (30) days upon written notice, to remove and retain all or any part of such documents as such other party may select (at such other party's sole expense).

(i)

After the Closing Date, Buyer shall notify Seller promptly without any undue delay of the commencement of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes that, if resolved adversely to the taxpayer, would be grounds for a claim for indemnity pursuant to Section 8.02 hereof (a “Tax Claim”); provided, however, that a failure by Buyer to provide timely notice of a Tax Claim shall not entitle Seller to reduce the amount of the liability required to be paid pursuant to Section 8.02, except to the extent such delay actually prejudices Seller.  Buyer shall deliver to Seller copies of all relevant notices and documents (including court papers) received by Buyer or an Affiliate of Buyer that relate to such Tax Claim.  In the case of any Tax Claim relating solely to any Pre-Closing Period, Seller (at its sole cost and expense) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Buyer may fully participate in the conduct of such Tax Claim (at its own expense), (ii) Seller shall not settle, compromise or dispose of any Tax Claim in a manner that would adversely affect Buyer or the Group Companies (or any Affiliates thereof) after the Closing Date without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (iii) Seller shall keep Buyer fully and timely informed with respect to the status of such Tax Claim.  In the case of any Tax Claim that Seller does not control, Seller may fully participate, at its own expense, in such Tax Claim, and Buyer (i) shall not settle such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) shall keep Seller reasonably informed with respect to the status of such Tax Claim.

(j)

Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to provide to any Person any right to access or review any consolidated Tax Return or work papers relating to the affiliated group of which Seller is the common parent, and neither Buyer nor any of its Affiliates shall have any rights to participate in or influence the conduct of any Tax Claim involving such affiliated group.

(k)

Buyer shall not and shall cause its Affiliates not to amend, refile or otherwise modify any Tax Return relating in whole or in part to any Pre-Closing Period of any Group Company without Seller’s prior written consent, which may be withheld in Seller’s sole discretion.

(l)

Buyer shall not and shall cause its Affiliates not to carry back to any Pre-Closing Period any operating losses, net operating losses, capital losses, income tax credits or similar income tax items arising in, resulting from, or generated in connection with a taxable period beginning after the Closing Date.

(m)

On the last day of each financial quarter, Buyer shall pay or cause to be paid to Seller any Tax refunds and credits (including any interest included therein and less any reasonable out-of-pocket costs incurred in obtaining such refund or credit) that were both (i) claimed or requested by Buyer or an Affiliate thereof, or with respect to which Seller delivered a written request as contemplated by the last sentence of this Section 5.23(m), within the six (6) year period following the Closing, and (ii) received or applied by Buyer or an Affiliate thereof during such quarter in respect of or relating to any taxable period (or portion thereof) ending on or before the Closing Date of any Group Company or with respect to any Acquired Asset, except to the extent such refund or credit was specifically reflected on the Closing Balance Sheet.  Subject to Section 5.23(l), Buyer shall (and shall cause its Affiliates to) use commercially reasonable efforts to claim or request any Tax refunds or credits to the extent requested in writing by Seller within the six (6) year period following the Closing.

(n)

Seller shall prepare, or cause to be prepared, and shall deliver to Buyer no later than ninety (90) days after the Closing Date, a schedule of the accrued non-current Tax liabilities attributable to the Business as of the Effective Time (the “Closing Non-Current Tax Accrual Schedule”).  The Closing Non-Current Tax Accrual Schedule (i) shall be prepared in accordance with U.S. GAAP using the accounting methods, policies, practices, procedures, judgments and estimation methodology used by Seller and the Business, as applicable, in the normal year-end closing process of the Business as reflected in Seller’s historical Hyperion accounts and applied consistent with past practice, (ii) shall otherwise be prepared in the same manner as the corresponding line items in the Financial Information, and (iii) shall exclude any liabilities incurred outside the ordinary course of business after the Reference Date.  The Accountant shall resolve any disputes regarding the Closing Non-Current Tax Accrual Schedule subject to the procedures described in Section 2.07(b).

Section 5.24

Financing.

(a)

Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the financing contemplated by the Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect and enforce its rights under the Commitment Letter and comply with its obligations thereunder; provided, that the Commitment Letter may be amended, supplemented, modified and replaced as permitted by clause (b) of this Section 5.24; (ii) satisfy or obtain the waiver of on a timely basis (and in a manner that will not prevent, impair or delay the consummation of the Transactions) all conditions and covenants applicable to Buyer to the funding of the financing (including the Financing Conditions) set forth in the Commitment Letter and any definitive agreements to be executed in connection therewith and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions). Buyer shall keep Seller informed on a regular basis and in reasonable detail of the status of its efforts to arrange the financing contemplated by the Commitment Letter and any other financing, shall provide Seller copies of documents related to such financing upon request and shall give Seller prompt notice of any fact, change, event or circumstance that could reasonably be expected to have, individually or in the aggregate, a material adverse impact with respect to the financing contemplated by the Commitment Letter including notice in writing of any breach or default by Buyer or to its knowledge any other party with respect to the Commitment Letter or any condition precedent to funding on the Closing or any material dispute between the parties to the Commitment Letter related to the Commitment Letter of which the Buyer becomes aware.  In no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Commitment Letter) by or to Buyer or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

(b)

Prior to the Closing, Buyer shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letter without Sellers’s prior written consent.

(c)

In the event that all or a portion of the financing contemplated by the Commitment Letter becomes unavailable on the terms contemplated in the Commitment Letter, Buyer shall use its reasonable best efforts to (i) arrange replacement financing, on terms that are not materially less favorable to Buyer, in the aggregate, than the terms contained in the Commitment Letter, from alternative sources as promptly as practicable in an amount sufficient, together with any cash held by Buyer, to consummate the Transactions and (ii) obtain new financing commitment and fee letters with respect to such replacement financing which shall be promptly provided to the Seller.  Upon any amendment, replacement, supplement or modification permitted by Section 5.24(b) or Section 5.24(c), the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified.

Section 5.25

Financing Assistance.

(a)

Prior to the Closing, Seller agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its Representatives to provide, all customary cooperation (including with respect to timeliness) in connection with the arrangement of the financing contemplated by the Commitment Letter as may be reasonably requested by Buyer, including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies that are customary for financings of a type similar to the financing contemplated by the Commitment Letter; (ii) assisting in a commercially reasonable manner Buyer and the Financing Sources in the preparation of any lender presentations, bank information memoranda and similar documents reasonably requested by Buyer in connection with the financing contemplated by the Commitment Letter at times and locations mutually agreed; (iii) reasonably cooperating with the marketing efforts of Buyer and the Financing Sources for any of such financing contemplated by the Commitment Letter; (iv) assisting in the preparation of documents relating to the Financing, including any customary credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Buyer and assisting in the negotiation of any such agreements and other documents; provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing; and (v) using reasonable best efforts to facilitate the obtaining of customary payoff letters, lien terminations and instruments of discharge to be delivered at and subject to the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness of the Business contemplated by this Agreement to be paid off, discharged and terminated on the Closing Date.  Customary cooperation shall not include taking any actions that would unreasonably interfere with the ongoing business or operations of Seller and its Subsidiaries.  Notwithstanding the foregoing, (v) none of Seller or its Subsidiaries shall be required to pay any fees or expenses or incur prior to the Effective Time any other liability or obligation in connection with the financings contemplated by the Commitment Letter, (w) none of Seller, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the financing contemplated by the Commitment Letters that is not contingent upon the Closing or that would be effective prior to the Effective Time (and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Buyer shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of Seller and its Subsidiaries as may be required by the lenders pursuant to the Commitment Letter at, or as of, the Closing), (x) Seller shall not be required to make any representation, warranties or certifications as to which, after Seller’s use of reasonable best efforts to cause such representation, warranty or certification to be true, Seller has in its good faith determined that such representation, warranty or certification is not true, (y) Seller shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing, and (z) nothing shall obligate Seller or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Law or loss of any privilege.  For the avoidance of doubt, in no event shall Seller or any of its Subsidiaries be in breach of this Section 5.25(a) because of the failure to deliver, after use of reasonable best efforts to do so, any information that is not prepared in the ordinary course of the Seller’s business and operations at the time requested by Buyer.  Seller and its Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the financing contemplated by the Commitment Letter, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Seller and its Representatives.

(b)

Buyer shall indemnify and hold harmless Seller, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitment Letter and the performance of their respective obligations under Section 5.25(a) and any information utilized in connection therewith.  Whether or not the Closing occurs, Buyer shall, promptly upon written request by Seller, reimburse Seller and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by Section 5.25(a).

Section 5.26

Indemnification of Directors and Officers.  The certificate of incorporation, bylaws or other comparable organizational documents of each of the Group Companies shall contain provisions no less favorable with respect to indemnification that are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former managers, members, directors, officers, employees or agents of the Group Companies (the “D&O Indemnified Parties”) related to service prior to the Closing.  Buyer shall cause to be maintained in effect for six (6) years after the Closing the current policies of the directors’ and officers’ liability insurance maintained by the Group Companies with respect to matters occurring prior to the Closing; provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable that the existing policies (including with respect to the period covered).  The rights of each D&O Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such D&O Indemnified Party may have under the certificate of incorporation, bylaws or other comparable organization documents of each of the Group Companies, and any other indemnification arrangement, applicable Laws or otherwise. The provisions of this Section 5.26 shall survive the consummation of the Transactions and are expressly intended to benefit each D&O Indemnified Party.

Section 5.27

Credit and Performance Support Obligations; Buyer Guarantees.

(a)

Seller agrees to take any and all actions reasonably necessary to transfer and assign to Buyer any guaranties, bank guarantees, letters of credit, performance bonds, advance payment bonds, bid bonds or warranty bonds and other similar items (“Credit Support Agreements”) issued and outstanding in connection with or for the benefit of the Business that are assignable or transferable. Buyer agrees to use its commercially reasonable efforts (and Seller and its Affiliates will cooperate with Buyer) to cause Seller and its Affiliates (other than the Group Companies) to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of any such Credit Support Agreements, and Buyer shall indemnify Seller and its Affiliates (other than the Group Companies) against any Losses with respect to such Liabilities. To the extent that Seller and its Affiliates are not absolutely and unconditionally relieved of all such Liabilities under the Credit Support Agreements on or prior to the Closing Date, Buyer agrees to (i) use its reasonable best efforts to absolutely and unconditionally relieve Seller and its Affiliates of all such Liabilities as promptly as reasonably practicable after the Closing Date, (ii) indemnify Seller and Affiliates (other than the Group Companies) against all Losses with respect to any such Liabilities under the Credit Support Agreements. Any costs associated with any termination of the Credit Support Agreements shall be borne by Seller and any costs associated with the implementation of new or substituted arrangements of Buyer shall be borne by Buyer.

(b)

Seller agrees to use commercially reasonable efforts (and Buyer and its Affiliates will cooperate with Seller) to cause the Group Companies to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of any guarantees, or indemnities given in respect of any Excluded Assets or Excluded Liabilities, and Seller shall indemnify the Group Companies against any Losses with respect to such Liabilities. To the extent that the Group Companies is not absolutely and unconditionally relieved of all such Liabilities on or prior to the Closing Date, (i) Seller agrees use its commercially reasonable efforts to absolutely and unconditionally relieve the Group Companies of all such Liabilities as promptly as reasonably practicable after the Closing Date, and (ii) indemnify the Group Companies against all Losses with respect to any such Liabilities under such guarantees and indemnities. Any costs associated with any termination of the guarantees and indemnities shall be borne by Seller.

Section 5.28

Intercompany Debt.

(a)

Prior to the Closing, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to cause to be paid and satisfied by the party that is the obligor on or prior to the Closing Date all receivables or payables between the Group Companies, on the one hand, and the Sellers or any of their Affiliates, on the other hand, that are not otherwise included within Net Working Capital, if any.

(b)

In case the Seller, the Group Companies or any Affiliate of Seller should identify any intragroup relationship between the Group Companies on the one hand and any of Seller or its Affiliates on the other hand not having been terminated and settled as of the Closing Date, Seller or Buyer may request Seller or any Affiliate of Seller and the Group Companies to, and Seller and any Affiliate of Seller and the Group Companies shall be obliged to follow that request, and to cause its relevant Affiliate to, mutually terminate and settle such intragroup relationship in a way as if it had been terminated inter partes and settled as of the Closing Date in accordance with the provisions of Section 2.07(e).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01

Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Transactions shall be subject to the satisfaction or each Party’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a)

The Buyer Requisite Vote shall have been obtained.

(b)

There shall not be in effect any Law, temporary restraining order, executive order, decree, ruling, judgment or injunction or other Order of a court or other Governmental Entity of competent jurisdiction enjoining, prohibiting or preventing the transactions contemplated herein from being consummated.

(c)

(i) All applicable waiting periods under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, (ii) all clearances and consents required to be obtained before the Closing under the Non-U.S. Merger Control Laws, where the failure to obtain such clearances and consents would prohibit the Closing of the Transactions, shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, (iii) the Parties shall have obtained the CFIUS Approval, (iv) the Parties shall have obtained the Finnish CFIUS Approval.

(d)

The DeMag JV Arrangement shall have been consummated.

Section 6.02

Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions shall be subject to the satisfaction or Seller’s waiver in its sole discretion, at or before the Closing, of each of the following conditions: (i) the representations and warranties of Buyer in Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.03(h) and Section 4.03(u) (collectively, the “Fundamental Buyer Representations”) are true and correct as of the Agreement Date and as of Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), (ii) the representations and warranties of Buyer (other than the Buyer Fundamental Representations) contained in this Agreement shall be true and correct (without giving effect to any “material”, “Buyer Material Adverse Effect”, or similar materiality qualifications contained in such representations and warranties), except for where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, as of the date of this Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date); and (iii) the covenants contained in this Agreement required to be complied with by Buyer, as applicable, on or before the Closing shall have been complied with in all material respects, Seller shall have received a certificate signed by an authorized officers of Buyer, dated the Closing Date, to the foregoing effects.

Section 6.03

Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or Buyer’s waiver in its sole discretion, at or before the Closing, of each of the following conditions: (i) the representations and warranties of Seller in Section 4.01(a), Section 4.01(b), the first sentence of Section 4.01(e)(i), Section 4.01(g), Section 4.02(a), and Section 4.02(d) (collectively, the “Fundamental Seller Representations”) are true and correct as of the Agreement Date and as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), (ii) the representations and warranties of Seller (other than the Seller Fundamental Representations) contained in this Agreement shall be true and correct (without giving effect to any “material”, “MHPS Material Adverse Effect”, or similar materiality qualifications contained in such representations and warranties), except for where the failure to be true and correct would not reasonably be expected to have an MHPS Material Adverse Effect, as of the date of this Agreement and as of the Closing as if made on the Closing Date, and (iii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effects.

Section 6.04

Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur.

Section 6.05

Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE VI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE VII

TERMINATION

Section 7.01

Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a)

by the mutual written consent of Seller and Buyer;

(b)

by Seller, if:

(i)

On or prior to May 31, 2016, (x) Seller enters into a legally binding merger, business combination or similar agreement with Zoomlion in connection with an Acquisition Proposal or (y) Seller reasonably believes that it has reached agreement on all material terms in respect of such an Acquisition Proposal and the Seller’s board of directors, acting in good faith after consultation with its legal and financial advisors, determines that the financing required to consummate such Acquisition Proposal, if any, is reasonably likely to be available and reasonably believes that Seller will be promptly entering into a legally binding merger, business combination or similar agreement in respect of such Acquisition Proposal.

(ii)

Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in ARTICLE VI not to be satisfied, and such Closing Condition is incapable of being satisfied by the Termination Date unless breach or failure is reasonably capable of being cured and is cured by Buyer within forty-five (45) days following written notice from Seller to Buyer regarding such breach or inaccuracy; provided, however, that Seller is not then in material breach of this Agreement.

(c)

by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in ARTICLE VI not to be satisfied, and such Closing Condition is incapable of being satisfied by the Termination Date unless breach or failure is reasonably capable of being cured and is cured by Seller within forty-five (45) days following written notice from Buyer to Seller regarding such breach or inaccuracy; provided, however, that Buyer is not then in material breach of this Agreement;

(d)

by either Seller or Buyer if:

(i)

the Effective Time shall not have occurred by January 31, 2017, subject to extension by the mutual agreement of Seller and Buyer (the “Termination Date”); provided that no party may terminate this Agreement pursuant to this Section 7.01(d)(i) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the Termination Date;

(ii)

any Law shall have been adopted or promulgated, or any final, non-appealable Order shall have been issued by a Governmental Entity of competent jurisdiction having the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction;

(iii)

the Buyer Requisite Vote shall not have been obtained after a vote of the Buyer shareholders has been taken and completed at the Buyer Shareholders Meeting or at any adjournment or postponement thereof;

(e)

by Buyer, subject to Section 5.04(c), if the Divestiture EBITDA is greater than $30 million; or

(f)

by Seller, subject to Section 5.04(c), if the Divestiture EBITDA (ignoring for this purpose the proviso in the definition of “Divestiture EBITDA”) is greater than $40 million.

Section 7.02

Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other Party.

Section 7.03

Effect of Termination.

(a)

In the event of termination of this Agreement pursuant to Section 7.01, this Agreement (other than Section 1.01, Section 5.25(b), this Section 7.03 and ARTICLE IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or Willful Breach of this Agreement.

(b)

In the event that this Agreement is terminated by either Seller or Buyer pursuant to Section 7.01(d)(iii), then Buyer shall reimburse Seller for all of its reasonable and documented out-of-pocket expenses incurred in connection with this Agreement up to a maximum amount of $20,000,000, by wire transfer of same day funds to an account designated by Seller, within two (2) Business Days after such termination.

(c)

In the event that this Agreement is terminated by Seller pursuant to Section 7.01(b)(i), then Seller shall pay Buyer a fee of $37,000,000, by wire transfer of same day funds to an account designated by Buyer, within two (2) Business Days after such termination.

(d)

Each of Buyer and Seller acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Buyer fails to promptly pay or cause to be paid the amount due pursuant to Section 7.03(b), and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the payment set forth in Section 7.03(b) or any portion of such payment, Buyer shall pay to Seller its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

(e)

In the event that legal action is taken by any party (including any of the Parties) against Buyer or the Buyer Board in relation to the legality of the decision by Buyer or the Buyer Board to enter into or perform the agreements between Buyer and Seller set forth in this Section 7.03, and, despite the party subject to the legal action having vigorously defended against such legal action, it is concluded by a final non-appealable judgment or decision of a court of competent jurisdiction that the decision by the Buyer Board to enter into the agreements under this Section 7.03 is unlawful or unenforceable, then Seller shall promptly remit to Buyer the portion of such termination payment (to the extent already paid) that such court has determined to be unlawful or unenforceable, net of any reasonable costs and expenses of Seller.

(f)

At Seller’s option, Seller shall be entitled to assume and control the defense of any legal action referred to in Section 7.03(e) subject to Seller assuming all the costs relating to such defense.  In the event that Seller assumes such defense, Buyer shall fully cooperate with Seller's defense of such legal action, including by providing to Seller all such information regarding Buyer and the Buyer Board, and making available to Seller such employees, officers and directors of Buyer, as Seller shall reasonably request.

(g)

Notwithstanding, anything to the contrary in this Agreement, any payments made pursuant to this Section 7.03 shall constitute liquidated damages, and from and after the termination giving rise to such payment, neither Party shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.03.  In no event shall Seller be entitled to payment under Section 7.03(a) on more than one occasion.

ARTICLE VIII

SURVIVAL

Section 8.01

Survival of Representations and Warranties. The rights of Parties to indemnification under this Agreement with respect to the representations and warranties made hereunder shall survive the Closing for a period beginning on the date hereof and ending on the later of (x) twelve (12) months from the date of Closing and (y) forty-five (45) days following delivery to Buyer of the audited financial statements of Buyer for the first fiscal year ending after the Closing Date provided, however (i) that the rights of Buyer to indemnification under this Agreement with respect to Section 4.02(x) shall survive the Closing for a period of two (2) years, (ii) that the rights of Buyer to indemnification under this Agreement with respect to the Fundamental Seller Representations  shall survive the Closing for a period of three (3) years, (iii) that the rights of Buyer to indemnification under this Agreement with respect to Section 4.02(m) shall survive the Closing until the earlier of (A) the date that is six (6) years after the Closing Date and (B) the date that is thirty (30) days after the expiration of the applicable statute of limitations, and (iv) that the rights of Seller to indemnification under this Agreement with respect to the Fundamental Buyer Representations shall survive the Closing for a period of three (3) years. None of the covenants or other agreements contained in this Agreement shall survive the Closing, other than the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, which covenants and agreements shall survive until the period provided in such covenants and agreements, if any, or until fully performed. Any claim for indemnification pursuant to this Section 8.01 that is made in accordance with the requirements set forth in Section 8.03 prior to the expiration of the applicable survival period set forth in this Section 8.01 with respect to such claim shall survive, subject to the remaining limitations set forth in this Section 8.01, until such claim is finally resolved.

Section 8.02

Indemnification.

(a)

From and after the Closing, Seller shall, subject to the provisions of this ARTICLE VIII, indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any of the following matters:

(i)

prior to their expiration in accordance with Section 8.01, the inaccuracy of any representation or warranty made by Seller in ARTICLE IV (excluding the Fundamental Seller Representations and Section 4.02(m)) as of the Closing Date;

(ii)

prior to their expiration in accordance with Section 8.01, the inaccuracy of any representation or warranty made by Seller in the Fundamental Seller Representations;

(iii)

prior to their expiration in accordance with Section 8.01, the failure by Seller or any of its Subsidiaries to perform any covenant or agreement made by Seller or, solely with respect to covenants or agreements that by their terms apply or are to be performed prior to the Closing, the Group Companies in this Agreement;

(iv)

except to the extent Buyer has agreed to indemnify Seller pursuant to Section 5.14(a) and except as provided in Section 5.23(a), (A) prior to their expiration in accordance with Section 8.01, the inaccuracy of any representation or warranty made by Seller in Section 4.02(m), (B) any Taxes imposed on, or required to be withheld by, the Group Companies for all Pre-Closing Periods and the portion of such Taxes for any Straddle Period allocated to the Pre-Closing Portion of such Straddle Period pursuant to Section 5.23(d) (net of any Tax payments (including estimated tax payments) made prior to the Closing with respect to such Straddle Period), including, in either case, any income Tax Liability reflected as current income taxes payable (but for the avoidance of doubt not including deferred income taxes) on the balance sheet of the Business as of the Closing Date and any Taxes imposed under Treasury Regulations Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or non-U.S. Law), as a transferee or successor, or under any tax sharing agreements, tax indemnity agreements or other similar agreements, in each case, other than a Permitted Tax Agreement, (C) any Taxes imposed on or with respect to any Acquired Asset for all Pre-Closing Periods and the portion of such Taxes for any Straddle Period allocated to the Pre-Closing Portion of such Straddle Period pursuant to Section 5.23(d) (net of any Tax payments (including estimated tax payments) made prior to the Closing with respect to such Straddle Period), and (D) any Transfer Taxes for which Seller is liable under Section 5.23(a); and

(v)

the Pre-Closing Reorganization, except to the extent Buyer has agreed to indemnify Seller pursuant to Section 5.14(a) and except as provided in Section 5.23(a).

(b)

From and after the Closing, Buyer shall subject to the provisions of this ARTICLE VIII and to the fullest extent permitted under Finnish corporate law, indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(i)

prior to their expiration in accordance with Section 8.01, the inaccuracy of any representation or warranty made by Buyer in ARTICLE IV (excluding the Fundamental Buyer Representations) as of the Closing Date;

(ii)

prior to their expiration in accordance with Section 8.01, the inaccuracy of any representation or warranty made by Buyer in the Fundamental Buyer Representations;

(iii)

prior to their expiration in accordance with Section 8.01, the failure by Buyer to perform any covenant or agreement made by Buyer in this Agreement; and

(iv)

(A) the Buyer Taxes, and (B) any Transfer Taxes for which Buyer is liable under Section 5.23(a).

(c)

Notwithstanding anything in this Agreement to the contrary:

(i)

Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) unless and until the aggregate amount of the Buyer Indemnified Parties’ Losses for which such Buyer Indemnified Parties seek indemnification pursuant to Section 8.02(a)(i) exceeds $10,000,000 (the “Basket Amount”), in which event Seller shall be required to pay or be liable for such Losses in excess of the Basket Amount;

(ii)

Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 8.02(b)(i) unless and until the aggregate amount of the Seller Indemnified Parties’ Losses for which such Seller Indemnified Parties seek indemnification pursuant to Section 8.02(b)(i) exceeds the Basket Amount, in which event Buyer shall be required to pay or be liable for such Losses in excess of the Basket Amount;

(iii)

Except for Losses recoverable under Section 8.02(a)(iv) Individual Losses of less than $100,000 shall not be recoverable under this ARTICLE VIII;

(iv)

The cumulative indemnification obligations of Seller pursuant to Section 8.02(a)(i) shall in no event exceed $100,000,000 (the “Cap Amount”);

(v)

The cumulative indemnification obligations of Buyer pursuant to Section 8.02(b)(i) shall in no event exceed the Cap Amount; and

(vi)

For purposes of determining (i) whether there has been a breach of any representation and warranty of Seller set forth in Section 4.01 or Section 4.02 or of Buyer set forth in Section 4.03 and (ii) the Losses for any such breach,  any “material”, “MHPS Material Adverse Effect”, “Buyer Material Adverse Effect” or similar materiality qualifications or threshold in the representations, warranties, covenants and agreements shall be excluded from, given no effect and be otherwise disregarded, provided that any such materiality qualification or threshold included in a defined term shall not be so excluded.

(vii)

Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses that are suffered or incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any Taxes (“Buyer Taxes”) (A) reflected as liabilities on the Closing Balance Sheet or the Closing Non-Current Tax Accrual Schedule, (B) incurred with respect to a taxable period (or portion thereof) beginning after the Closing Date, other than Taxes incurred with respect to a breach of a representation contained in clause (II) of Section 4.02(m)(x) or (C) attributable to any action taken or election made after the Closing by Buyer or an Affiliate thereof, other than any such action or election expressly permitted or required by this Agreement or consented to in writing by Seller.

Section 8.03

Notice and Resolution of Claims.  Except with respect to Tax Claims:

(a)

Notice. Each Person entitled to indemnification pursuant to Section 8.02(a) or Section 8.02(b) (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (an “Indemnifying Party”) promptly after obtaining knowledge of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification that such Person may have under Section 8.02(a) or Section 8.02(b), as applicable (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”). The notice shall set forth in reasonable detail the claim, the basis for indemnification, and a good faith estimate of all related Losses, to the extent practicable. Failure to give notice shall not release the Indemnifying Party from its obligations under Section 8.02(a) or Section 8.02(b), as applicable, except to the extent that the failure prejudices such Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered before the expiration of any applicable survival period specified in Section 8.01 for claims with respect to such representation, warranty, covenant or agreement.

(b)

Defense of Third Party Claims. If a Third Party Claim shall arise, the Indemnifying Party may assume the defense of such Third Party Claim by providing written notice to the Indemnified Party within thirty (30) days after receipt of the notice of such claim. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this ARTICLE VIII unless (i) the Indemnified Party is advised by counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within thirty (30) Business Days after notice of the assertion of any such claim or institution of any such Third Party Claim, (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, or (iv) such Third Party Claim relates to or arises in connection with any criminal action, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 8.03(b), (A) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 8.02(a) or Section 8.02(b) without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as a part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any financial or equitable remedy on the Indemnified Party, does not cause any restriction or condition that would apply to or materially adversely affect the Indemnified Party or the conduct of the Indemnified Party’s business or require the Indemnified Party to admit any fault, wrongdoing, violation, culpability or failure to act by or on behalf of the Indemnified Party, and (B) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 8.02(a) or Section 8.02(b) without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. Notwithstanding the foregoing provisions of this Section 8.03(b), if the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c)

Resolution of Claims. Following timely provided notice of an indemnification claim under this Agreement in accordance with Section 8.03(a) (other than a Third Party Claim which is governed by Section 8.03(b)), the Indemnifying Party will have thirty (30) days from the date notice was provided of such claim (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or advisable. For purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party all the information reasonably related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party will provide to the Indemnified Party written notice thereof (the “Indemnification Dispute Notice”) prior to the expiration of the Dispute Period. If no Indemnification Dispute Notice is timely provided to the Indemnified Party within the Dispute Period or if the Indemnifying Party provides notice that it does not have a dispute with respect to such claim for indemnification, then such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Approved Indemnification Claim”). The Indemnifying Party will pay the amount of the Approved Indemnification Claim by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party within five (5) Business Days after such claim is determined to be an

Approved Indemnification Claim. If a Dispute Notice is provided to the Indemnified Party within the Dispute Period and the Indemnifying Party and the Indemnified Party do not agree to the validity and/or amount of such disputed claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of at least sixty (60) days to resolve the dispute. If the Indemnifying Party and the Indemnified Party are unable to come to an agreement regarding such disputed claim during such sixty (60) day period, such dispute shall be resolved in accordance with Section 9.06.

Section 8.04

Exclusive Remedies. Except as otherwise expressly set forth in this Agreement, and except for fraud or intentional misrepresentation, following the Closing, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or Seller, respectively, or any breach or failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, except for fraud or intentional misrepresentation, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 8.05

Additional Indemnification Provisions.

(a)

With respect to each indemnification obligation contained in this Agreement:

(i)

all Losses shall be net of any (A) amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (including the recovery or reimbursement of payments from a Taxing Authority) and (B) Tax benefits to the Indemnified Party and its Affiliates arising out of such Losses (or out of the event or occurrence that gave rise to such Losses),

(ii)

all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter on the Financial Statements,

(iii)

no representation or warranty of Seller or Buyer shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event that is disclosed in connection with another representation or warranty contained in this Agreement, and

(iv)

Seller shall not be liable for any Losses to the extent that such Losses suffered by any Buyer Indemnified Party, on the one hand, and Buyer shall not be liable for any Losses to the extent that such Losses suffered by any Seller Indemnified Party, on the other hand, (A) result from any act or omission by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, (B) result from the failure of such Buyer Indemnified Party or Seller Indemnified Party, as applicable, to take reasonable action to mitigate such Losses, (C) in the case of a Buyer Indemnified Party, result from the operation of the Group Companies after the Closing, (E) in the case of a Seller Indemnified Party, result from the operation of the Group Companies prior to the Closing, or (F) are caused by or result from any action (1) that Seller or Buyer is required, permitted or requested to take pursuant Section 5.01 (including pursuant to the consent of Buyer or Seller, as applicable) or (2) that Seller or Buyer having sought Buyer’s or Seller’s consent, as applicable, pursuant to Section 5.01 or Section 5.19, did not take as a result of Buyer or Seller, as applicable, having unreasonably withheld, conditioned or delayed the requested consent.

(b)

With respect to Section 8.05(a)(i), the Indemnified Party shall first use commercially reasonable efforts to collect any amounts under such indemnification agreements, insurance policies or other sources of reimbursement to the same extent as they would if such Loss were not subject to indemnification hereunder or otherwise; provided that, (A) in accordance with and subject to the terms of this ARTICLE VIII, the Indemnified Party may submit a claim for indemnification prior to or simultaneously with satisfying such commercially reasonable efforts to collect such amounts prior to being indemnified with respect to such Losses, and (B) recovery for any such claims from the Indemnifying Party shall be permitted in accordance with and subject to the terms of this ARTICLE VIII in the event that an insurance, indemnity, reimbursement or similar recovery is not actually and fully realized, to the extent of such Losses, by the Indemnified Party within one hundred twenty (120) days of the date of such claim by the Indemnified Party in accordance with and subject to the terms of this ARTICLE VIII; and provided, further, that the diligence findings, opinions or disposition of any insurance company with respect to any claim for indemnification, the determination of such insurance company regarding whether to deny or pay any claim in whole or in part, and all communications between such insurance company and any Indemnified Party, shall not be binding on the Parties, any Buyer Indemnified Party or any Seller Indemnified Party or have any force or effect with respect to any claim for indemnification hereunder. If an Indemnified Party receives any such insurance proceeds or indemnity, reimbursement or similar payments after being indemnified hereunder with respect to some or all of such Losses, the Indemnified Party shall pay to the Indemnifying Party the lesser of (1) the amount of such insurance proceeds or indemnity, reimbursement or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (2) the aggregate amount paid by the Indemnifying Party to any Indemnified Party with respect to such Losses.

(c)

If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this ARTICLE VIII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

Section 8.06

Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall any Indemnified Party have any Liability under any Transaction Agreement (including under this ARTICLE VIII) for (i) any consequential, special, incidental, indirect or punitive damages (except (a) to the extent punitive damages are paid in connection with a Third Party Claim finally resolved in accordance with Section 8.03 or (b) fines or penalties imposed by a Governmental Entity) or lost profits or similar items (including loss of revenue; income or profits; any amount calculated based upon any multiple of earnings, book value or cash flow; diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement); provided that such limitation with respect to lost profits shall not limit any Indemnified Party’s right to recover contract damages in connection with such Party’s failure to close in breach or violation of this Agreement, or (ii) any amount that is a possible or potential Loss that the Indemnified Party believes may be asserted rather than a Loss that has in fact been paid or incurred by an Indemnified Party pursuant to the provisions of this ARTICLE VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.01

Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 9.02

Modification or Amendment.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the parties hereto.

Section 9.03

Waiver of Conditions.  The conditions to each of the Parties’ obligations to consummate the Transaction are for the sole benefit of such party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

Section 9.04

Counterparts.  This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.05

Governing Law.  Subject to the following sentence, this Agreement shall be governed and construed in accordance with the Laws of the State of New York, including as to validity, interpretation, enforcement and effect, without regard to any applicable conflicts of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby. Notwithstanding the foregoing, the subscription and issuance of the Share Consideration and the delivery thereof to the Seller pursuant to this Agreement shall be governed by and construed in accordance with the laws of Finland.

Section 9.06

Jurisdiction; Enforcement; Waiver of Jury Trial.

(a)

Except as set forth in Section 2.07(b), Section 2.07(f), and Section 2.10 with respect to any dispute to be resolved by the Accountant, any Action arising out of or relating in any way to this Agreement and the transactions contemplated hereby, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (any “Transaction Dispute”) will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)

submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)

agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)

agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 9.07 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b)

The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

(c)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.06(c).

(d)

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof exclusively in New York state or federal court and any appellate court therefrom, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 9.07

Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail, addressed as follows:

If to Seller, to:

Terex Corporation

200 Nyala Farm Road,

Westport, CT 06880

United States of America

Attn: Eric I. Cohen, Esq., Senior Vice President, Secretary & General Counsel

Facsimile: +1 (203) 222-7170

Email: eric.cohen@terex.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

United States of America

Attn: Philip Richter, Esq.

         David L. Shaw, Esq.

Facsimile: +1 (212) 859-4000

Email: philip.richter@friedfrank.com

           david.shaw@friedfrank.com

If to Buyer, to:

Konecranes Plc

P.O. Box 661 (Koneenkatu 8)
FI-05801 Hyvinkää

Finland

Attn: Sirpa Poitsalo, Vice President, General Counsel

Facsimile: +358 20 427 2099

Email: sirpa.poitsalo@konecranes.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf, London E14 5DS
United Kingdom
Attn: Scott V. Simpson, Esq.

         Lorenzo Corte, Esq.

Facsimile: +44 (0)207 519 7070

Email: scott.simpson@skadden.com

           lorenzo.corte@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.08

Entire Agreement. This Agreement (including any exhibits hereto), the Termination Agreement and the Confidentiality Agreement, dated June 12, 2015, between Seller and Buyer (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 9.09

Nature of Representations. No investigation by either of the Parties prior to or after the date hereof shall limit any right hereunder (including any right to indemnification pursuant to ARTICLE VIII) or be deemed to be a waiver of any such right and notwithstanding anything to the contrary herein, the rights and remedies of each of the Parties shall not be limited by the fact that such Party (i) had actual or constructive knowledge (other than knowledge of matters disclosed in the applicable Disclosure Letter) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, it being understood that information disclosed in the applicable Disclosure Letters, in accordance with ARTICLE VIII, shall be deemed to qualify, and to the extent so qualified, to avoid a breach of, such representation or warranty or (ii) waived (A) any breach of representation or warranty or compliance with any covenant or (B) any condition to the Closing set forth in ARTICLE VIII.

Section 9.10

No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.11

Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12

Interpretation; Construction.

(a)

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Schedule, Annex or Exhibit, such reference shall be to a Section of, Schedule to, Annex of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)

The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties , and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.13

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, including by way of operation of law or otherwise, by any of the Parties without the prior written consent of the other Party; provided, however, that Buyer may, upon written notice to Seller, assign to any Affiliate that is controlled by or under common control with Buyer all or a portion of its rights and obligations hereunder (including becoming a party to this Agreement) without the consent of the other Parties hereto; provided, further, that any such assignment by Buyer to an Affiliate shall not relieve Buyer of its obligations under this Agreement or delay the Closing.

Section 9.14

Remedies Cumulative; Specific Performance.  The rights and remedies of the Parties shall be cumulative (and not alternative).  The Parties agree that, in the event of any actual or threatened breach or failure to comply by any Party hereto of or with any covenant, obligation or other provision set forth in this Agreement: (a) any other Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to such other Party ), to: (i) demand, or seek an Order of, specific performance to enforce the observance and performance of such covenant, obligation or other provision and (ii) seek an injunction restraining such actual or threatened breach or failure; and (b) such other Party shall not be required to provide any bond or other security in connection with any such demand, Order or injunction or in connection with any related action or legal proceeding.

Section 9.15

Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.16

Seller Guarantee. Seller agrees to take all action necessary to cause the Sellers to perform all of their respective agreements, covenants and obligations under this Agreement.  Seller unconditionally guarantees to Buyer the full and complete performance by the Sellers of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Sellers under this Agreement.  This is a guarantee of payment and performance and not collectability.  Seller hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against any of the Sellers, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.16.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Stock and Asset Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

TEREX CORPORATION

By:	/s/ John L. Garrison
Name:	John L. Garrison
Title:	President & CEO

BUYER:

KONECRANES PLC

By:	/s/ Panu Routila
Name:	Panu Routila
Title:	President & CEO

EXHIBIT A

DEFINITIONS

“Acquired Contract” means each Contract entered into by the Seller or any Seller or its Affiliate (other than any Group Company) primarily relating to the Business.

“Action” means any action, suit, arbitration, proceeding or investigation (other than an audit with respect to any Taxes or Tax Returns) by or before any Governmental Entity (other than a Taxing Authority).

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EC Council Regulation No. 139/2004 and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Acquisition Proposal” means any proposal or offer made by any Person (other than Buyer) regarding (i) any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries (excluding any transaction among Seller and its wholly owned Subsidiaries), under which such Person would acquire, directly or indirectly, (x) 50% or more of the consolidated assets (including, without limitation, stock of a Subsidiary) or business of Seller and its Subsidiaries, taken as a whole, or (y) beneficial ownership of 50% or more of the securities representing 50% or more of the total voting power of any of Seller and any of its Subsidiaries on a pre-transaction basis, (ii) any acquisition or sale of 50% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) or businesses of Seller and its Subsidiaries, taken as a whole, or (iii) any acquisition or sale of, or tender or exchange offer for, its voting securities (or beneficial ownership thereof) that, if consummated, would result in any Person (or the stockholders or shareholders of such Person) beneficially owning securities representing 50% or more of its total voting power (or of the surviving parent entity in such transaction) of Seller and any of its Subsidiaries.

“Asset Seller” means any Affiliate of Seller, other than any Group Company, which conducts the Business in any way, including by virtue of being the employer of a Business Employee, or being the owner of any Acquired Asset or party to any Acquired Contract.

“Average Exchange Rate” means the average daily exchange rate for the period specified as published by the Federal Reserve Bank of New York (available at https://www.federalreserve.gov/releases/h10/hist/).

“Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such security or (ii) the power to dispose of, or to direct the disposition of, such security, in accordance with Rule 13d-3 or 13d-5 under the Exchange Act.

“Big Four Accounting Firm” means Ernst & Young, KPMG, Pricewaterhouse Coopers or Deloitte Touche Tohmatsu.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (i) Helsinki, Finland and (ii) New York, New York, United States of America.

“Business Employees” means (i) the Group Company Employees, (ii) any other employees of Seller or any of its Affiliates who are employed primarily in connection with, or provide services primarily to, the Business, including those who are absent due to vacation, holiday, disability or approved leave of absence, and those employees set forth on Section A-1 of the Seller Disclosure Letter.  For purposes of this definition, “primarily” shall mean more than fifty percent (50%) of an employee’s working time.

“Buyer 2016 Adjusted EBIT” means earnings before interest and taxes of Buyer for the year ended December 31, 2016, calculated in a manner consistent with past practice, subject to the adjustments set forth in Section 1.01 of the Buyer Disclosure Letter and consistent with the illustrative examples set forth therein.

“Buyer Financial Statements”  means the annual audited consolidated financial statements of Buyer and its Subsidiaries and the quarterly reviewed but not audited consolidated financial statements of Buyer and its Subsidiaries, in each case issued on or after December 31, 2015, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes, together with, in the case of year-end statements, reports thereon by the independent auditors of Buyer for the periods included therein.

“Buyer Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Buyer Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (a) any change in capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (b) any change in geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (c) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (d) any change in applicable Law, regulation, IFRS (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (e) any change in general conditions in the industries in which Buyer and its Subsidiaries operate, (f) the failure, in and of itself, of Buyer or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, including, for the avoidance of doubt, the failure of Buyer to achieve the Buyer 2016 Adjusted EBITDA, or changes in the market price, credit rating or trading volume of Buyer’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change, either alone or in combination, may be deemed to constitute or be taken into account in determining whether there has been a Buyer Material Adverse Effect), and (g) the announcement and pendency of this Agreement and the Transactions, including any lawsuit in respect of this Agreement or the Transactions, the taking of any action required or expressly contemplated by the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of Buyer or its Subsidiaries, except, in the cases of sub-paragraphs (a), (b), (d), and (e), to the extent that Buyer and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Buyer and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Buyer Material Adverse Effect).

“Buyer Ordinary Shares VWAP” means the volume weighted average price of the the Buyer Ordinary Shares as listed on Nasdaq Helsinki for the specified period, as reported by Bloomberg.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents, including all deposited but uncleared bank deposits, investments in marketable securities and restricted cash of up to EUR 10 million determined in accordance with U.S. GAAP.

“CFIUS Approval” means that any of the following shall have occurred:  (1) the thirty (30)-day review period under Exon-Florio commencing on the date that the filing of a notice accepted by CFIUS shall have expired and parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under Exon-Florio or there are no unresolved national security concerns, (2) an investigation shall have been commenced after such thirty (30)-day review period and CFIUS shall have determined to conclude all deliberative action under Exon-Florio without sending a report to the President of the United States, and parties shall have received written notice from CFIUS that either the transactions contemplated hereby do not constitute a “covered transaction” under Exon-Florio or there are no unresolved national security concerns, or (3) CFIUS shall have sent a report to the President of the United States requesting the President's decision and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the Transactions, as set forth in ARTICLE VI.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Divestiture Adjustment Amount” means an amount equal to the product of (i) the difference of (A) the Divestiture EBITDA, minus (B) U.S. $20,000,000, multiplied by (ii) seven (7); provided, that if the result of clause (i) multiplied by clause (ii) is a negative number, the Divestiture Adjustment Amount shall be deemed to be $0.

“Divestiture EBITDA” means the aggregate earnings before interest, taxes, depreciation and amortization, restructuring costs and any non-recurring and extraordinary items, calculated in accordance with the past reporting practices, of all assets and entities of each of the Business and Buyer subject to a Divestiture Sale for the year ended December 31, 2015 translated into U.S. dollar, if necessary, at the Average Exchange Rate for the year ended December 31, 2015; provided that in no event shall the Divestiture EBITDA exceed $40,000,000.

“Divestiture Sale” shall mean the sale, transfer or other divestiture of assets, including Equity Interests, required by, or agreed to with, any Governmental Entity in connection with obtaining approval or consent for the Transactions under applicable Antitrust Laws.

“Employee Plans” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA.

“Environmental Law” means any non-U.S., federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Equity Interest” means (i) with respect to a company or corporation, any and all classes or series of shares, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other entity, any other security representing ownership interest or participation in such entity.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Commitment Letter.

“Group Company Employees” means individuals who are, immediately before the Closing, employees of any Group Company, including those who are absent due to vacation, holiday, disability or approved leave of absence.

“Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.

“Indebtedness”  means, without duplication, the aggregate of: (i) all indebtedness for borrowed money, whether secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) other obligations of a kind required to be included in the balance sheet of a company pursuant to U.S. GAAP as obligations for borrowed money; (iii) obligations in respect of any financial hedging arrangements or similar agreements, net of any corresponding hedging assets (which netting may result in a reduction of the aggregate Indebtedness; (iv) any capitalized lease obligations accounted as such under U.S. GAAP; (v) any amounts payable in respect of bonuses or other payments (including pursuant to any MHPS Employee Plan) made to the Business Employees which are accelerated upon consummation of the Transactions; and (vi) all accrued and unpaid interest or fees on any of the liabilities or obligations described in clauses (i) through (v) above.

“Intellectual Property” means all of the following rights arising under the Laws of the U.S. or any other country: (a) patent rights, including any such rights granted upon any utility, reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (b) copyrights and rights associated with works of authorship, including rights associated with Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) registered and material unregistered trademarks, service marks, trade names, service names, trade dress, logos, slogans, domain names, and designs and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and (d) rights in trade secrets and other confidential and proprietary information (including design rights, ideas, formulas, inventions, know-how, processes, utility models and techniques). For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property includes any and all intangible rights of any kind or nature in or to Software, trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Knowledge of Buyer” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: Panu Routila, Teo Ottola, and Sirpa Poitsalo.

“Knowledge of Seller” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: John Garrison, Kevin Bradley, Eric Cohen, and Steven Filipov.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance, convention, directive, requirement, policy or code promulgated, issued, enacted, adopted, implemented or otherwise put into effect by any Governmental Entity, including any securities law.

“Liabilities” means any liability, debt, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or accrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising by operation of Law, or out of any contract or tort based on negligence or strict liability).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, Taxes, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

"Material Antitrust Approvals" means (i) expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) approval pursuant to EC Council Regulation No. 139/2004, and (iii) approval pursuant to the Anti-Monopoly Law of the People’s Republic of China.

“MHPS 2016 Adjusted EBITDA” shall comprise the sum of all lines for the Business listed on the illustrative calculation set forth on Section A-2 of the Seller Disclosure Letter, for the year ended December 31, 2016, calculated in a manner consistent with past practice and as set forth in Section A-2 of the Seller Disclosure Letter.

“MHPS Employee Plan” means each Employee Plan entered into, sponsored or maintained by any Group Company.

“MHPS Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been an MHPS Material Adverse Effect:  any change, development, event, occurrence, effect or state of facts arising out of or resulting from (a) any change in capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (b) any change in geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (c) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (d) any change in applicable Law, regulation, U.S. GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (e) any change in general conditions in the industries in which the Business operates, (f) the failure, in and of itself, of Seller and its Subsidiaries (with respect to the Business) to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement including, for the avoidance of doubt, the failure of MHPS 2016 Adjusted EBITDA (or the financial results of the Business for the year ended December 31, 2016) to meet any projections, forecasts, estimates or predictions (it being understood that (i) the right of Buyer to an adjustment to Share Consideration pursuant to Section 2.07(d) under the circumstances applicable thereunder shall be Buyer’s sole and exclusive remedy for any such failure and (ii) subject to clause (i), the underlying facts giving rise or contributing to such failure or change, either alone or in combination, may be deemed to constitute or be taken into account in determining whether there has been an MHPS Material Adverse Effect), and (g) the announcement and pendency of this Agreement and the Transactions, including any lawsuit in respect of this Agreement or the Transactions, the taking of any action required or expressly contemplated by the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of any Group Company, except, in the cases of sub-paragraphs (a), (b), (d), and (e), to the extent that the Business is materially disproportionately affected thereby as compared with other participants in the industries in which the Business operates (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, an MHPS Material Adverse Effect).

“Net Debt” means an amount, which may be positive or negative, equal to (i) the amount of Indebtedness of the Business (on a consolidated basis) (excluding the Excluded Liabilities), minus (ii) an amount equal to the Cash and Cash Equivalents and investments in marketable securities of the Business (on a consolidated basis), in each case, as of the Effective Time (without giving effect to the Closing).

“Net Working Capital” means the sum of all lines listed on the illustrative calculation of net working capital set forth on Section 2.05 of the Seller Disclosure Letter, as of the Effective Time (without giving effect to the Closing).

“Net Working Capital Threshold” means $195,000,000.

“Non-U.S. Merger Control Laws” means the Antitrust Laws in the following jurisdictions that relate to merger control: European Union, China, Russia, South Africa, Turkey, Ukraine, Colombia, Canada, and any other approvals under relevant Antitrust Laws that the Parties jointly determine to be required.  Non-U.S. Merger Control Law shall include the EC Council Regulation No. 139/2004.

“Order” means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement of any Governmental Entity, whether civil, criminal or administrative.

“Organizational Documents” means, with respect to any Person, its articles of association, bylaws, or other equivalent organizational documents.

“Permits” means all permits, licenses, consents, approvals, authorizations, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Governmental Entity under applicable Law.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the most recent balance sheet included in the Financial Information (in the case of Liens applicable to Seller or any of its Subsidiaries), or the notes thereto, (x) deposits to secure the performance of bids, trade,  leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations  of a like nature, in each case incurred in the ordinary course of business. (xi) customary rights of  set off, bankers’ Liens, refunds or charge backs, under deposit agreements or applicable law, of  banks or other financial institutions (other than deposits intended as cash collateral) in the  ordinary course of business, (xii) Liens in favor of customs and revenue authorities arising as a  matter of law to secure payment of customs duties in connection with the importation of goods, or (xiii) any Liens that are not material to Seller and its Subsidiaries or Buyer and its Subsidiaries, as applicable, taken as a whole.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any Hazardous Substances through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Plan” means each Employee Plan entered into, sponsored or maintained by Seller and its Subsidiaries (other than the Group Companies).

“Share Adjustment Amount” which may be a positive or negative number, means (a) in the event that the Buyer 2016 Adjusted EBIT is greater than or equal to €125,000,000 and the MHPS 2016 Adjusted EBITDA is less than $98,400,000, the amount equal to the quotient obtained by dividing (i) the product of (A) the MHPS 2016 Adjusted EBITDA minus $98,400,000 multiplied by (B) ten (10), by (ii) the Buyer Ordinary Shares VWAP for the thirty (30) consecutive trading days ending on the sixth (6th) trading day immediately prior to the Closing Date converted into U.S. dollars (at the Average Exchange Rate over such thirty (30) trading day period), or (b) in the event that the MHPS 2016 Adjusted EBITDA is greater than $138,400,000, the amount equal to the quotient obtained by dividing (i) the product of (A) the MHPS 2016 Adjusted EBITDA minus $138,400,000 multiplied by (B) ten (10), by (ii) the Buyer Ordinary Shares VWAP for the thirty (30) consecutive trading days ending on the sixth (6th) trading day immediately prior to the Closing Date converted into U.S. dollars (at the Average Exchange Rate over such thirty (30) trading day period); provided that in no event shall the Share Adjustment Amount (i) be greater than 4,983,721 or (ii) be less than -4,450,364; provided, further, that in no event shall (A) Buyer issue Class B Shares pursuant to Section 2.07(d)(i) that would result in Seller and its Affiliates holding more than 29.5% of the outstanding voting securities (excluding treasury shares) of Buyer or (B) Seller be obligated to surrender Class B Shares pursuant to Section 2.07(d)(ii) that would result in Seller and its Affiliates holding less than 20.5% of the outstanding voting securities (excluding treasury shares) of Buyer.

“Shared Assets” means any asset owned by, or held for use by, Seller or any of its Affiliates or shareholders that is utilized in both the Business, on the one hand, and one or more of the other businesses of Seller or its Affiliates or shareholders, on the other hand.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Spot Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Agreement, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

“Subsidiary” means, with respect to any Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Substantial Detriment” means any sale, divestiture or hold separate arrangements of any assets, businesses or product lines of the Business or of Buyer that accounted for, in the aggregate, more than $40 million of EBITDA of both the Business and Buyer (converted, if necessary, in to U.S. dollars at the Average Exchange Rate) for the year ended December 31, 2015. For purposes of this definition, “EBITDA” means earnings before interest, taxes, depreciation and amortization, restructuring costs and any non-recurring and extraordinary items, calculated in accordance with the past reporting practices of either the Business or Buyer, as the case may be.

“Tax” or “Taxes” means any federal, state, provincial, local, non-U.S. or other income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, capital gains, personal property, real property, transfer, payroll, branch, net worth, production, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, transfer, withholding, social security premiums (or similar), unemployment, disability, registration, alternative, or add-on minimum, goods and services tax/harmonized sales tax, estimated, intangibles or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, estimates, claims for refunds, statements, information returns, or other documents filed or required to be filed with any Taxing Authority (including any related or supporting information any schedule or attachment thereto and any amendment or supplement thereof).

“Taxing Authority” means any Governmental Entity (including any subdivision and any revenue agency of a jurisdiction) responsible for imposition, collection or the administration of any Taxes.

“Transaction Agreements” means this Agreement, the Shareholder’s Agreement, the Transition Services Agreement, the French Offer Letter, the documents contemplated by the Demag JV Arrangements, the Registration Rights Agreement, and the Confidentiality Agreement, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“U.S.” means the United States of America.

“Willful Breach” means a breach, or a failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of this Agreement.  For the avoidance of doubt, the failure, for any reason, other than as a result of any material breach of this Agreement by Seller, of Buyer to (i) pay the aggregate Cash Consideration on the date that the Closing is required to occur pursuant to Section 3.01 or (ii) issue and deliver the Share Consideration pursuant to Section 3.02(c) within two (2) Business Days of the date that the Closing is required to occur pursuant to Section 3.01 shall constitute a Willful Breach of this Agreement by Buyer.

“Zoomlion” means Zoomlion Heavy Industries Science & Technology Co., Ltd.

Accountant	Section 2.07(b)
Acquired Assets	Section 2.02(b)
Acquired Contract	Exhibit A
Acquisition Proposal	Exhibit A
Action	Exhibit A
Affiliate	Exhibit A
Agreement	Preamble
Agreement Date	Preamble
Allocation Schedules	Section 2.10(b)
American Depository Shares	Section 5.06
Antitrust Law	Exhibit A
Approved Indemnification Claim	Section 8.03(c)
Articles Amendment	Section 3.02(g)
Asset Allocation Schedule	Section 2.10(b)
Asset Seller	Exhibit A
Asset Sellers	Recitals
Assumed Liabilities	Section 2.04(b)
Assumed Real Property Leases	Section 2.02(b)(iv)
Average Exchange Rate	Exhibit A
Bankruptcy and Equity Exception	Section 4.01(b)
Basket Amount	Section 8.02(c)(i)
Beneficial Owner	Exhibit A
Big Four Accounting Firm	Exhibit A
Business	Recitals
Business Combination Agreement	Recitals
Business Contracts	Section 4.02(q)(x)
Business Day	Exhibit A
Business Employees	Exhibit A
Business Permits	Section 4.02(l)(i)
Buyer	Preamble
Buyer 2016 Adjusted EBIT	Exhibit A
Buyer Board Recommendation	Section 5.03(b)
Buyer Disclosure Letter	Section 4.03
Buyer EGM Documents	Section 5.02(a)
Buyer Financial Statements	Exhibit A
Buyer Indemnified Parties	Section 8.02
Buyer Intellectual Property	Section 4.03(r)(i)
Buyer Material Adverse Effect	Exhibit A
Buyer Ordinary Shares	Section 4.03(b)(i)
Buyer Ordinary Shares VWAP	Exhibit A
Buyer Owned Intellectual Property	Section 4.03(r)(ii)
Buyer Permits	Section 4.03(o)(i)
Buyer Reports	Section 4.03
Buyer Requisite Vote	Section 4.03(d)
Buyer Shareholders Meeting	Section 5.03(a)
Buyer Subsidiaries	Section 4.03(a)
Buyer Taxes	Section 8.02(c)(vii)
Buyer’s 401(k) Plan	Section 5.18(f)
Calculation Principles	Section 2.06(b)
Cap Amount	Section 8.02(c)(iii)
Cash and Cash Equivalents	Exhibit A
Cash Consideration	Section 2.06(a)(i)
CFIUS	Section 4.01(d)
CFIUS Approval	Exhibit A
Class B Shares	Section 2.06(a)(i)
Closing	Section 3.01

Closing Balance Sheet	Section 2.07(a)
Closing Conditions	Exhibit A
Closing Date	Section 3.01
Closing Non-Current Tax Accrual Schedule	Section 5.23(n)
Code	Exhibit A
Commitment Letter	Section 4.03(g)(i)
Competing Business	Section 5.10(a)
Confidentiality Agreement	Section 9.08
Consideration Allocation Schedule	Section 2.10(a)
Consultation Period	Section 2.07(b)
Continuing Employee	Section 5.18(b)
Contract	Exhibit A
Controlling Party	Section 8.03(b)
Credit Support Agreements	Section 5.27(a)
D&O Indemnified Parties	Section 7.02
DeMag JV	Section 5.14(b)
DeMag JV Arrangements	Section 5.14(b)
Demag Trademarks	Section 5.14(b)
Dispute Period	Section 8.03(c)
Divestiture Adjustment Amount	Exhibit A
Divestiture Adjustment Difference	Section 2.07(c)
Divestiture Disputes	Section 2.07(g)
Divestiture EBITDA	Exhibit A
Divestiture Proceeds	Section 2.08(c)
Divestiture Sale	Exhibit A
Effective Time	Section 3.01
Employee Plans	Exhibit A
Employment Offer	Section 5.18(a)
Environmental Law	Exhibit A
Environmental Permit	Exhibit A
Equity Interest	Exhibit A
Equity Sellers	Recitals
ERISA	Exhibit A
Estimated Buyer Closing Statement	Section 2.06(d)
Estimated Buyer Working Capital Payment	Section 2.06(c)
Estimated Divestiture Adjustment Amount	Section 2.06(d)
Estimated Net Working Capital	Section 2.06(c)
Estimated Seller Working Capital Payment	Section 2.06(c)
Exchange Act	Section 5.06
Excluded Assets	Section 2.03
Excluded Liability	Section 2.04(c)
Exon-Florio	Section 4.01(d)
Final Divestiture Adjustment Amount	Section 2.07(g)
Final Net Debt	Section 2.07(a)
Final Net Working Capital	Section 2.07(a)
Financial Information	Section 4.02(h)(i)
Financial Statement Assistance	Section 5.15(c)
Financing Conditions	Section 4.03(g)(ii)
Financing Sources	Exhibit A
Finnish CFIUS Approval	Section 4.01(d)
France Acceptance Notice	Section 2.11(b)
France Purchase Price	Section 2.11(b)
French Assets	Section 2.11(a)
French Business	Section 2.11(a)
French Companies	Section 2.11(a)
French Offer	Section 2.11(b)

French Offer Letter	Section 2.11(b)
FSA	Section 4.01(d)
Fundamental Buyer Representations	Section 6.02
Fundamental Seller Representations	Section 6.03
Governmental Entity	Section 4.01(d)
Group Companies	Recitals
Group Company	Recitals
Group Company Employees	Exhibit A
Group Company Intercompany Balance	Section 2.07(e)
Hazardous Substances	Exhibit A
HSR Act	Section 4.01(d)
IFRS	Section 4.03(k)(ii)
Indebtedness	Exhibit A
Indemnification Dispute Notice	Section 8.03(c)
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Insolvency Proceedings	Section 4.01(f)(i)
Intellectual Property	Exhibit A
Kappa Demag License Agreement	Section 5.14(b)
Knowledge of Buyer	Exhibit A
Knowledge of Seller	Exhibit A
Law	Exhibit A
Laws	Exhibit A
Liabilities	Exhibit A
Lien	Exhibit A
Losses	Exhibit A
Material Antitrust Approvals	Exhibit A
MHPS 2016 Adjusted EBITDA	Exhibit A
MHPS Employee Plan	Exhibit A
MHPS Material Adverse Effect	Exhibit A
MHPS Shares	Recitals
Net Debt	Exhibit A
Net Debt Difference	Section 2.07(c)
Net Working Capital	Exhibit A
Net Working Capital Threshold	Exhibit A
Non-U.S. Merger Control Laws	Exhibit A
Order	Exhibit A
Order Book	Section 4.02(t)
Organizational Documents	Exhibit A
Participation	Section 5.10(a)
Parties	Preamble
Party	Preamble
Permits	Exhibit A
Permitted Liens	Exhibit A
Permitted Tax Agreement	Section 4.02(m)(x)
Person	Exhibit A
Pre-Closing Period	Section 5.23(d)
Pre-Closing Portion	Section 5.23(e)
Pre-Closing Reorganization	Recitals
Pre-Closing Reorganization Plan	Section 5.14(a)
Pre-Closing Tax Returns	Section 5.23(d)
Preliminary Closing Balance Sheet	Section 2.06(c)
Reference Date	Section 2.06(b)
Reference Date Balance Sheet	Section 2.06(b)
Reference Date Net Working Capital	Section 2.06(b)
Registration Rights Agreement	Section 3.02(f)(iii)
Release	Exhibit A
Representative	Exhibit A

Required Financial Information	Section 5.06
Restricted Parties	Section 5.10(a)
Restricted Period	Section 5.10(a)
Restricted Personnel	Section 5.11(b)
Retained Welfare Plans	Section 5.18(d)
Right Pocket	Section 5.12(a)
SEC	Exhibit A
Securities Act	Exhibit A
Seller	Preamble
Seller Change of Control Escrow Agent	Section 5.07(b)(ii)
Seller Change of Control Escrow Agreement	Section 5.07(b)(ii)
Seller Disclosure Letter	Section 4.01
Seller Divestiture Proceeds	Section 2.08(c)
Seller Indemnified Parties	Section 8.02(b)
Seller Intercompany Balance	Section 2.07(e)
Seller Plan	Exhibit A
Seller’s Savings Programs	Section 5.18(f)
Sellers	Recitals
Share Adjustment Amount	Exhibit A
Share Adjustment Calculation	Section 2.07(a)
Share Consideration	Section 2.06(a)(ii)
Shared Assets	Exhibit A
Shareholder’s Agreement	Section 3.02(f)(i)
Software	Exhibit A
Spot Exchange Rate	Exhibit A
Straddle Period	Section 5.23(d)
Straddle Tax Returns	Section 5.23(d)
Subsidiary	Exhibit A
Substantial Detriment	Exhibit A
Tax	Exhibit A
Tax Claim	Section 5.23(i)
Tax Returns	Exhibit A
Taxes	Exhibit A
Taxing Authority	Exhibit A
Termination Agreement	Recitals
Termination Date	Section 7.01(d)(i)
Theta Demag License Agreement	Section 5.14(b)
Third Party Claim	Section 8.03(a)
Third Party Rights	Section 2.05
Transaction Agreements	Exhibit A
Transaction Consideration	Section 2.06(a)(ii)
Transaction Dispute	Section 9.06(a)
Transactions	Exhibit A
Transfer Documents	Section 3.02(a)(vi)
Transfer Taxes	Section 5.23(a)
Transferred Books and Records	Section 2.02(b)(vii)
Transferred Companies	Recitals
Transferred Intellectual Property	Section 2.02(b)(ii)
Transition Assistance	Section 5.15
Transition Services Agreement	Section 3.02(f)(ii)
U.S.	Exhibit A
Willful Breach	Exhibit A
Working Capital Difference	Section 2.07(c)
Wrong Pocket	Section 5.12(a)
Wrong Pocket Asset	Section 5.12(a)
Wrong Pocket Liability	Section 5.12(a)
Zoomlion	Exhibit A

Exhibit D

SHAREHOLDERS AGREEMENT

Dated as of [•]

by and between

Konecranes Plc

and

Terex Corporation

i

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT, dated as of [•], by and among Konecranes Plc, a Finnish public company limited by shares (the “Company”), and Terex Corporation, a Delaware corporation (“Theta”).

RECITALS:

A.

On [•], 2016, the Company and Theta entered into that certain Stock and Asset Purchase Agreement, pursuant to which the Company intends to acquire the “Material Handlings & Port Solutions” business of Theta for cash and Company Class B Shares (the “Purchase Agreement”).

B.

Pursuant to the Purchase Agreement and immediately following the Closing, the Shareholder Group will Beneficially Own 19,600,000 Company Class B Shares.

C.

Prior to the execution of this Agreement, in accordance with the Purchase Agreement, the amendment to the Company’s Articles of Association, attached as Exhibit I to the Purchase Agreement (the “Articles Amendment”), has been filed and made effective.

D.

Concurrently with the execution and delivery of this Agreement, the Company and Theta are entering into that certain registration rights agreement (the “Registration Rights Agreement”).

E.

The Company and Theta desire to establish in this Agreement certain terms and conditions concerning the Company Class B Shares to be owned by the Shareholder Group as of and from the Closing and related provisions concerning the Shareholder Group’s relationship with, and investment in, the Company as of and from the Closing.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1     Definitions.  Unless otherwise herein defined, capitalized terms shall have the meanings ascribed to them below:

“Act” means the Finnish Companies Act (osakeyhtiölaki).

“Affiliate” means, in respect of any Person, a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and its Affiliates shall not be deemed to be Affiliates of the Shareholder Group; and (b) the Shareholder Group and its Affiliates shall not be deemed to be Affiliates of the Company.

“Agreement” means this Shareholders Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Articles Amendment” has the meaning set forth in the recitals of this Agreement.

“Articles of Association” means the Articles of Association of the Company as in effect as of the date hereof, including the Articles Amendment (including as it may subsequently be amended, modified and/or supplemented).

“Beneficially Own” with respect to any securities means the power to vote or direct the voting of, or to dispose or direct the disposition of, such securities, and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) Helsinki, Finland and (b) New York, New York, United States of America.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Class B Articles Provisions” means those provisions of the Articles of Association that are listed in section 23 of the Articles of Association, the amendment of which requires the consent of Theta pursuant to section 23 of the Articles of Association.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Company” has the meaning set forth in the Preamble.

“Company ADS” means American Depositary Shares representing Company Ordinary Shares.

“Company Change of Control” means (i) the acquisition of Capital Stock of the Company pursuant to a tender offer, exchange offer, merger, consolidation, dissolution, recapitalization, refinancing or under any other circumstances that would result, directly or indirectly, in a Person or group of Persons acting in concert holding more than 50% of the voting securities of the Company, or (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert).

“Company Class B Shares” means the class B shares of the Company, with no nominal value.

“Company Ordinary Shares” means the registered ordinary shares of the Company, with no nominal value.

“Company Shares” means the Company ADSs, the Company Class B Shares and the Company Ordinary Shares.

“Director” means a member of the Board of Directors.

“Dispute” has the meaning set forth in Section 9.11(b).

“Distribution Transaction” means a transaction pursuant to which all or substantially all of the Company Shares Beneficially Owned by the Shareholder Group is sold or distributed to, or made available to be acquired by, in the form of Company ADSs (whether by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger, or otherwise), all or substantially all of the holders of Theta’s issued and outstanding Capital Stock as of the earlier point in time of (i) the Distribution Transaction or (ii) immediately prior to a Shareholder Parent Change of Control, excluding, to the extent permitted by applicable law, any Person who has consummated or is seeking to consummate a Shareholder Parent Change of Control.

“Equity Interest” means, with respect to the Shareholder Group, as of any date of determination, the percentage represented by the quotient of, without duplication, (a) the aggregate number of Company Class B Shares owned (whether of record or book-entry) by the Shareholder Group divided by (b) the aggregate number of Company Ordinary Shares and Company Class B Shares outstanding.

“Equity Securities” means any equity securities of the Company (including the Company Shares) or securities convertible into or exercisable or exchangeable for equity securities of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

 “Governmental Entity” any U.S., non-U.S. (including Finnish) or international governmental or regulatory authority, agency, commission, bureau, court, tribunal, arbitral body or other governmental, quasi-governmental, regulatory or self-regulatory entity.

“Initial Standstill Period” has the meaning set forth in Section 4.1(a).

“Law” means any rule, regulation, statute, order, ordinance, convention, directive, requirement, policy or code promulgated, issued, enacted, adopted, implemented or otherwise put into effect by any Governmental Entity, including any securities law.

“Maintenance Amount” means, with respect to the Shareholder Group, the number of Equity Securities to be acquired by the Shareholder Group in accordance with Section 6.2 such that following the Shareholder Group’s acquisition of such Equity Securities (and giving effect to any conversions required by Section 5.2(b)), the Shareholder Group’s Equity Interest is equal to the Shareholder Group’s Equity Interest immediately prior to the issuance of Equity Securities giving rise to the rights afforded to the Shareholder Group in Section 6.2.

2

“New Ordinary Shares” means any new Company Ordinary Shares that have been or are to be converted from Class B Shares into Company Ordinary Shares in accordance with Section 20 of the Articles of Association.

“Permitted Transferee” has the meaning set forth in Section 4.2(b)(iv).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or other organizational form.

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Ownership Cap” means the maximum amount of voting securities of a Finnish company that a Person may hold without being required under the Finnish Securities Market Act to make a mandatory takeover offer to such company’s shareholders.

“Shareholder Parent Change of Control” means (i) the acquisition of Capital Stock of Theta pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or under any other circumstances that would result, directly or indirectly, in a Person or a group of Persons acting in concert with respect to such acquisition holding more than 50% of the outstanding voting securities of Theta, (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of Theta and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert), or (iii) the adoption of a plan relating to the liquidation or dissolution of Theta.

“Shareholder Designees” has the meaning set forth in Section 3.2(a).

“Shareholder Group” means Theta and its Subsidiaries.

“Shareholder Group Tender Offer” has the meaning set forth in Section 4.1(b).

“Subsequent Standstill Period” has the meaning set forth in Section 4.1(b).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Theta” has the meaning set forth in the Preamble.

“Transaction Agreements” means this Agreement, the Purchase Agreement, the Registration Rights Agreement (as defined in the Purchase Agreement), the Transition Services Agreement between the Company and Theta dated as of the date hereof, the French Offer Letter (as defined in the Purchase Agreement), the documents contemplated by the Demag JV Arrangements (as defined in the Purchase Agreement), and the Confidentiality Agreement between the Company and Theta dated as of June 12, 2015.

“Transfer” mean any direct or indirect sale, transfer, assignment, gift, placement in trust (voting or otherwise) or other disposition of any kind to any Person (excluding pledges and other security interests and hedging and derivative transactions).

“Unaffiliated Director” means a Director who is not a Shareholder Designee.

“Unapproved Shareholder Designee” means (i) any Shareholder Designee to which the Company reasonably objected in accordance with clause (i) of Section 3.2(d) or (ii) any Person listed on Exhibit A.

“U.S. GAAP” has the meaning set forth in Section 3.7.

“Voting Securities” means (i) the Company Shares and (ii) any other securities of the Company entitling its holder to voting rights at the Company’s general meeting of shareholders other than securities the voting rights of which have been restricted in the Articles of Association.

Section 1.2     General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

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ARTICLE II.
BINDING EFFECT

Section 2.1     Binding Effect.  The Company Class B Shares have the rights set out in the Company's Articles of Association as in effect on the date hereof.  The provisions of Article III, Section 5.2 and Article VI are in addition to the provisions set forth in the Articles of Association. In the event of any conflict between the Articles of Association and Article III, Section 5.2 and Article VI, the terms of the Articles of Association shall prevail. The Parties agree to be bound by the Class B Articles Provisions as if they were provisions of this Agreement.

ARTICLE III.
RIGHTS OF CLASS B SHARES

Section 3.1     Board Size.  The Parties acknowledge that Section 12 of the Articles of Association sets out the minimum and maximum size of the Company’s Board.

Section 3.2     Appointment of the Shareholder Designees.

(a)

The Parties acknowledge that from and after the Closing, Theta, or such other member of the Shareholder Group as is designated by Theta by notice in writing to the Company (the “Theta Designating Person”) have in Section 5 of the Articles of Association been granted rights to appoint Directors (any such Director appointed pursuant to the Articles of Association, a “Shareholder Designee”) to the Board of Directors and to remove them from office.

(b)

The Shareholder Group hereby appoints David Sachs and Oren Shaffer (or if any or both of such persons is unable or unwilling to serve as a Director as of Closing, another person or persons, as applicable, designated by the Shareholder Group from the persons listed as Approved Theta Designees) as the initial Directors (the “Initial Shareholder Designees”), and the Company shall take all actions necessary to (i) cause such Initial Shareholder Designees to be appointed to the Board of Directors as of the Closing and (ii) to enable Theta to exercise its rights pursuant to Section 5 of the Articles of Association.

(c)

The Company and Theta agree that for purposes of Section 5(c) of the Articles of Association, the individuals listed on Exhibit B hereto, as updated from time to time jointly by Theta and the Company, shall constitute “Approved Theta Designees”.

(d)

Notwithstanding the Theta Designating Person's appointment rights in section 5 of the Articles of Association, (i) in the event that the Company reasonably objects to any Shareholder Designee, other than any Approved Theta Designee, the Company shall have the right to notify the Theta Designating Person in writing of such objections and the Company’s basis for such objection (which, to the extent the Company continues to object after the Theta Designating Person's consultation with the Company, must be reasonable) and the Theta Designating Person shall appoint a different Shareholder Designee taking into account in good faith the basis for the Company’s objection set forth in its objection notice; provided, however, that the Company shall not have the right to object to more than two (2) Shareholder Designees in each annual period and (ii) no Theta Designating Person shall appoint as a Shareholder Designee any Unapproved Shareholder Designee.

(e)

Without prejudice to any of the appointment rights of any Theta Designating Person set forth in the Articles of Association, the Theta Designating Person, in its sole discretion, and the Company shall cooperate to cause the appointment of any Shareholder Designee (other than with respect to the Initial Shareholder Designees, who shall be appointed as of Closing) to coincide with the appointment of other Directors.

(f)

If, according to the Articles of Association, the Shareholder Group would be required to remove Directors from Board of Directors, then the Theta Designating Person shall promptly (and in any event within two (2) Business Days) cause such number of the Shareholder Designees then serving on the Board to resign from the Board (such resigning Shareholder Designees to be selected at the Theta Designating Person’s sole discretion) as is necessary so that the remaining number of the Shareholder Designees then serving on the Board is less than or equal to the number of Shareholder Designees that the Theta Designating Person is then entitled to appoint to the Board pursuant to Section 5(a) of the Articles of Association.

Section 3.3     Committees.  The Parties acknowledge that Section 8 of the Articles of Association includes provisions on Theta Designees’ rights to participate in Board committees.

Section 3.4     Expenses and Fees; Indemnification.  The Parties acknowledge that Section 9 of the Articles of Association includes provisions expenses, compensation and indemnification of Theta Designees. For the avoidance of doubt the Parties acknowledge, that no equity compensation payable to a Shareholder Designee will be deemed to be Beneficially Owned by the Shareholder Group.

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Section 3.5     Voting Rights.  The Parties acknowledge that Section 10 of the Articles of Association includes provisions on the voting rights carried by the Company Ordinary Shares and Company Class B Shares.

Section 3.6     Top-Up Rights.  The Parties acknowledge that Section 6 of the Articles of Association includes provisions on top-up rights linked to rights to appoint Shareholder Designees.

Section 3.7     Information Rights.  The Company shall use reasonable best efforts to provide, or cause to be provided, as promptly as practicable, to the Shareholder Group all information necessary for Theta, in Theta’s reasonable judgment, to comply with U.S. reporting requirements and income tax compliance and other regulatory obligations, including financial statements of the Company that are compliant (including with respect to the timing of delivery to Theta) with Rule 3-09 of Regulation S-X promulgated under the Securities Act.  The Company acknowledges that Theta intends for financial accounting purposes pursuant to U.S. generally accepted accounting principles (“US GAAP”) to account for the Shareholder Group’s ownership of Company Class B Shares pursuant to the equity method of accounting.  The Company shall use reasonable best efforts to provide, or cause to be provided, as promptly as practicable, to the Shareholder Group all information necessary for Theta to so account for the Shareholder Group’s ownership of Company Class B Shares pursuant to US GAAP. For the avoidance of doubt, nothing in this Section 3.7 shall require the Company to produce financial statements prepared in accordance with U.S. GAAP.

Section 3.8     Dividend Rights.

(a)

The Parties acknowledge that each Company Ordinary Share and each Company Class B Share carries equal rights to dividends and other distributions of assets, as set out in Section 11 of the Articles of Association.

(b)

Subject to the mandatory provisions of the Act, the Company shall use its reasonable best efforts to maintain a shareholder dividend consistent with past practice and the Company shall establish and disclose a dividend policy that sets forth an annual minimum dividend of at least 50% of consolidated net income of the Company, subject to the compliance with the Act (including shareholder approval), the fiduciary duties of the Board and compliance with the Company’s then-existing credit and loan agreements.

(c)

Nothing set forth herein, including Section 4.1, shall in any way limit the Shareholder Group’s rights to demand a minimum dividend pursuant to section 7, chapter 13 of the Act, and the Shareholder Group shall have the right to make public statements regarding requests that the Company pay such dividends.

ARTICLE IV.
STANDSTILL, ACQUISITIONS OF SECURITIES AND TRANSFER RESTRICTIONS

Section 4.1     Standstill.

(a)

From and after the Closing until the fourth (4th) anniversary of the Closing Date (the “Initial Standstill Period”), unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, Theta shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 4.1(a):

(i)

offer to acquire or agree to acquire Beneficial Ownership of any Company Shares in addition to any Company Class B Shares acquired at Closing, except (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations, (B) acquisitions of Company Ordinary Shares or Company ADSs up to the Shareholder Ownership Cap if such Company Ordinary Shares or Company ADSs are converted to Company Class B Shares in accordance with Section 5.2(b), or (C) acquisitions or purchases of Company Shares pursuant to and in accordance with Article VI;

(ii)

acquire, offer to acquire or agree to acquire any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole;

(iii)

induce or attempt to induce any third party (it being understood that a “third party” shall exclude Affiliates of Theta, which shall be subject to the restrictions under clause (i) above) to propose or offer to acquire Beneficial Ownership of Company Shares (other than the Company Shares held by the Shareholder Group as and to the extent permitted in accordance with Section 4.2);

(iv)

seek the election, appointment or removal of any Directors or seek a change in the composition or size of the Board (in each case, other than through the appointment or removal of any Shareholder Designee);

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(v)

except (A) as otherwise required by applicable Law or (B) in case of a proposed Directed Issue, make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to, or does, vote its Company Shares at any meeting of the shareholders of the Company or in connection with any action by written consent at or in which Company Shares are entitled to vote;

(vi)

deposit any Company Shares into a voting trust or subject any Company Shares to any proxy, arrangement or agreement with respect to the voting of such any Company Shares or other agreement having a similar effect (provided that nothing in this clause (vi) shall be interpreted as (A) preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion, or (B) restricting the rights of Theta under Section 4.2);

(vii)

 other than as permitted under the foregoing clause (v), initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to influence any Person with respect to the voting of, any Voting Securities (provided that nothing in this clause (vii) shall be interpreted as preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion);

(viii)

publicly call or publicly requisition a call for any general, special or extraordinary meeting of the Company’s shareholders (other than pursuant to Section 4.2(e));

(ix)

make any public statement or disclosure inconsistent with the foregoing;

(x)

assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any third party to take, or take any affirmative action to do, any of the foregoing; or

(xi)

propose or seek an amendment or waiver of any of the provisions of this Section 4.1(a).

(b)

From and after the Initial Standstill Period to the date that the Shareholder Group ceases to Beneficially Own any Company Class B Shares (the “Subsequent Standstill Period”), unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, Theta shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 4.1(b):

(i)

seek the election, appointment or removal of any Directors or seek a change in the composition or size of the Board (in each case, other than through the appointment or removal of any Shareholder Designee);

(ii)

deposit any Company Shares into a voting trust or subject any Company Shares to any proxy, arrangement or agreement with respect to the voting of such any Company Shares or other agreement having a similar effect with respect to any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association (provided that nothing in this clause (iii) shall be interpreted as (A) preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion or (B) restricting the rights of Theta under Section 4.2);

(iii)

initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to influence any Person with respect to the voting of, any Voting Securities with respect to (A) any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association, or (B) any proposal by Theta or its Affiliates to effect a Company Change of Control (provided that nothing in this clause (iv) shall be interpreted as preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion);

(iv)

publicly call or publicly requisition a call for any general, special or extraordinary meeting of the Company’s shareholders with respect to (A) any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association (other than pursuant to Section 4.2(e)), or (B) any proposal by Theta or its Affiliates to effect a Company Change of Control; or

(v)

make any public statement or disclosure inconsistent with the foregoing.

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Notwithstanding anything to the contrary in the foregoing, during the Subsequent Standstill Period the Shareholder Group shall be permitted to offer to acquire, agree to acquire or acquire Beneficial Ownership of any Company Shares in addition to any Company Class B Shares acquired at Closing in the following circumstances (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations, (B) acquisitions of Company Ordinary Shares or Company ADSs up to the Shareholder Ownership Cap if such Company Ordinary Shares or Company ADSs are converted to Company Class B Shares in accordance with Section 5.2(b), (C) acquisitions or purchases of Company Shares pursuant to and in accordance with Article VI and (D) in connection with an  offer to acquire all of the outstanding Capital Stock of the Company, including the taking of any preparatory measures in connection with such offer, including obtaining undertakings from the Company’s shareholders to sell their shares in connection with such offer (such offer together with any preparatory measures, a “Shareholder Group Tender Offer”); provided, that Theta and its Affiliates shall have consulted with the Unaffiliated Directors at least twenty (20) Business Days prior to making such Shareholder Group Tender Offer.  Upon the making of a Shareholder Group Tender Offer, the restrictions set forth in Section 4.1(b) shall be suspended until such time that the Shareholder Group Tender Offer is either withdrawn or completed. In the event that (i) a majority of Unaffiliated Directors recommend the Shareholder Group Tender Offer or (ii) following completion of such Shareholder Group Tender Offer, the Shareholder Group holds two thirds of the then-outstanding Voting Securities, then Section 4.1(b) shall automatically terminate upon completion of the Shareholder Group Tender Offer.

(c)

If, at any time during the Initial Standstill Period or the Subsequent Standstill Period, (i) the Company enters into definitive documentation providing for a transaction that, if consummated, would constitute a Company Change of Control; (ii) the Board publicly announces its determination that (A) it will sell or dispose of, or has commenced a process by which it proposes to sell or dispose of, the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (B) will consider offers or proposals for a transaction that, if consummated, would result in a Company Change of Control, or (C) the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, is for sale; or (iii) a tender, takeover, exchange or similar offer that, if consummated, would constitute a Company Change of Control is commenced or the subject of an announcement of a firm intention to be made or commenced by any Person or group of Persons acting in concert and the Board either (x) publicly recommends that shareholders of the Company tender their shares of the Company to the Person or group of Persons acting in concert making such offer or (y) fails to recommend that the shareholders of the Company reject such offer, in each case within ten (10) Business Days after the date of commencement or posting of such offer, then, in any such case, the provisions of Section 4.1(a) and Section 4.1(b) shall terminate immediately and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if, (x) with respect to clause (i) of this sentence, such transaction is terminated without being consummated, (y) with respect to clause (ii) of this sentence, the Board has publicly announced that it has rescinded such determination or (z) with respect to clause (iii) of this sentence, such offer or similar transaction is withdrawn, terminated or expires without being consummated or if the Board publicly recommends that the shareholders of the Company reject such offer, then, in any such case all provisions of Section 4.1 previously terminated shall be reinstated and shall be in full force and effect in accordance with their terms from and after the date of such termination, public announcement, withdrawal or expiration, as the case may be; provided further, that such reinstatement shall not prevent Theta or any of its Affiliates from continuing to pursue any activities described in this Section 4.1(c) that were definitively commenced after the date of such termination, but at or prior to the date of such reinstatement.

(d)

Notwithstanding anything to the contrary in this Section 4.1, nothing herein shall prohibit or prevent Theta or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that Beneficially Owns any Company Shares; provided, however, that (i) such other Person shall have acquired such Company Shares or other securities other than in contemplation of the Theta or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such Person; (ii) the Beneficial Ownership of such Company Shares or other securities by such other Person shall not be a primary reason for Theta or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such other Person; and (iii) the combined Beneficial Ownership of such Company Shares of Theta or any of its Affiliates entering into the business combination and such other Person would not result in Theta or any of its Affiliates or such other Person being required, pursuant to the Finnish Securities Market Act, to commence a mandatory tender offer to acquire additional Company Shares.

Section 4.2     Transfer Restrictions.

(a)

Except for Transfers of Company Shares expressly permitted by Section 4.2(b):

(i)

until the Company Ordinary Shares or Company ADSs are registered under the Exchange Act (but, in any event, no longer than a period of three (3) months following the Closing Date) (the “Lock-Up Period”), the Shareholder Group shall not Transfer any Company Shares to any other Person, and

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(ii)

from and after the expiration of such Lock-Up Period, the Shareholder Group shall not Transfer any Company Shares (including via block sale) to any other Person:

(a)

that, to the knowledge of Theta, after reasonable inquiry (including, where practicable, obtaining a representation of the ownership of Equity Securities of such transferee), would have Beneficial Ownership of Company Shares in excess of three percent (3%) of the Company Shares after giving effect to such Transfer, and

(b)

without first delivering a written representation to the Company that the Transfer satisfies the requirements set forth in Section 4.2(a)(ii)(a) and obtaining Board consent (which consent the Board shall promptly grant (and in any case grant within ten (10) Business Days of the date of the applicable written representation) if such Transfer complies with this Section 4.2(a)(ii)(a)).

(b)

The following Transfers of Company Shares are permitted:

(i)

Distribution Transactions made in accordance with Section 5.1, including any Transfer to an escrow agent, trustee or similar person in accordance with Section 5.1(c);

(ii)

If the Board has not approved such Transfer in accordance with Section 4.2(b)(v), Transfers representing 5% or more of the then outstanding Company Shares that are approved by the holders of a majority of the votes cast at any general meeting or special meeting of shareholders;

(iii)

Transfers pursuant to a Company Change of Control; and

(iv)

Transfers between and among Theta and any directly or indirectly held Subsidiary of Theta (a “Permitted Transferee”); provided that if any Permitted Transferee to which Company Shares is transferred in accordance with this Section 4.2(b)(iv) ceases to be a Permitted Transferee, Theta shall reconvey (or cause the reconveyance of) such Company Shares to itself or another Permitted Transferee immediately before such Subsidiary ceases to be a Permitted Transferee or within ten (10) Business Days thereafter; and

(v)

Transfers approved by the affirmative vote of a majority of the Unaffiliated Directors.

(c)

Any waiver of the provisions of this Section 4.2 to permit a Transfer by the Shareholder Group shall require the approval of the Company (by the affirmative vote of a majority of the Unaffiliated Directors).

(d)

The Board shall promptly provide its consent in accordance with clause 19 of the Articles of Association to any Transfer of Company Class B Shares in accordance with Section 4.2(b)(iv), provided that such consent shall in any event be provided at the latest within 14 days of the Shareholder Group’s request, failing which the consent shall be deemed given. The parties acknowledge and agree that no Board consent for any Transfer of Company Shares shall be required except as set forth in Section 4.2(a)(ii)(b), Section 4.2(b)(iv), and Section 4.2(b)(v) and that the Board’s consent pursuant to clause 19 of the Articles of Association shall not be required in connection with Transfers permitted under this Agreement (other than a Transfers of Company Class B Shares in accordance with Section 4.2(b)(iv)).

(e)

In the event that the Shareholder Group desires to seek shareholder approval of a proposed Transfer pursuant to Section 4.2(b)(ii), the Shareholder Group shall provide written notice thereof to the Company, and the Company and the Board shall take all actions necessary to present the proposed Transfer to the holders of outstanding shares in the Company for their approval (and to seek such approval) at (i) the next annual general meeting of the Company’s shareholders which is scheduled to be held at least forty-five (45) Business Days after the date of such notice, or (ii) if no such annual general meeting is scheduled to be held within eighty (80) Business Days after such notice, a special meeting of the Company’s shareholders called by the Company for such purpose to be held within forty-five (45) Business Days after such notice, and the Shareholder Group shall reimburse the Company for its out-of-pocket expenses incurred in connection with such special meeting.

(f)

Upon the Company’s request, Theta and the Shareholder Group shall reasonably cooperate, and shall use reasonable efforts to procure that their account operator / custodian cooperates, to enter a note for the benefit of the Company on any relevant book-entry account restricting the right to Transfer (other than by Transfers permitted under this Section 4.2) any Company Ordinary Shares or Company ADSs Beneficially Owned by the Shareholder Group. The Company shall procure that such note is promptly removed in connection with any Transfer that is permitted under this Section 4.2, or, to the extent Company Ordinary Shares or Company ADSs Beneficially Owned by the Shareholder Group remain on the relevant book-entry account after such permitted Transfer, take any other action required to allow such permitted Transfer without removing the above mentioned note.

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ARTICLE V.
DISTRIBUTION TRANSACTIONS; SHARE CONVERSION

Section 5.1     Distribution Transaction.

(a)

The Shareholder Group may, at any time following the Closing, effect a Distribution Transaction; provided that the Shareholder Group shall give the Company at least sixty (60) calendar days’ notice prior to such Distribution Transaction (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible).

(b)

Prior to or concurrently with the closing of a Shareholder Parent Change of Control, the Company shall have the right, upon written notice to the Shareholder Group, to cause the Shareholder Group to effect a Distribution Transaction that results in the Transfer of all of the Company Shares Beneficially Owned by the Shareholder Group to holders of Theta’s issued and outstanding Capital Stock as of immediately prior to such Shareholder Parent Change of Control, excluding, to the extent permitted by applicable law, any Person who has consummated or is seeking to consummate such Shareholder Parent Change of Control, and the Shareholder Group shall notify the Company of any potential Shareholder Parent Change of Control at least sixty (60) calendar days prior to the date of the expected occurrence of the Shareholder Parent Change of Control (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible).

(c)

With respect to any Distribution Transaction made in accordance with this Section 5.1, the Shareholder Group shall have the right, in good faith and in its sole discretion, to (a) determine the manner in which such Distribution Transaction is effected (including by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger or otherwise), (b) determine the date and time on which such Distribution Transaction is to be consummated, provided, that the Shareholder Group shall reasonably consider the applicable legal and regulatory requirements in determining such date and time, and (c) condition the consummation of the Distribution Transaction upon (i) the consummation of the applicable Shareholder Parent Change of Control and (ii) compliance with applicable securities Laws. The Company shall use reasonable best efforts to take all actions as promptly as practicable to ensure that the Shareholder Group’s selected method of effecting the Distribution Transaction complies with applicable securities Laws, including, if required or requested pursuant to the Registration Rights Agreement, seeking to register the Distribution Transaction under the Securities Act and publishing a prospectus required under Finnish Law to be prepared by the Company that has been approved by the Finnish Financial Supervision Authority.  In the event the Distribution Transaction shall not have occurred prior to the closing date of the applicable Shareholder Parent Change of Control because of the failure of the registration statement to become effective, or prospectus required under Finnish Law to be approved, prior to or at the closing of such Shareholder Parent Change of Control, the Shareholder Group shall Transfer their Company Shares to an escrow agent, trustee or similar person to hold on a non-voting basis for the benefit of, the intended recipients in the contemplated Distribution Transaction pending the effectiveness of the applicable registration statement or prospectus. In respect of the foregoing, the Shareholder Group and the Company agree that they shall use reasonable best efforts to use the Escrow Agent (as such term is defined in the Purchase Agreement) and an escrow agreement on terms substantially similar to the Escrow Agreement (as such term is defined in the Purchase Agreement) in connection with any Distribution Transaction occurring after a Shareholder Parent Change of Control.

Section 5.2     Share Conversion and Listing.

(a)

The Parties acknowledge that Sections 20 and 21 of the Articles of Association include provisions on converting Company Class B Shares into Company Ordinary Shares and Company Ordinary Shares into Company Class B Shares, respectively. The Company shall take all actions reasonably necessary to consummate such conversions in accordance with Sections 20 and 21 of the Articles of Association and to promptly deliver the New Ordinary Shares to their holder in the Finnish book-entry system maintained by Euroclear Finland Ltd.

The Company shall use its reasonable best efforts to list the New Ordinary Shares on the NASDAQ Helsinki to enable trading with such New Ordinary Shares by their holder on the NASDAQ Helsinki as promptly as practicable and in any event within two Business Days of the consummation of the relevant conversion of Company Class B Shares into Company Ordinary Shares in accordance with the Articles of Association, provided, however, that if a prospectus that must be approved by the Finnish Financial Supervisory Authority is required under Finnish Law in connection with the listing of the New Ordinary Shares, the Company shall always have a maximum of sixty (60) calendar days for the drafting and approval of such prospectus before listing the New Ordinary Shares on the NASDAQ Helsinki (counting from the date the Company receives notice of the relevant conversion event including sufficient information to verify the applicability of a prospectus requirement).

(b)

For so long as the Company has any outstanding Company Class B Shares, Theta shall notify the Company of any Company Ordinary Shares or Company ADSs acquired by the Shareholder Group (including pursuant to Section 4.1(a), Section 4.1(b) or Section 6.2(a)). Section 21 of the Articles of Association provides the Company with the right to convert such Company Ordinary Shares or Company ADSs into newly issued Company Class B Shares.  Theta agrees to take all actions reasonably necessary to consummate such conversion.

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(c)

The parties acknowledge that should an exemption be available from the requirement to publish a listing prospectus in connection with the listing of the New Ordinary Shares on the NASDAQ Helsinki, the Company shall use all reasonable efforts to seek to apply such exemption in connection with such conversion and listing.

(d)

If the Shareholder Group wishes to Transfer its Company Shares in the form of Company ADSs or (in the case of a conversion in accordance with Section 22(a)(vii) of the Articles of Association) hold Company ADSs, the Company shall cooperate with any reasonable request made of the Company by or on behalf of the depositary in connection with the issuance of the ADSs representing the New Ordinary Shares.

ARTICLE VI.
PREEMPTIVE RIGHTS

Section 6.1     Preemptive Rights Generally.  In accordance with the Act, the Shareholder Group shall be granted preemptive rights with respect to its Company Class B Shares to the extent that preemptive rights are granted to the holders of Company Ordinary Shares, and the Shareholder Group shall be permitted to exercise such preemptive rights as permitted under the Act.

Section 6.2     Directed Issues.

(a)

If the Company proposes to issue any Company Shares where preemptive rights are not afforded under Section 6.1 (a “Directed Issue”), the Shareholder Group shall have the right, for a six (6)-month period following receipt of the Directed Issue Notice, to purchase, in the capital markets, Company Shares in an amount up to the Maintenance Amount. The Shareholder Group shall promptly inform the Company of any purchases made pursuant to this Section 6.2(a), and any purchases made pursuant to this Section 6.2(a) must comply with Section 5.2(b).

(b)

The Company shall give notice (a “Directed Issue Notice”) to Theta of any Directed Issue on each of (w) the date that the Company issues Company Shares in a Directed Issue if such issuance, together with any prior Directed Issue of which the Shareholder Group has not previously been notified, exceeds one percent (1%) of the total number of Company Shares outstanding on a fully diluted basis, (x) the tenth (10th) trading day prior to the record date for any meeting of the shareholders of the Company, (y) the six (6)-month anniversary of each record date for the Company’s annual meeting of the shareholders and (z) any other date specified by the Unaffiliated Directors.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

Section 7.1     Representations and Warranties of the Company.  The Company represents and warrants to Theta that:

(a)

the Company is an entity duly organized and validly existing under the laws of the Finland and has the power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)

the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)

this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Theta, is enforceable against the Company in accordance with its terms; and

(d)

none of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s articles of association (as amended by the Articles Amendment).

Section 7.2     Representations and Warranties of Theta.  Theta represents and warrants to the Company that:

(a)

it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)

the execution, delivery and performance of this Agreement by Theta has been duly authorized by all necessary action on the part of Theta and no other corporate proceedings on the part of Theta are necessary to authorize this Agreement or any of the transactions contemplated hereby;

(c)

this Agreement has been duly executed and delivered by Theta and constitutes a valid and binding obligation of Theta, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Theta in accordance with its terms; and

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(d)

none of the execution, delivery or performance of this Agreement by Theta constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws.

ARTICLE VIII.
TERMINATION

Section 8.1     Termination.  Except as provided in Section 8.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate upon the earlier of (a) the mutual written agreement of the Company and Theta, and (b) the date that the Shareholder Group ceases to Beneficially Own any Company Class B Shares.

Section 8.2     Effect of Termination; Survival.  In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Article I, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.10, and Section 9.11) shall thereafter be null and void as to such party; provided, that nothing contained in this Agreement (including this Section 8.2) shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE IX.
MISCELLANEOUS

Section 9.1     Amendment and Modification.  This Agreement may be amended, modified and supplemented only by a written instrument signed by the Company and Theta.  No waiver of any provision of this Agreement shall be effective unless it is signed by the party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 9.2     Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment without such prior written consent shall be null and void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, in the case of the Company, any successor publicly traded Person resulting from a reorganization of the Company) and assigns. This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 9.3     Binding Effect; Entire Agreement.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs. This Agreement and the Transaction Agreements set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them.

Section 9.4     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

Section 9.5     Notices and Addresses.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

(a)

If to Theta, to:

Terex Corporation

200 Nyala Farm Road,

Westport, CT 06880

United States of America

Attn: Eric I Cohen, Esq., Senior Vice President, Secretary & General Counsel

Facsimile: +1 (203) 222-7170

Email: eric.cohen@terex.com

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with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

United States of America

Attn: Philip Richter, Esq.

         David L. Shaw, Esq.

Facsimile: +1 (212) 859-4000

Email: philip.richter@friedfrank.com

            david.shaw@friedfrank.com

(b)

If to the Company, to:

Konecranes Plc

P.O. Box 661 (Koneenkatu 8)
FI-05801 Hyvinkää

Finland

Attn: Sirpa Poitsalo, Vice President, General Counsel

Facsimile: +358 20 427 2099

Email: sirpa.poitsalo@konecranes.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf, London E14 5DS
United Kingdom
Attn: Scott V. Simpson, Esq.

         Lorenzo Corte, Esq.

Facsimile: +44 (0)207 519 7070

Email: scott.simpson@skadden.com

           lorenzo.corte@skadden.com

Section 9.6     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of Finland (except for Section 4.1, which shall be governed by the laws of the State of New York), including as to validity, interpretation, enforcement and effect, without regard to any applicable conflicts of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 9.7     Headings.  The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 9.8     Counterparts.  This Agreement may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 9.9     Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the Class B Articles Provisions and the transactions contemplated hereby and thereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. At such times as the Shareholder Group may reasonably request, the Company will provide the Shareholder Group with information regarding the number of Company Ordinary Shares and Company Class B Shares outstanding on a fully diluted basis.

Section 9.10     Remedies.  In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and otherwise granted by Law.

Section 9.11     Arbitration; Jurisdiction and Venue.

(a)

Except as provided in Section 9.11(b), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three. The seat of arbitration shall be Helsinki. The language of the arbitration shall be English.

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(b)

Any action, suit, dispute or proceeding arising out of, in connection with, or relating in any way to this Agreement and the transactions contemplated hereby, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (any “Dispute”) relating to Section 4.1 will be brought and resolved in the U.S. District Court for the Southern District of New York or, in the absence of jurisdiction in such court, by the Supreme Court of the State of New York sitting in New York County, and in the appellate courts having jurisdiction of appeals in such courts (collectively, the “New York Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally: (i) submits for itself and its property to the exclusive jurisdiction of the New York Courts with respect to any Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Dispute shall be heard and determined in the New York Courts; (ii) agrees that venue would be proper in the New York Courts, and waives any objection that it may now or hereafter have that any New York Court is an improper or inconvenient forum for the resolution of any Dispute; and (iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 9.5 of any process required by any New York Court, will be effective service of process.

(c)

Nothing herein will be deemed to prevent a party from making service of process by any means authorized by the laws of Finland (or the laws of the State of New York with respect to Section 4.1). The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in Finland or the State of New York for any purpose except with respect to any Dispute.

(d)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(d).

(e)

In relation to the provisions of this Agreement that are governed by the laws of the State of New York, the parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.  It is accordingly agreed, in relation to the provisions of this Agreement that are governed by the laws of the State of New York, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof exclusively in New York state or federal court and any appellate court therefrom, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. This Section 9.11(e) shall not be construed as limiting the parties’ remedies available under applicable Law in relation to the provisions of this Agreement that are governed by the laws of Finland.

Section 9.12     Adjustments.  References to numbers of shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of any class of Capital Stock of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

Konecranes Plc

By:
Name:
Title:

Terex Corporation

By:
Name:
Title:

EXHIBIT A

UNAPPROVED SHAREHOLDER DESIGNEES

1)   Any Person who was previously but no longer serves as a director or officer of Theta as of the date of this Agreement.

2)   Any Person who is or has previously been a director, officer, or employee of Theta or any  Affiliate of Theta following any Shareholder Parent Change of Control.

EXHIBIT B

APPROVED SHAREHOLDER DESIGNEES

1)  [    ]

Exhibit F

Registration Rights Agreement

by and between

Terex Corporation

And

Konecranes Plc

Dated as of [•]

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [•], by and between Konecranes Plc, a Finnish public company limited by shares (the “Company”) and terex Corporation, a Delaware corporation (the “Shareholder”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.01.

RECITALS:

A.

The Company and the Shareholder entered into that certain Stock and Asset Purchase Agreement, dated as of [•], 2016, pursuant to which the Shareholder agreed to sell the MHPS Business to the Company for cash and Company Class B Shares (the “Purchase Agreement”).

B.

Pursuant to the Purchase Agreement and immediately following the Closing, the Shareholder will Beneficially Own [•] Company Class B Shares which automatically convert into Company Ordinary Shares in connection with any Permitted Transfer.

C.

The Shareholder may Sell those Company Ordinary Shares into which the Company Class B Shares are convertible (which may be in the form of Company ADSs) through one or more transactions, including pursuant to one or more transactions registered under the Securities Act.

D.

Concurrently with the execution of this Agreement, the Company and the Shareholder have agreed to enter into that certain shareholders agreement in the form attached as Exhibit D to the Purchase Agreement on the Closing Date (the “Shareholders Agreement”).

E.

The Company desires to grant to the Shareholder the Registration Rights for the Company Ordinary Shares, into which the Company Class B Shares automatically convert in connection with any Permitted Transfer, subject to the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.

Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in the Purchase Agreement.

“Affiliate” means, in respect of any Person, a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and its Affiliates shall not be deemed to be Affiliates of the Shareholder Group; and (b) the Shareholder Group and its Affiliates shall not be deemed to be Affiliates of the Company.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Filings” has the meaning set forth in Section 2.06(a)(i).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficially Own” with respect to any securities means the power to vote or direct the voting of, or to dispose or direct the disposition of, such securities, and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.

“Blackout Notice” has the meaning set forth in Section 2.01(d).

“Blackout Period” has the meaning set forth in Section 2.01(d).

“Board” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) Helsinki, Finland and (b) New York, New York, United States of America.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company ADSs” means American Depository Shares representing Company Ordinary Shares issued pursuant to the terms of this Agreement.

“Company Class B Shares” means the class B shares of the Company, with no nominal value.

“Company Group” means the Company, each Subsidiary of the Company and each Affiliate of the Company (in each case other than any member of the Shareholder Group).

“Company Ordinary Shares” means the registered ordinary shares of the Company, with no nominal value.

“Company Public Sale” has the meaning set forth in Section 2.02(a).

“Company Shares” means the Company ADSs, the Company Class B Shares and the Company Ordinary Shares.

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Disadvantageous Condition” has the meaning set forth in Section 2.01(d).

“Dispute” has the meaning set forth in Section 3.05(a).

“Distribution Transaction” means a transaction pursuant to which all or part of the Company Shares owned by the Shareholder Group is distributed to, or made available to be acquired by (whether by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger, or otherwise), all or any portion of the holders of one or more classes or series of the capital stock of the Shareholder.

“Distribution Transaction Registration” has the meaning set forth in Section 2.05.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Offer” means an exchange offer of Registrable Securities for outstanding securities of a Holder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Holder” means any member of the Shareholder Group, so long as such Person holds any Registrable Securities, so long as such Person holds any Registrable Securities.

“Indemnifying Party” has the meaning set forth in Section 2.10(c).

“Indemnitee” has the meaning set forth in Section 2.10(c).

“Initiating Holder” has the meaning set forth in Section 2.01(a).

“Long-Form Shelf” means a registration statement or Form S-1, F-1 or any similar form of registration adopted by the SEC from and after the date hereof.

“Loss” and “Losses” have the meaning set forth in Section 2.10(a).

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“MHPS Business” has the meaning set forth in the Shareholders Agreement.

“Offering Confidential Information” means, with respect to a Piggyback Registration, (i) the Company’s plan to file the relevant Registration Statement and engage in the offering so registered, (ii) any information regarding the offering being registered (including the potential timing, price, number of shares, underwriters or other counterparties, selling stockholders or plan of distribution) and (iii) any other information (including information contained in draft supplements or amendments to offering materials) provided to any Holders by the Company (or by third parties) in connection with a Piggyback Registration; provided, that Offering Confidential Information shall not include information that (x) was or becomes generally available to the public (including as a result of the filing of the relevant Registration Statement) other than as a result of a disclosure by any Holder, (y) was or becomes available to any Holder from a source not bound by any confidentiality agreement with the Company or (z) was otherwise in such Holder’s possession prior to it being furnished to such Holder by the Company or on the Company’s behalf.

“Other Holders” has the meaning set forth in Section 2.01(f).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means the Company Ordinary Shares, including Company Ordinary Shares that may be received upon the conversion of the Company Class B Shares upon any transfer in accordance with their terms; provided that the term “Registrable Securities” excludes any security (a) the offering and Sale of which has been effectively registered under the Securities Act and which has been Sold in accordance with a Registration Statement, (b) that has been Sold by a Holder (other than a Sale from a member of the Shareholder Group to another member of the Shareholder Group) in a transaction or transactions exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof (including transactions pursuant to Rule 144) such that the further Sale of such securities by the transferee or assignee is not restricted under the Securities Act or (c) that has been Sold by a Holder in a transaction in which such Holder’s rights under this Agreement are not, or cannot be, assigned.  For the avoidance of doubt, the term “Registrable Securities” includes the Company Class B Shares for all purposes of this Agreement other than any obligation to register Company Class B Shares in any Registration Statement required hereunder (it being acknowledged that the Company shall have no obligation to so register any Company Class B Shares) and, subject to Section 2.07(b), any Registrable Securities registered and Sold pursuant to any Registration Statement will be in the form of Company Ordinary Shares or Company ADSs.

“Registration” means a registration with the SEC of the offer and Sale to the public of any Registrable Securities under a Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” means all expenses incident to the Company Group’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications within the United States of any Registrable Securities being registered), (iii) printing expenses, messenger, telephone and delivery expenses, (iv) internal expenses of the Company Group (including all salaries and expenses of employees of members of the Company Group performing legal or accounting duties), (v) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by the Company’s independent certified public accountants of comfort letters customarily requested by underwriters), (vi) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all travel, meals and lodging, (vii) fees and expenses of listing any Registrable Securities on any securities exchange on which the Company Ordinary Shares are then listed and FINRA registration and filing fees, (viii) the reasonable fees and disbursements of one (1) counsel for the Holders of Registrable Securities selected by a majority of the Holders of Registrable Securities requested to be included in such registration or offering and (ix) any ADS conversion or other fees attributable to the Sale of Registrable Securities in the form of Company ADSs.

“Registration Period” has the meaning set forth in Section 2.01(c).

“Registration Rights” means the rights of the Holders to cause the Company to Register Registrable Securities pursuant to Article II.

“Registration Statement” means any registration statement of the Company filed with, or as the context permits to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and

3

supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement. For the avoidance of doubt, it is acknowledged and agreed that such Registration Statement may be on any form that shall be applicable, including Form S-1, F-1, S-3, F-3, S-4 or F-4 and may be a Shelf Registration Statement.

“Sale” means the direct or indirect transfer, sale, assignment or other disposition of a security. The terms “Sell” and “Sold” shall have correlative meanings.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shareholder” has the meaning set forth in the preamble and shall include the Shareholder’s successors by merger, acquisition, reorganization or otherwise.

“Shareholders Agreement” has the meaning set forth in the recitals.

“Shareholder Group” means the Shareholder, each Subsidiary of the Shareholder and each Affiliate of the Shareholder (in each case other than any member of the Company Group).

“Shelf Registration Statement” means a Registration Statement of the Company for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or similar provisions then in effect), including a Long-Form Shelf and a Short-Form Shelf.

“Short-Form Shelf” means a registration statement on Form S-3, F-3 or any similar form of registration statement adopted by the SEC from and after the date hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Underwritten Block Trade” has the meaning set forth in Section 2.04.

“Underwritten Offering” means a Registration in which Registrable Securities are Sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

Section 1.02.

Interpretation.

In this Agreement, unless the context clearly indicates otherwise:

(a)

words used in the singular include the plural, and words used in the plural include the singular;

(b)

references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)

any reference to any gender includes the other gender and the neuter;

(d)

the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)

the words “shall” and “will” are used interchangeably and have the same meaning;

(f)

any reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(g)

the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

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(h)

any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(i)

any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(j)

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(k)

the table of contents and titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l)

 any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(m)

the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(n)

except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day.

ARTICLE II

Registration Rights

Section 2.01.

Demand Registration.

(a)

Any Holder(s) of Registrable Securities (the “Initiating Holder”) shall have the right to request that the Company file a Registration Statement, on behalf of itself or, in the case of any member of the Shareholder Group, on behalf of any other member of the Shareholder Group, with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Initiating Holder, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities such Initiating Holder wishes to register (a “Demand Registration”); provided, however, that the anticipated aggregate number of Company Ordinary Shares subject to such Demand Registration exceeds 2% of the total issued and outstanding Company Shares. The Company shall (i) within five (5) Business Days of the receipt of a Demand Registration, give written notice of such Demand Registration to all Holders of Registrable Securities, (ii) use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 45 days of such request, and (iii) use reasonable best efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Initiating Holder; provided, however, that the Company shall not be required to cause such Registration Statement to become effective prior to the Listing Date. The Company shall include in such Registration all Registrable Securities with respect to which the Company receives, within the five (5) Business Days immediately following the receipt by the Holder(s) of such notice from the Company, a request for inclusion in the Registration from the Holder(s) thereof. Each such request from a Holder of Registrable Securities for inclusion in the Registration shall also specify the aggregate amount of Registrable Securities proposed to be Registered.  The Initiating Holder may request that the Registration Statement be on any appropriate form, including Form F-4 in the case of an Exchange Offer or a Shelf Registration Statement, and the Company shall effect the Registration on the form so requested.

(b)

The Holder(s) may collectively make a total of six (6) Demand Registration requests pursuant to Section 2.01(a) (including any exercise of rights to Demand Registration transferred pursuant to Section 3.08); provided that the Holder(s) may not make more than two (2) Demand Registration requests in any 365-day period.

(c)

The Company shall be deemed to have effected a Registration for purposes of this Section 2.01 if the Registration Statement is declared effective by the SEC or becomes effective upon filing with the SEC and remains effective until the earlier of (i) the date when all Registrable Securities thereunder have been Sold and (ii) 60 days from the effective date of the Registration Statement (or from the date the applicable Prospectus is filed with the SEC if the Company is satisfying a request for a Demand Registration by filing a Prospectus under an effective Shelf Registration Statement) (the “Registration Period”). No

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Registration shall be deemed to have been effective if the conditions to closing specified in the underwriting agreement or dealer manager agreement, if any, entered into in connection with such Registration are not satisfied by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement or dealer manager agreement by the Company. If during the Registration Period, such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or the need to update or supplement the Registration Statement, the Registration Period shall be extended on a day-for-day basis for any period in which the Holders are unable to complete an offering as a result of such stop order, injunction or other order or requirement of the SEC or other Governmental Entity.

(d)

With respect to any Registration Statement, whether filed or to be filed pursuant to this Agreement, if the Company shall reasonably determine, upon the advice of legal counsel, that maintaining the effectiveness of such Registration Statement or filing an amendment or supplement thereto (or, if no Registration Statement has yet been filed, filing such a Registration Statement) would require the public disclosure of material nonpublic information concerning any transaction or negotiations involving the Company or any of its consolidated Subsidiaries that would materially interfere with such transaction or negotiations (a “Disadvantageous Condition”), the Company may, for the shortest period reasonably practicable, and in any event for not more than 60 consecutive calendar days (a “Blackout Period”), notify the Holders whose offers and Sales of Registrable Securities are covered (or to be covered) by such Registration Statement (a “Blackout Notice”) that such Registration Statement is unavailable for use (or will not be filed as requested). Upon the receipt of any such Blackout Notice, the Holders shall forthwith discontinue use of the Prospectus contained in any effective Registration Statement; provided, that, if at the time of receipt of such Blackout Notice any Holder shall have Sold its Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the Disadvantageous Condition is not of a nature that would require a post-effective amendment to the Registration Statement, then the Company shall use its commercially reasonable efforts to take such action as to eliminate any restriction imposed by federal securities laws on the timely delivery of such Registrable Securities. When any Disadvantageous Condition as to which a Blackout Notice has been previously delivered shall cease to exist, the Company shall as promptly as reasonably practicable notify the Holders and take such actions in respect of such Registration Statement as are otherwise required by this Agreement. The effectiveness period for any Demand Registration for which the Company has given notice of a Blackout Period shall be increased by the length of time of such Blackout Period. In connection with the Company’s Registration obligation under this Section 2.01 and Section 2.03, Section 2.04 and Section 2.05, the Company shall not impose, in any 365-day period, Blackout Periods more than twice, and any such Blackout Periods may not last, in the aggregate, in excess of 90 calendar days during such 365-day period. If the Company declares a Blackout Period with respect to a Demand Registration for a Registration Statement that has not yet been declared effective, (i) the Holders may by notice to the Company withdraw the related Demand Registration request without such Demand Registration request counting against the number of Demand Registration requests permitted to be made under Section 2.01(b) and (ii) the Holders shall not be responsible for any of the Company’s related Registration Expenses.

(e)

If the Initiating Holder so indicates at the time of its request pursuant to Section 2.01(a), such offering of Registrable Securities shall be in the form of an Underwritten Offering or an Exchange Offer, and the Company shall include such information in the written notice to the Holders required under Section 2.01(a). In the event that the Initiating Holder intends to Sell the Registrable Securities by means of an Underwritten Offering or Exchange Offer, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such Underwritten Offering or Exchange Offer and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering or the Exchange Offer to the extent provided herein. The Holders of a majority of the outstanding Registrable Securities being included in any Underwritten Offering or Exchange Offer shall select the underwriter(s) in the case of an Underwritten Offering or the dealer manager(s) in the case of an Exchange Offer; provided that such underwriter(s) or dealer manager(s) are reasonably acceptable to the Company.

(f)

If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities included in a Registration pursuant to this Section 2.01 inform(s) in writing the Holders participating in such Registration, with a copy of such writing provided to the Company, that, in its or their opinion, the number of securities requested to be included in such Registration exceeds the number that can be Sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Registration shall be reduced to the maximum number recommended by the managing underwriter or underwriter and allocated pro rata among the Holders, including the Initiating Holder, in proportion to the number of Registrable Securities each Holder has requested to be included in such Registration; provided, that the Initiating Holder may notify the Company in writing that the Registration Statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. In the event the Initiating Holder notifies the Company that such Registration Statement shall be abandoned or withdrawn, such Holder shall not be deemed to have requested a Demand Registration pursuant to Section 2.01(a), and the Company shall not be deemed to have effected a Demand Registration pursuant to Section 2.01(b). If the amount of Registrable Securities to be underwritten has not been limited in accordance with the first sentence of this Section 2.01(f), the Company and the holders of Company Shares or, if the Registrable Securities include securities other than Company Shares, the holders of securities of the same class of those securities included in the Registrable Securities, in each case, other than the Holders (“Other Holders”), may include such securities for their own account or for the account of Other Holders in such Registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Registrable Securities included in such Registration.

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Section 2.02.

Piggyback Registrations.

(a)

If the Company proposes to file a Registration Statement (other than a Shelf Registration) or a Prospectus supplement filed pursuant to a Shelf Registration Statement under the Securities Act with respect to any offering of such securities for its own account and/or for the account of any Other Holders (other than (i) a Registration under Section 2.01, (ii) a Registration pursuant to a Registration Statement on Form S-8, S-4 or F-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act, (iii) any form that does not include substantially the same information, other than information relating to the selling holders or their plan of distribution, as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, (iv) in connection with any dividend reinvestment or similar plan, (v) for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity or any similar transaction or (vi) a Registration in which the only Company Shares being registered are Company Shares issuable upon conversion of debt securities that are also being registered) (a “Company Public Sale”), then, as soon as practicable, but in any event not less than ten (10) Business Days prior to the proposed date of filing such Registration Statement, the Company shall give written notice of such proposed filing to each Holder, and such notice shall offer such Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.02(b) and Section 2.02(c), the Company shall use its commercially reasonable efforts to include in a Registration Statement with respect to a Company Public Sale all Registrable Securities that are requested to be included therein within five (5) Business Days after the receipt of any such notice; provided, however, that if, at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of the Company Public Sale, the Company may, at its election, give written notice of such determination to each such Holder and, thereupon, (x) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of any Holder to request that such Registration be effected as a Demand Registration under Section 2.01 and (y) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Securities for the same period as the delay in Registering such other Company Shares in the Company Public Sale. No Registration effected under this Section 2.02 shall relieve the Company of its obligation to effect any Demand Registration under Section 2.01. For purposes of clarification, the Company’s filing of a Shelf Registration Statement shall not be deemed to be a Company Public Sale; provided, however, that any prospectus supplement filed pursuant to a Shelf Registration Statement with respect to an offering of Company Shares for its own account and/or for the account of any other Persons will be a Company Public Sale unless such offering qualifies for an exemption from the Company Public Sale definition in this Section 2.02(a).

(b)

In the case of any Underwritten Offering, each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in such Underwritten Offering pursuant to Section 2.02(a) at any time prior to the execution of an underwriting agreement by giving written notice to the Company of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

(c)

If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs the Company and each Holder in writing that, in its or their opinion, the number of securities of such class that such Holder and any other Persons intend to include in such offering exceeds the number that can be Sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, all securities of the Company and any other Persons (other than the Company’s executive officers and directors) for whom the Company is effecting the Registration, as the case may be, proposes to Sell, (ii) second, the number, if any, of Registrable Securities of such class that, in the opinion of such managing underwriter or underwriters, can be Sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities of such class requested by such Holder to be included in such Sale, (iii) third, the number of securities of executive officers and directors of the Company for whom the Company is effecting the Registration, as the case may be, with such number to be allocated pro rata among the executive officers and directors and (iv) fourth, any other securities eligible for inclusion in such Registration, allocated among the holders of such securities in such proportion as the Company and those holders may agree.

(d)

After a Holder has been notified of its opportunity to include Registrable Securities in a Piggyback Registration, such Holder (i) shall treat the Offering Confidential Information as confidential information, (ii) shall not use any Offering Confidential Information for any purpose other than to evaluate whether to include its Registrable Securities (or other Company Shares) in such Piggyback Registration and (iii) shall not disclose any Offering Confidential Information to any Person other than such of its agents, employees, advisors and counsel as have a need to know such Offering Confidential Information, and to cause such agents, employees, advisors and counsel to comply with the requirements of this Section 2.02(d); provided, that any such Holder may disclose Offering Confidential Information if such disclosure is required by legal process, but such Holder shall reasonably cooperate with the Company to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the Offering Confidential Information.

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Section 2.03.

Shelf Registration.

(a)

The Company shall use its reasonable best efforts to file, no later than 45 days following any written request from any Initiating Holder, a Registration Statement for a Shelf Registration on a Long-Form Shelf covering the resale of all of the Registrable Securities on a delayed or continuous basis and shall use commercially reasonable efforts to cause such Long-Form Shelf to become effective as soon as reasonably practicable thereafter; provided, however, that the Company shall not be required to cause such Registration Statement to become effective prior to the Listing Date. The Company shall maintain the Long-Form Shelf in accordance with the terms hereof. The Company shall use commercially reasonable efforts to convert the Long-Form Shelf to a Short-Form Shelf as soon as reasonably practicable after the Company is eligible to use a Short-Form Shelf.  The Company shall use its reasonable best efforts to cause such Shelf Registration Statement to remain effective until there are no longer any Registrable Securities that are not otherwise registered under a Registration Statement.  The “Plan of Distribution” section of such Shelf Registration Statement shall permit all lawful means of disposition of Registrable Securities and the other Company Shares to be registered thereunder, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.  If the SEC will not permit the Company to include all unregistered Company Shares in a Shelf Registration Statement (including the initial Shelf Registration Statement), the Company will include as many unregistered Company Shares as possible and exclude unregistered Company Shares on a pro rata basis; provided, that, the Company shall use its reasonable best efforts to include any unregistered Company Shares excluded from the initial Shelf Registration Statement on a future Shelf Registration Statement as promptly as practicable following such exclusion.

(b)

If the Company reasonably determines, upon the advice of counsel, that a Disadvantageous Condition exists, the Company may impose a Blackout Period on the filing or use of a Shelf Registration Statement on the same terms and conditions as set forth in Section 2.01(d).

(c)

No Shelf Registration Statement pursuant to this Section 2.03 shall be deemed a Demand Registration pursuant to Section 2.01(a), provided, that any takedown of shares registered under a Shelf Registration Statement in connection with an underwritten offering of Registrable Securities (including an Underwritten Block Trade) shall be deemed to be a Demand Registration by the Holder requesting such takedown.  Notwithstanding anything to the contrary herein, any takedown of shares registered under the Shelf Registration Statement in connection with an offering of Registrable Securities (including a block trade or similar transaction) which is not underwritten shall not count against the number of Demand Registration requests permitted to be made under Section 2.01(b).

(d)

If any Short-Form Shelf has been outstanding for at least three (3) years, at the end of the third year the Company shall file a new Short-Form Shelf covering all of the Registrable Securities then held by the Holders. If any Short-Form Shelf filed pursuant to this Section 2.03(d) ceases to be effective for any reason, the Company shall file a new Short-Form Shelf covering all of the Registrable Securities then held by the Holders.  If the Company does not pay the filing fee covering the Registrable Securities held by the Holders at the time any Short-Form Shelf is filed pursuant to this Section 2.03(d), the Company shall pay such fee at such time or times as the Registrable Securities are to be sold pursuant thereto.

Section 2.04.

Underwritten Block Trade.

(a)

Notwithstanding anything to the contrary in this Agreement, if an Initiating Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a two-day (or shorter) marketing period (collectively, an “Underwritten Block Trade”) off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a takedown from an already existing and effective Shelf Registration Statement), then the Initiating Holder must notify the Company of the Underwritten Block Trade on the day before such offering is to commence, and the Company shall as expeditiously as reasonably possible, but subject to Section 2.03(b), use its reasonable best efforts to facilitate such Underwritten Block Trade (which may close as early as three (3) business days after the date it commences); provided that the Initiating Holder effecting such Underwritten Block Trade shall use its reasonable best efforts to work with the Company and the underwriters in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.  In the event the Initiating Holder requests such an Underwritten Block Trade, notwithstanding anything to the contrary in this Agreement, no other holder of Registrable Securities shall have any right to notice of or to participate in such Underwritten Block Trade.  Any Underwritten Block Trade under which any Registrable Securities are sold will count as one (1) Demand Registration.  Notwithstanding anything to the contrary herein, an Underwritten Block Trade shall not require any minimum anticipated aggregate offering price.  Notwithstanding anything to the contrary herein, any block trade or similar transaction which is not underwritten shall not count against the number of Demand Registration requests permitted to be made under Section 2.01(b).

Section 2.05.

Distribution Transactions.

(a)

Notwithstanding anything to the contrary in this Agreement, in the event any member of the Shareholder Group elects to effect a Distribution Transaction, such members of the Shareholder Group shall have the right to request that the

8

Company file a Registration Statement, on behalf of itself and the other members of the Shareholder Group, with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such members of the Shareholder Group, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities the members of the Shareholder Group wish to register (a “Distribution Transaction Registration”). The Company shall (i) use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 45 days of such request, and (ii) use its reasonable best efforts to cause the Registration Statement to become effective in respect of each Distribution Transaction Registration in accordance with the intended method of distribution set forth in the written request delivered by such member of the Shareholder Group. Such requesting member of the Shareholder Group may request that the Registration Statement be on any appropriate form, including a  Shelf Registration Statement, and the Company shall effect the Registration on the form so requested (which may include an already existing and effective Registration Statement). For the avoidance of doubt, such request for a Distribution Transaction Registration shall not count against the number of Demand Registration requests permitted to be made under Section 2.01(b).

(b)

The Company shall be deemed to have effected a Registration for purposes of this Section 2.05 if the Registration Statement is declared effective by the SEC or becomes effective upon filing with the SEC and remains effective for the Registration Period.  If during the Registration Period, such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or the need to update or supplement the Registration Statement, the Registration Period shall be extended on a day-for-day basis for any period in which the applicable members of the Shareholder Group are unable to complete the Distribution Transaction as a result of such stop order, injunction or other order or requirement of the SEC or other Governmental Entity.

(c)

If the Company reasonably determines, upon the advice of counsel, that a Disadvantageous Condition exists, the Company may impose a Blackout Period on the filing or use of a Shelf Registration Statement on the same terms and conditions as set forth in Section 2.01(d).

Section 2.06.

Registration Procedures.

(a)

In connection with the Company’s Registration obligations under Section 2.01, Section 2.02, Section 2.03, Section 2.04 and Section 2.05, the Company shall use its reasonable best efforts to effect such Registration to permit the offer and Sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each member of the Company Group to:

(i)

prepare and file the required Registration Statement, including all exhibits and financial statements and, in the case of an Exchange Offer, any document required under Rule 425 or Rule 165 with respect to such Exchange Offer (collectively, the “Ancillary Filings”) required under the Securities Act to be filed therewith, and before filing with the SEC a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters or dealer managers, if any, and to the Holders, copies of all documents prepared to be filed, which documents shall be subject to the review and comment of such underwriters or dealer managers and such Holders and their respective counsel, and provide such underwriters or dealers managers, if any, and such Holders and their respective counsel reasonable time to review and comment thereon and (B) not file with the SEC any Registration Statement or Prospectus or amendments or supplements thereto or any Ancillary Filing to which any Holder or the underwriters or dealer managers, if any, shall reasonably object;

(ii)

prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus and any Ancillary Filing as may be reasonably requested by the participating Holders or necessary to keep the Registration Statement effective until the end of the Registration Period;

(iii)

promptly notify the participating Holders and the managing underwriters or dealer managers, if any, and, if requested, confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by any member of the Company Group (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, or any Ancillary Filing has been filed, (B) of any comments (written or oral) by the SEC or any request (written or oral) by the SEC or any other Governmental Entity for amendments or supplements to such Registration Statement, such Prospectus or any Ancillary Filing, or for any additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement, any order preventing or suspending the use of any preliminary or final Prospectus or any Ancillary Filing, or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the Company's representations and warranties (written or oral) in any applicable underwriting agreement or dealer manager agreement cease to be true and correct in all material respects and (E) of the receipt by any member of the Company Group of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or Sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

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(iv)

(A) promptly notify each participating Holder and the managing underwriter(s) or dealer manager(s), if any, when the Company becomes aware of the occurrence of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Ancillary Filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or any Ancillary Filing in order to comply with the Securities Act, and (B) in either case, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to each participating Holder and the underwriter(s) or dealer manager(s), if any, an amendment or supplement to such Registration Statement, Prospectus or Ancillary Filing that will correct such statement or omission or effect such compliance;

(v)

prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vi)

promptly (A) incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter(s) or dealer manager(s), if any, and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities and (B) make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii)

furnish to each participating Holder and each underwriter or dealer manager, if any, without charge, as many conformed copies as such Holder or underwriter or dealer manager may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, but excluding all documents and exhibits (i) incorporated therein by reference or (ii) that are available via the SEC’s EDGAR system;

(viii)

deliver to each participating Holder and each underwriter or dealer manager, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Holder or underwriter or dealer manager may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each participating Holder and the underwriter(s) or dealer manager(s), if any, in connection with the offering and Sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such participating Holder or underwriter or dealer manager may reasonably request in order to facilitate the Sale of the Registrable Securities by such Holder or underwriter or dealer manager;

(ix)

on or prior to the date on which the applicable Registration Statement is declared effective or becomes effective, register or qualify, and cooperate with each participating Holder, the managing underwriter(s) or dealer manager(s), if any, and their respective counsel, in connection with the registration or qualification of, such Registrable Securities for offer and Sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any participating Holder or managing underwriter(s) or dealer manager(s), if any, or their respective counsel reasonably request, and in any foreign jurisdiction mutually agreeable to the Company and the participating Holders, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of offers and Sales and dealings in such jurisdictions for so long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject or conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction;

(x)

in connection with any Sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each participating Holder and the managing underwriter(s) or dealer manager(s), if any, to (A) facilitate the timely preparation and delivery of certificates representing Registrable Securities to be Sold and not bearing any restrictive Securities Act legends and (B) register such Registrable Securities in such denominations and such names as such participating Holder or the underwriter(s) or dealer manager(s), if any, may request at least two (2) Business Days prior to such Sale of Registrable Securities; provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xi)

cooperate and assist in any filings required to be made with FINRA and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter or dealer manager (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary to enable the seller or sellers thereof or the underwriter(s) or dealer manager(s), if any, to consummate the Sale of such Registrable Securities;

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(xii)

not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with the Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xiii)

obtain for delivery to and addressed to each participating Holder and to the underwriter(s) or dealer manager(s), if any, opinions from the general counsel or deputy general counsel for the Company, in each case dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement or, in the event of an Exchange Offer, the date of the closing under the dealer manager agreement or similar agreement or otherwise, and in each such case in customary form and content for the type of Underwritten Offering or Exchange Offer, as applicable;

(xiv)

in the case of an Underwritten Offering or Exchange Offer, obtain for delivery to and addressed to the Company and the managing underwriter(s) or dealer manager(s), if any, and, to the extent requested, each participating Holder, a cold comfort letter from the Company’s independent registered public accounting firm in customary form and content for the type of Underwritten Offering or Exchange Offer, dated the date of execution of the underwriting agreement or dealer manager agreement or, if none, the date of commencement of the Exchange Offer, and brought down to the closing, whether under the underwriting agreement or dealer manager agreement, if applicable, or otherwise;

(xv)

in the case of an Exchange Offer that does not involve a dealer manager, provide to each participating Holder such customary written representations and warranties or other covenants or agreements as may be requested by any participating Holder comparable to those that would be included in an underwriting or dealer manager agreement;

(xvi)

comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable, but in any event no later than 90 days, after the end of the 12-month period beginning with the first day of the Company’s first quarter commencing after the effective date of the applicable Registration Statement, an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement;

(xvii)

provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xviii)

cause all Registrable Securities covered by the applicable Registration Statement to be listed on each U.S. securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xix)

provide (A) each Holder participating in the Registration, (B) the underwriters (which term, for purposes of this Agreement, shall include any Person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, of the Registrable Securities to be registered, (C) the Sale or placement agent therefor, if any, (D) the dealer manager therefor, if any, (E) counsel for such Holder, underwriters, agent, or dealer manager and (F) any attorney, accountant or other agent or representative retained by such Holder or any such underwriter or dealer manager, as selected by such Holder, in each case, the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto; and for a reasonable period prior to the filing of such Registration Statement, upon execution of a customary confidentiality agreement, make available for inspection upon reasonable notice at reasonable times and for reasonable periods, by the parties referred to in clauses (A) through (F) above, all pertinent financial and other records, pertinent corporate and other documents and properties of the Company Group that are available to the Company, and cause all of the Company Group’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of the Company and to supply all information available to the Company reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence or other responsibility, subject to the foregoing; provided, that in no event shall any member of the Company Group be required to make available any information which the Company determines in good faith to be competitively sensitive or confidential. The recipients of such information shall coordinate with one another so that the inspection permitted hereunder will not unnecessarily interfere with the Company Group’s conduct of business. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public by the Company or such Affiliate or for any reason not related to the Registration of Registrable Securities;

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(xx)

in the case of an Underwritten Offering or Exchange Offer, cause the senior executive officers of the Company to participate at reasonable times and for reasonable periods in the customary “road show” presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), if any, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, except to the extent that such participation materially interferes with the management of the Company’s business; provided that the effectiveness period for any Demand Registration shall be increased on a day-for-day basis by the period of time that management cannot participate;

(xxi)

comply with all requirements of the Securities Act, Exchange Act and other applicable laws, rules and regulations, as well as all applicable stock exchange rules; and

(xxii)

take all other customary steps reasonably necessary or advisable to effect the Registration and distribution of the Registrable Securities contemplated hereby.

(b)

As a condition precedent to any Registration hereunder, the Company may require each Holder as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c)

Each Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its Sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)

The Shareholder agrees (on behalf of itself and each member of the Shareholder Group), and any other Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in Section 2.06(a)(iv) such Holder will forthwith discontinue Sale of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder will deliver to the Company, at the Company’s expense, all copies of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice through the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 2.07.

Registration and Maintenance of Company ADSs.

(a)

Subject to the terms and conditions of the Purchase Agreement, immediately following the date hereof, the Company will use its reasonable best efforts to (i) register the Company Ordinary Shares, represented by the Company ADSs, on Form 20-F under the Exchange Act, (ii) enter into, and cause the Company ADSs to be issued pursuant to, a depositary agreement, in form and substance reasonably acceptable to the Shareholder, with an institution reasonably acceptable to the Shareholder, as depositary, and the owners and holders from time to time of the Company ADSs, (iii) cause the Company ADSs, evidenced by American depositary receipts and issuable upon deposit of Company Ordinary Shares, to be registered on Form F-6 under the Securities Act, and (iv) cause the Company ADSs to be listed and traded on the New York Stock Exchange, in each case, effective as of the earlier of (A) the date, not earlier than the Closing Date, specified by the Shareholder to the Company upon 90 days’ prior written notice, in the event that the Shareholder shall have entered into or consummated an Acquisition Proposal, and (B) the earliest date practicable following the Closing and not later than 90 days thereafter (such date once each of the foregoing sub clauses (i), (ii), (iii) and (iv) have all occurred, the “Listing Date”).  In connection therewith, the Company will deposit Company Ordinary Shares from time to time with the Company ADS depositary and cause the Company ADS depositary to issue Company ADSs to the Holders upon deposit of such Company Ordinary Shares; provided that the Company shall not be required to deposit such Company Ordinary Shares in exchange for Company ADSs except in compliance with the Securities Act.

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(b)

Notwithstanding anything to the contrary herein, unless the Company has previously caused the Company Ordinary Shares to be listed on the New York Stock Exchange or another national securities exchange or trading system in the United States (it being acknowledged that the Company shall have no obligation to so list the Company Ordinary Shares) and a market in the United States for Company Shares not held in the form of Company ADSs exists, in any registration pursuant to Section 2.01, Section 2.02, Section 2.03, Section 2.04 or Section 2.05, the Company will ensure that any Registrable Securities registered and sold pursuant to the applicable Registration Statement are in the form of Company ADSs.

Section 2.08.

Underwritten Offerings or Exchange Offers.

(a)

If requested by the managing underwriter(s) for any Underwritten Offering or dealer manager(s) for any Exchange Offer that is requested by Holders pursuant to a Registration under Section 2.01, Section 2.03, Section 2.04 or Section 2.05, the Company shall enter into an underwriting agreement or dealer manager agreement, as applicable, with such underwriter(s) or dealer manager(s) for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the underwriter(s) or dealer manager(s) and, if the Shareholder is a participating Holder, to the Shareholder. Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. Each Holder with Registrable Securities to be included in any Underwritten Offering or Exchange Offer by such underwriter(s) or dealer manager(s) shall enter into such underwriting agreement or dealer manager agreement at the request of the Company, which agreement shall contain such reasonable representations and warranties by the Holder and such other reasonable terms as are generally prevailing in agreements of that type.

(b)

In the event of a Company Public Sale involving an offering of Company Shares or other equity securities of the Company in an Underwritten Offering (whether in a Demand Registration or a Piggyback Registration, whether or not the Holders participate therein), the Holders hereby agree, and, in the event of a Company Public Sale of Company Shares or other equity securities of the Company in an Underwritten Offering or an Exchange Offer, the Company shall agree, and it shall cause its executive officers and directors to agree, if requested by the managing underwriter or underwriters in such Underwritten Offering or by the Holder or the dealer manager or dealer managers, in an Exchange Offer, not to effect any Sale or distribution (including any offer to Sell, contract to Sell, short Sale or any option to purchase) of any securities (except, in each case, as part of the applicable Registration, if permitted hereunder) that are of the same type as those being Registered in connection with such public offering and Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending 90 days (or such lesser period as may be permitted by the Company or the participating Holder(s), as applicable, or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, if later, the date of the Prospectus), to the extent timely notified in writing by such selling Person or the managing underwriter or underwriters or dealer manager or dealer managers. The participating Holders and the Company, as applicable, also agree to execute an agreement evidencing the restrictions in this Section 2.08(b) in customary form, which form is reasonably satisfactory to the Company or the participating Holder(s), as applicable, and the underwriter(s) or dealer manager(s), as applicable; provided that such restrictions may be included in the underwriting agreement or dealer manager agreement, if applicable. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

(c)

No Holder may participate in any Underwritten Offering or Exchange Offer hereunder unless such Holder (i) agrees to Sell such Holder’s securities on the basis provided in any underwriting arrangements or dealer manager agreements approved by the Company or other Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, dealer manager agreements and other documents reasonably required under the terms of such underwriting arrangements or dealer manager agreements or this Agreement.

Section 2.09.

Registration Expenses.

(a)

In the case of any Registration of Registrable Securities required pursuant to this Agreement, the Company shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective; provided, however, that the Company shall not be required to pay for any expenses of any Registration begun pursuant to Section 2.01 (or that otherwise constitutes a Demand Registration) if the Demand Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) Demand Registration to which they have the right pursuant to Section 2.01(b).

(b)

Each Holder shall be responsible for (i) any allocable underwriting fees, discounts or commissions, (ii) any allocable commissions of brokers and dealers, (iii) fees and disbursements of counsel for such Holder (other than the reasonable fees and disbursements of one (1) counsel for the Holders of Registrable Securities selected by a majority of the Holders of Registrable Securities requested to be included in such registration or offering), and (iv) capital gains, income and transfer taxes, if any, relating to the sale of such Holder’s Registrable Securities.

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Section 2.10.

Indemnification.

(a)

The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder whose shares are included in a Registration Statement, such Holder’s Affiliates and their respective officers, directors, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the offering and Sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act or any Ancillary Filing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made therein, the indemnity agreement contained in this paragraph shall not apply to the extent that any such liability or Loss results from or arises out of information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in such Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have, including under the Purchase Agreement and the Shareholders Agreement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Sale of such securities by such Holder.

(b)

Each participating Holder whose Registrable Securities are included in a Registration Statement agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company from and against any and all Losses arising out of or based upon information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in a Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities. This indemnity shall be in addition to any liability the participating Holder may otherwise have, including under the Purchase Agreement and the Shareholders Agreement. In no event shall the liability of any participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such holder under the Sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.

(c)

Promptly after receipt by an indemnified party under this Section 2.10 (an “Indemnitee”) of notice of the commencement of any action, such Indemnitee will, if a claim in respect thereof is to be made against the indemnifying party (an “Indemnifying Party”) under this Section 2.10, notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party (i) will not relieve it from liability under Section 2.10(a) or Section 2.10(b) above unless and to the extent such action and such failure results in material prejudice to the Indemnifying Party and forfeiture by the Indemnifying Party of substantial rights and defenses; and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnitee other than the indemnification obligation provided in Section 2.10(a) or Section 2.10(b) above. The Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnitee (who shall not, except with the consent of the Indemnitee, be counsel to the Indemnifying Party), and, except as provided in the next sentence, after notice from the Indemnifying Party to such Indemnitee of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the Indemnifying Party’s rights in the prior sentence, the Indemnitee shall have the right to employ its own counsel (and one local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if:

(A)

the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with an actual or potential conflict of interest;

(B)

the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Indemnifying Party and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Indemnifying Party;

(C)

the Indemnifying Party shall not have employed counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or

(D)

the Indemnifying Party shall authorize the Indemnitee to employ separate counsel at the expense of the Indemnifying Party.

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(d)

 No Indemnifying Party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An Indemnifying Party shall not be liable under this Section 2.10 to any Indemnitee regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such Indemnifying Party, which consent shall not be unreasonably withheld. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnitee  (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (x) includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnitee , of a full and final release from all liability in respect to such claim or litigation and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee.

(e)

If for any reason the indemnification provided for in Section 2.10(a) or Section 2.10(b) is unavailable to an Indemnitee or insufficient to hold it harmless as contemplated by Section 2.10(a) or Section 2.10(b), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnitee on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.10(e) to the contrary, no Indemnifying Party (other than the Company) shall be required pursuant to this Section 2.10(e) to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party from the Sale of Registrable Securities in the offering to which the Losses of the Indemnitees relate (before deducting expenses, if any) exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.10(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.10(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an Indemnitee hereunder shall be deemed to include, for purposes of this Section 2.10(e), any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. If indemnification is available under this Section 2.10, the Indemnifying Parties shall indemnify each Indemnitee to the full extent provided in Section 2.10(a) and Section 2.10(b) without regard to the relative fault of said Indemnifying Parties or Indemnitee. Any Holders’ obligations to contribute pursuant to this Section 2.10(e) are several and not joint.

Section 2.11.

Reporting Requirements; Rule 144.

Until the earlier of (a) the expiration or termination of this Agreement in accordance with its terms or (b) the date upon which the Shareholder Group ceases to own any Registrable Securities, the Company shall use its commercially reasonable efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act so that the Company will qualify for registration on Form S-3 or F-3 and to enable the Shareholder Group to Sell Registrable Securities without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (i) Rule 144 or Regulation S under the Securities Act, as amended from time to time, or (ii) any similar SEC rule or regulation then in effect. From and after the date hereof through the earlier of the expiration or termination of this Agreement in accordance with its terms and the date upon which the Shareholder Group ceases to own any Registrable Securities, the Company shall forthwith upon request furnish any Holder (x) a written statement by the Company as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of the Company and (z) such other reports and documents filed by the Company with the SEC as such Holder may reasonably request in availing itself of an exemption for the offering and Sale of Registrable Securities without registration under the Securities Act.

Section 2.12.

Registration Rights Covenant.

The Company covenants that it will not, and it will cause the members of the Company Group not to, grant any right of registration under the Securities Act relating to any of its Company Shares or other securities to any Person other than pursuant to this Agreement, unless the rights so granted to another Person do not limit or restrict the rights of the Holder(s) hereunder or are not in any way senior to the rights of the Holder(s) hereunder.

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ARTICLE III

Miscellaneous

Section 3.01.

Term.

This Agreement shall terminate upon the earlier of (a) the time at which all Registrable Securities are held by Persons other than Holders, (b) the time at which all Registrable Securities have been Sold in accordance with one or more Registration Statements, and (c) the time at which the Holders hold less than 2% of the aggregate amount of Company Ordinary Shares and Company Class B Shares outstanding; provided, that the provisions of Section 2.09 and Section 2.10 and this Article III shall survive any such termination.

Section 3.02.

Counterparts; Entire Agreement; Corporate Power.

(a)

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b)

This Agreement and the exhibit hereto and the other writings referred to herein (including the Purchase Agreement and Shareholders Agreement) or delivered pursuant hereto which form a part hereof contain the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein.

(c)

The Shareholder represents on behalf of itself and each other member of the Shareholder Group, and the Company represents on behalf of itself and each other member of the Company Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)

Each party hereto acknowledges that it and each other party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 3.03.

Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, including as to validity, interpretation, enforcement and effect, without regard to any applicable conflicts of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.04.

Remedies.

In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at law would be adequate is waived.

Section 3.05.

Jurisdiction and Venue.

(a)

Any action, suit, arbitration, proceeding or investigation by or before any Governmental Entity arising out of or relating in any way to this Agreement and the transactions contemplated hereby, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (any “Dispute”) will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

16

(i)

submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Dispute shall be heard and determined in such courts;

(ii)

agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Dispute; and

(iii)

agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 3.11 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the laws of the State of New York.

(b)

The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Dispute.

(c)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.05(c).

(d)

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof exclusively in New York state or federal court and any appellate court therefrom, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 3.06.

Amendment.

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company, if such waiver, amendment, supplement or modification is sought to be enforced against the Company, or the Holders of a majority of the Registrable Securities, if such waiver, amendment, supplement or modification is sought to be enforced against a Holder.

Section 3.07.

Waiver of Default.

Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 3.08.

Successors, Assigns.

This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may not assign this Agreement without the prior written consent of the Shareholders so long as the Shareholder owns any Registrable Securities and, thereafter, the Company may assign this Agreement in connection with a sale or acquisition of the Company so long as the acquiring Person is publicly listed on a U.S. national securities exchange and agrees in writing to assume all of the Company’s rights and obligations under this Agreement. Subject to the terms, conditions and limitations of the Shareholders Agreement, the Shareholder may assign this Agreement to any member of the Shareholder Group or at any time in connection with a sale or acquisition of the Shareholder, whether by merger, consolidation, sale of all or substantially all of the Shareholder’s assets, or similar transaction, without the consent of the Company.

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Section 3.09.

Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement.

Section 3.10.

Performance.

The Shareholder shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Shareholder Group. The Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Company Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 3.10 to all of the other members of its Group and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement.

Section 3.11.

Notices.

All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in such communication):

If to the Shareholder, to:

Terex Corporation

200 Nyala Farm Road,

Westport, CT 06880

United States of America

Attn: Eric I Cohen, Esq., Senior Vice President, Secretary & General Counsel

Facsimile: +1 (203) 222-7170

Email: eric.cohen@terex.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

United States of America

Attn:

Philip Richter, Esq.

David L. Shaw, Esq.

Facsimile: +1 (212) 859-4000

Email:

philip.richter@friedfrank.com

david.shaw@friedfrank.com

If to the Company, to:

Konecranes Plc

P.O. Box 661 (Koneenkatu 8)
FI-05801 Hyvinkää

Finland

Attn: Sirpa Poitsalo, Vice President, General Counsel

Facsimile: +358 20 427 2099

Email: sirpa.poitsalo@konecranes.com

18

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf, London E14 5DS

United Kingdom

Attn: Scott V. Simpson, Esq.

Lorenzo Corte, Esq.

Facsimile: +44 (0)207 519 7070

Email:

scott.simpson@skadden.com

lorenzo.corte@skadden.com

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

Section 3.12.

Severability.

If any provision of this Agreement or the application hereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 3.13.

No Reliance on Other Party.

The parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the parties hereto may have. The parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The parties hereto are not relying upon any representations or statements made by any other party, or any such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The parties hereto are not relying upon a legal duty, if one exists, on the part of any other party (or any such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party hereto shall ever assert any failure to disclose information on the part of any other party as a ground for challenging this Agreement or any provision hereof.

Section 3.14.

Registrations, Exchanges. etc.

Notwithstanding anything to the contrary that may be contained in this Agreement, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) any Company Shares, now or hereafter authorized to be issued, (b) any and all securities of the Company into which the Company Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (c) any and all securities of any kind whatsoever of the Company or any successor or permitted assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued on or after the date hereof in respect of, in conversion of, in exchange for or in substitution of, the Company Shares, and shall be appropriately adjusted for any stock dividends, or other distributions, stock splits or reverse stock splits, combinations, recapitalizations, mergers, consolidations, exchange offers or other reorganizations occurring after the date hereof.

Section 3.15.

Mutual Drafting.

This Agreement shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[The remainder of this page has been left blank intentionally.]

19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

KONECRANES PLC

By:
Name:
Title:

TEREX CORPORATION

By:
Name:
Title:

Exhibit G

§ 1 Business name and domicile of the company

[No changes]

§ 2 The company's branch of industry

[No changes]

§ 3 Shares

The company has two share classes, Class A shares and Class B shares.

§ 4 Book-entry securities system

[No changes]

Rights related to shares

§ 5 Special appointment procedure of members of the board of directors (Fi: Hallituksen jäsenten erityinen asettamisjärjestys)

(a) Terex Corporation ("Theta") or such other member of Theta Group (as defined in section 22) as is designated by Theta by notice in writing to the company (the "Theta Designating Person"), shall have the right, subject to section 5(c), upon written notice to the company, to appoint members to the company’s board of directors (any such member of the company’s board of directors appointed pursuant to this section 5(a) or pursuant to section 5(b), a "Theta Designee") as follows:

i.

two (2) Theta Designees, if Theta Group’s ownership of the company's Class B shares represents fifteen per cent (15%) or more of the number of all shares (Class A and Class B) of the company excluding such shares owned by the company or its subsidiaries (the "Company Shares");

ii.

one (1) Theta Designee, if Theta Group's ownership of the company's Class B shares represents ten per cent (10%) or more but less than fifteen per cent (15%) of the number of Company Shares;

iii.

no Theta Designees, if Theta Group's ownership of the company's Class B shares represents less than ten per cent (10%) of the number of Company Shares; and

iv.

no Theta Designees, if (A) a Theta Change of Control (as defined below in section 22) has occurred, or (B) if Theta Group ceases to own in excess of fifty per cent (50%) of all outstanding Class B shares as a result of an entity within Theta Group which owns Company Shares ceasing to be a part of Theta Group, and Theta not having reconveyed (or caused the reconveyance of) such Company Shares to itself or another member of Theta Group immediately before such entity has ceased to be a part of Theta Group or within ten (10) Business Days (as defined in section 22) thereafter.

(b) The Theta Designating Person shall have the right, upon written notice to the company, (i) to remove any Theta Designee then serving as a member of the board of directors, and (ii) subject to section 5(c), to appoint a new Theta Designee to replace any Theta Designee who (A) is unable to serve as a member of the board of directors for any reason, or (B) is removed (upon death, resignation, at the election of the Theta Designating Person pursuant to the foregoing section 5(b)(i) or otherwise).

(c) At least ten (10) Business Days prior to submitting any notice to appoint a Theta Designee, the Theta Designating Person shall (other than with respect to an Approved Theta Designee (as defined in this section below)) (i) notify the company of the name of the potential Theta Designee who shall be presented to the company by the Theta Designating Person in good faith, (ii) provide, or cause such Theta Designee to provide, to the company his or her curriculum vitae and a completed director's and officer's questionnaire, which shall be signed by the potential Shareholder Designee, in the form then used by the members of the board of directors not appointed by Theta (such information in clauses (i) and (ii), the "Theta Designee Information"), and (iii) consult with the company and consider in good faith any reasonable objections raised by the company regarding the potential Theta Designee. "Approved Theta Designee" means (i) any individual approved by the company and Theta from time to time, and (ii) any Theta Designee previously appointed to the company’s board of directors in the five (5) years preceding the notice contemplated by the prior sentence.

(d) Notwithstanding the Theta Designating Person's appointment rights in section 5(a) and section 5(b), the Theta Designating Person shall not be permitted to appoint as Theta Designee any individual who would be prohibited or disqualified from serving as a member of the board of directors pursuant to any applicable rule or regulation of the U.S. Securities and Exchange Commission, the New York Stock Exchange, NASDAQ Helsinki Ltd, or pursuant to the Finnish Companies Act. The Theta Designees shall not be required to be "independent" of Theta under the Finnish Corporate Governance Code.

2 (7)

(e) The appointment of the Theta Designee to the company’s board of directors shall be effective upon receipt of the written notice of appointment sent by the Theta Designating Person to the company pursuant to section 5(a) or section 5(b), as applicable, and the company and the board of directors shall take all actions necessary to cause the registration with the Finnish Trade Register of each Theta Designee as promptly as practicable.

(f) Subject to section 6, if (i) Theta Group's ownership falls below an Ownership Threshold specified in section 5(a) or (ii) in the event of a Theta Change of Control, then the Theta Designating Person shall promptly (and in any event within two (2) Business Days) cause such number of the Theta Designees then serving on the board of directors to resign from the board of directors (such resigning Theta Designees to be selected at the Theta Designating Person's sole discretion) as is necessary so that the remaining number of the Theta Designees then serving on the board of directors is less than or equal to the number of Theta Designees that the Theta Designating Person is then entitled to appoint to the board of directors pursuant to section 5(a). If the Theta Designating Person is obligated in accordance with this section 5(f) to cause the resignation of one or more Theta Designees but such resignation has not taken place, the general meeting of shareholders may, with the majority of the votes cast, remove such Theta Designees or one of them from the board of directors.

§ 6 Top-up rights

(a) If the company causes an action, event or other circumstance to occur that results in Theta Group's ownership of Company Shares to fall below any Ownership Threshold (as defined in section 22) (a "Threshold Dilution Event") and such Threshold Dilution Event did not result from a Transfer by Theta Group of Company Shares (excluding for the avoidance of doubt any Transfers constituting a Conversion Event referred to in sections 20(a)(i)-(vi) that do not reduce Theta Group’s ownership of Company Shares) or Theta Group's failure to exercise its rights pursuant to section 7, then, following the Threshold Dilution Event, Theta Group or the Theta Designating Person, on prior written notice to the company that it intends to restore its ownership of Company Shares to the applicable Ownership Threshold within the Initial Top-Up Period, shall be entitled to defer the applicable member’s resignation from the board of directors, until the date that is three (3) months (the "Initial Top-Up Period") after the date upon which Theta Group first fell below the applicable Ownership Threshold (the "Top-Up Right"); provided that to the extent that Theta Group or the Theta Designees are subject to blackout restrictions implemented by the company or otherwise restricted from making open market purchases by applicable securities laws with respect to the Company Shares resulting in fewer than thirty (30) trading days exempt from such restrictions in such three (3)-month period, then such three (3)-month period shall be extended for an additional three (3) months (the "Extension Top-Up Period"), provided further, notwithstanding anything to the contrary contained herein, any rights granted under these articles of association to Theta, the Theta Group or the Theta Designating Person which are dependent on the Theta Designating Person having the right to appoint a certain number of Theta Designees shall not be lost until the expiration of any Extension Top-Up Period or, if no such Extension Top-Up occurs, the Initial Top-Up Period, in each case, as applicable for the relevant Threshold Dilution Event.

(b) If Theta Group delivers written notice to the company pursuant to section 6(a) that it intends to exercise the Top-Up Right in respect of a Threshold Dilution Event, in the event that the company issues Company Shares (including shares owned by the company or its Subsidiaries) in a B-Diluting Issue (as defined in section 7), Theta Group shall be deemed not to have fallen below any Ownership Threshold during the period from the date of receipt by Theta Group of the applicable B-Diluting Issue Notice (as defined in section 7) until six (6) months following the date of receipt of the B-Diluting Issue Notice.

§ 7 Preemptive Rights

(a) In accordance with the Finnish Companies Act, Theta Group shall be granted preemptive rights with respect to its Class B Shares to the extent that preemptive rights are granted to the owners of Company Shares, and Theta Group shall be permitted to exercise such preemptive rights as permitted under the Finnish Companies Act.

(b) If the company proposes to issue any Company Shares (including shares owned by the company or its Subsidiaries) in a directed issue where preemptive rights are not afforded to the owners of Class B shares (a "B-Diluting Issue"), the company shall give notice (a "B-Diluting Issue Notice") to Theta Group of any B-Diluting Issue on each of (w) the date that the company issues Company Shares (including shares owned by the company or its Subsidiaries) in a B-Diluting Issue if such issuance, together with any prior B-Diluting Issue of which Theta Group has not previously been notified, exceeds one percent (1%) of the total number of Company Shares outstanding on a fully diluted basis, (x) the tenth (10th) trading day prior to the record date for any general meeting of shareholders of the company, (y) the six (6)-month anniversary of each record date for the company's annual general meeting of shareholders and (z) any other date specified by the members of the board of directors not appointed by Theta.

§ 8 Committees

For so long as the Theta Designating Person has the right to appoint a Theta Designee under section 5(a), the board of directors shall cause the appointment of at least one (1) Theta Designee (in each case as selected by the Theta Designating Person) to each of the committees of the board of directors (excluding any ad-hoc or special committee established primarily for the purpose of evaluating any potential acquisition between the company and any member of the Theta Group and where the members of the board of directors not appointed by Theta reasonably determine that the Theta Designee would have actual or potential conflict-of-interest (in Finnish: intressijäävi) when participating in such ad hoc or special committee as a result of his or her relationship with Theta Group). In the event of a vacancy on any committee caused by the replacement or inability to serve of the Theta Designee then serving as a member of such committee, the Theta Designating Person shall have the right to demand that the replacement Theta Designee or any other Theta Designee be appointed to fill such committee vacancy.

3 (7)

§ 9 Expenses, compensation and indemnification of Theta Designees

Each Theta Designee appointed to the board of directors shall be entitled to the same compensation (including equity compensation) and other benefits as well as to expense reimbursements on the same grounds as the other members of the board of directors. Furthermore, each Theta Designee shall be entitled to the same liability insurance and indemnity protection, including right to advancement of fees and expenses, as the other members of the board of directors, with the exception that each Theta Designee's liability insurance shall include insurance for liabilities under U.S. securities laws.

§ 10 Voting rights

(a) Each Class A share shall carry one (1) vote. Each Class B share shall carry one (1) vote, provided, however, that the Class B shares shall not carry any voting rights (i) after a Theta Change of Control has occurred, (ii) if Theta Group ceases to own in excess of fifty per cent (50%) of all outstanding Class B shares as a result of an entity within Theta Group which owns Company Shares ceasing to be a part of Theta Group, and Theta not having reconveyed (or caused the reconveyance of) such Company Shares to itself or another member of Theta Group immediately before such entity has ceased to be a part of Theta Group or within ten (10) Business Days thereafter, or (iii) in any of the following matters: (A) the appointment or removal of members of the board of directors other than Theta Designees; (B) an increase or decrease in the size of the board of directors up to the maximum size specified in these articles of association; (C) the compensation of members of the board of directors; (D) discharge from liability of the Theta Designees; (E) issuances by the Company of Company Shares (including shares owned by the company or its Subsidiaries) where pre-emptive rights are available to Theta Group in accordance with the Finnish Companies Act; and (F) the approval of Transfers by Theta Group representing five per cent (5%) or more of the then outstanding Company Shares as described in section 20(a)(v).

(b) Without the consent of Theta, the company shall not take any action, or authorize, resolve, agree or commit to take any action, that would result in Theta Group Beneficially Owning (as defined in section 22) more than the maximum amount of voting securities of the company that a Person may hold without being required under the Finnish Securities Market Act to make a mandatory takeover offer to the company's shareholders.

§ 11 Dividend rights

Each Class A share and Class B share carries equal rights to dividends and to other distributions of assets.

Management of the company and the annual general meeting

§ 12 Board of Directors and term of office

The company has a board of directors consisting of no less than five (5) and no more than ten (10) director members.

The term of office of the members of the board of directors other than the Theta Designees expires at the end of the first annual general meeting of shareholders following the election.

The board of directors elects a chairman from among its members for the term of office. The managing director may be a member of the board of directors, but he/she cannot be elected to be chairman of the board of directors.

§ 13 Managing Director and his/her deputy

[No changes]

§ 14 Representation of the company

[No changes]

§ 15 Accounting period

[No changes]

§ 16 Auditor

[No changes]

§ 17 Notice convening the general meeting of shareholders

[No changes]

4 (7)

§ 18 Annual general meeting of shareholders

The annual general meeting of shareholders is to be held each year within six months after the end of the accounting period on a day determined by the board of directors.

At the annual general meeting of shareholders, the following are presented:

1. the financial statements and the consolidated financial statements;

2. the auditor’s report;

the following decisions are taken:

3. on confirmation of the financial statements and of the consolidated financial statements;

4. on how to use the profit or other unrestricted equity shown by the balance sheet;

5. on discharge from liability of the members of the board of directors and the managing director, which decision shall be taken separately for the Theta Designees on the one hand and the other members of the board of directors and the managing director on the other;

6. on the emoluments for members of the board of directors and on the grounds for compensation of their travelling expenses;

7. on confirmation of the remuneration for auditors;

8. on confirmation of the number of members on the board of directors and, when required, of their term of office and, when required, the number of auditors;

the following are elected:

9. the members of the board of directors;

10. when required, the auditor or auditors and a deputy auditor, if any;

the following issues are dealt with:

11. other issues mentioned in the notice convening the meeting.

Transfer and conversion of shares

§ 19 Consent clause (Fi: suostumuslauseke)

The consent of the company’s board of directors is required to acquire Class B shares by means of a Transfer. This consent must be applied for in writing. The company's board of directors must provide its answer to the consent application within fourteen (14) days of receiving it. The board of directors shall be obligated to give its consent if the Transfer takes place within Theta Group, in which case the consent shall be given promptly and in any case within fourteen (14) days from receipt of the consent application, failing which the consent shall be deemed given.

§ 20 Conversion of Class B Shares

(a) An owner of Class B shares has the right to demand conversion of its Class B shares into Class A shares in connection with any of the following events (each a “Conversion Event”):

i.

a transaction pursuant to which all or substantially all of the Company Shares Beneficially Owned by Theta Group are sold or distributed to, or made available to be acquired by, in the form of American depositary shares representing Company Shares (whether by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger, or otherwise), all or substantially all of the holders of Theta’s issued and outstanding Capital Stock as of the earlier point in time of (i) such transaction or (ii) immediately prior to a Theta Change of Control, excluding, to the extent permitted by applicable law, any Person who has consummated or is seeking to consummate a Theta Change of Control (such transaction, a “Distribution Transaction”);

ii.

Transfers by such owner of Class B shares of Company Shares to an escrow agent, trustee or similar person in connection with a Distribution Transaction;

iii.

Transfers by such owner of Class B shares of Company Shares pursuant to a Company Change of Control;

5 (7)

iv.

Transfers by such owner of Class B shares of Company Shares approved by the affirmative vote of a majority of the company’s board of directors excluding the Theta Designees;

v.

if the company’s board of directors has not approved such Transfers in accordance with section 20(a)(iv), Transfers by such owner of Class B shares of Company Shares representing five per cent (5%) or more of the Company Shares that are approved by the general meeting of shareholders with a majority of the votes cast at such general meeting of shareholders;

vi.

Transfers by such owner of Class B shares of Company Shares to a Person that, to the knowledge of such owner after reasonable inquiry and as represented by such owner to the company in writing, would not have Beneficial Ownership of Company Shares in excess of three per cent (3%) of the Company Shares after giving effect to such Transfer; or

vii.

when the aggregate amount of Class B shares constitutes less than five per cent (5%) of the Company Shares.

(b) Upon a Conversion Event, the owner of Class B shares has the right to demand conversion by making a written conversion demand (“Conversion Demand”) to the company’s board of directors setting out (i) the Conversion Event in such reasonable detail as to enable the board of directors to assess whether a Conversion Event entitling such owner of Class B shares to demand conversion is at hand or will be at hand within a reasonable period of time (having regard to the type of Conversion Event), it being understood that, without limitation, the passing of any relevant corporate resolution or the entering into any binding agreement to effect or approve any Conversion Event shall always be deemed sufficient for such purpose; (ii) the number of Class B shares to be converted and (iii) such information regarding the account in which the relevant Class B shares are held in the book-entry system as is necessary to enable to company to effect the conversion.

(c) The company’s board of directors shall effect the conversion and notify the Trade Register of the changes in the number of shares in the share classes as soon as practically possible and no later than within fourteen (14) days from having received a Conversion Demand, provided, however, that

i.

if it is reasonably apparent that the completion of the relevant Conversion Event would occur later than ten (10) Business Days after the completion of the conversion, then the company’s board of directors may, after having consulted with the relevant owner of the Class B shares, delay effecting the conversion until such date that is ten (10) Business Days before the anticipated date of the completion of the relevant Conversion Event; and

ii.

if it is reasonably apparent that there would occur a record date for voting at any general meeting of shareholders (Fi: yhtiökokouksen täsmäytyspäivä) between the date when the conversion is effected and the date of the completion of the relevant Conversion Event, then the company’s board of directors may, after having consulted with the relevant owner of the Class B shares, delay effecting the conversion until, and shall effect the conversion as soon as possible, after such record date.

The company may request that a note restricting the shareholder's right to Transfer the Company Shares on the relevant book-entry account prior to the completion of the relevant Conversion Event shall be entered in the book-entry account of the shareholder, it being understood that the Transfer completing the Conversion Event is to be permitted.

(d) A Class B share is converted into a Class A share on a one-to-one (1:1) conversion ratio.

(e) A Class B share shall be considered to have been converted into a Class A share once the entry into the Trade Register has been made. The company shall without delay notify the owner of Class B shares who has demanded conversion and the book-entry register keeper that the conversion has been registered.

(f) If necessary, the company’s board of directors shall provide further instructions on the process of the conversion, provided that such instructions are not prejudicial to the rights of Theta Group or owners of Class B shares.

§ 21 Conversion of Class A shares

(a) For so long as the company has any outstanding Class B shares, any Class A shares received or acquired by Theta Group shall be converted into Class B shares.

(b) Theta shall notify the company’s board of directors in writing of any Class A shares acquired by Theta Group, setting out the number of shares to be converted and such information regarding the account in which the relevant Company Shares are held in the book-entry system as is necessary to enable to company to effect the conversion (a “Class A Share Conversion Notice”).

(c) The company’s board of directors shall carry out the conversion and notify the Trade Register of the changes in the number of shares in the share classes as soon as practically possible and no later than within fourteen (14) days from having received a Class A Share Conversion Notice. The company may request that a note restricting the shareholder's right to Transfer Class A shares prior to completion of the conversion thereof into Class B shares shall be entered in the book-entry account of the shareholder.

6 (7)

(d) The company has an independent right, regardless of whether a Class A Share Conversion Notice has been made in accordance with section 21(b), to convert into Class B shares any Class A shares acquired by Theta Group. Further, if Theta Group has come to own Class A shares as a result of a conversion of Class B shares pursuant to section 20, and it becomes reasonably apparent that the completion of the relevant Conversion Event will not occur within the next thirty (30) days, then the company’s board of directors has the right (after having consulted with Theta) to convert into Class B shares any Class A shares so held by Theta Group, and Theta shall have a corresponding right to demand such conversion.

(e) A Class A share is converted into a Class B share on a one-to-one (1:1) conversion ratio.

(f) A Class A share shall be considered to have been converted into a Class B share once the entry into the Trade Register has been made. The company shall without delay notify the owner whose Class A shares have been converted and the book-entry register keeper that the conversion has been registered.

(g) If necessary, the company’s board of directors shall provide further instructions on the process of the conversion, provided that such instructions are not prejudicial to the rights of Theta Group or owners of Class B shares.

§ 22 Certain definitions

Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them below:

i.

“Beneficially Own” with respect to any securities means the power to vote or direct the voting of, or to dispose or direct the disposition of, such securities, and the term “Beneficial Ownership” shall have the correlative meaning;

ii.

"Business Day" means any day, other than a Saturday or Sunday, on which banks are open for general business in Helsinki, Finland and New York, New York, United States of America;

iii.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person;

iv.

“Company Change of Control” means (i) the acquisition of Capital Stock of the company pursuant to a tender offer, exchange offer, merger, consolidation, dissolution, recapitalization, refinancing or under any other circumstances that would result, directly or indirectly, in a Person or group of Persons acting in concert holding more than fifty per cent (50%) of the voting securities of the company, or (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of the company and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert);

v.

“Ownership Threshold” means with respect to any right of the Theta Group or an owner of Class B shares that is contingent upon the Theta Group or such owner of Class B shares maintaining a minimum level of ownership of Company Shares, such minimum level of ownership of Company Shares;

vi.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or other organizational form;

vii.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person;

viii.

“Transfer” means any direct or indirect sale, transfer, assignment, gift, placement in trust (voting or otherwise) or other disposition of any kind to any Person (excluding pledges and other security interests and hedging and derivative transactions);

ix.

"Theta Change of Control" means (i) the acquisition of Capital Stock of Theta pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or under any other circumstances that would result, directly or indirectly, in a Person or a group of Persons acting in concert with respect to such acquisition holding more than fifty per cent (50%) of the outstanding voting securities of Theta, (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of Theta and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert), or (iii) the adoption of a plan relating to the liquidation or dissolution of Theta; and

x.

“Theta Group” means Theta and its Subsidiaries.

7 (7)

§ 23 Amendment of the Articles of Association

As long as Theta Group owns Class B shares, any amendment of the following sections of these articles of association (whether by amendment or deletion thereof, or by insertion of new sections conflicting therewith) requires the consent of Theta:

§ 3 (including the creation of additional share classes by amendment of § 3 or otherwise); § 5; § 6; § 7; § 8; § 9; § 10; § 11; § 12 to the extent the amendment concerns (i) the maximum number of members of the board of directors or (ii) the term of the Theta Designees; § 18 to the extent the amendment concerns the manner in which the resolution on discharge from liability of the board of directors and managing director shall be made; § 19; § 20; § 21; § 22, §23 and §25.

§ 24 Company's liability for breaches of the Articles of Association

The company shall be liable in damages for any loss caused to a shareholder of the company as a result of the company's deliberate or negligent breach of these Articles of Association. This provision shall not limit the statutory liability of the company, the members of the board of directors and the managing director.

§ 25 Settlement of disputes

Any disputes between the company, the shareholders, the Board of Directors or its member, the Managing Director and/or an auditor shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. Arbitration proceedings are to be held in Finnish or in Swedish in Helsinki, if no party demands that the arbitration proceedings are to be held in English.

To the extent Theta or any member of Theta Group is a party to the dispute, the arbitration tribunal shall always consist of three (3) members.